                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------

                          PRO FORMA VALUATION REPORT
                            MUTUAL HOLDING COMPANY
                                STOCK OFFERING


                               NCRIC GROUP, INC.
                                WASHINGTON, DC



                                 DATED AS OF:
                               DECEMBER 4, 1998

--------------------------------------------------------------------------------


                                 PREPARED BY:

                               RP FINANCIAL, LC.
                            1700 NORTH MOORE STREET
                                  SUITE 2210
                          ARLINGTON, VIRGINIA 22209

RP FINANCIAL, LC.
--------------------------------------------
Financial Services Industry Consultants




                                                  December 4, 1998

     Board of Directors
     NCRIC Group, Inc.
     1115 30th Street, N.W.
     Washington, DC  20007

     Members of the Board:

          At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the reorganization described below. This Appraisal may be relied upon by the Department of Insurance and Securities Regulation of the District of Columbia (the "Department") in its review of the reorganization.

     Description of Reorganization and Stock Issuance Plan
     -----------------------------------------------------

          We understand that the National Capital Reciprocal Insurance Company (the "Reciprocal") will reorganize into a stock insurance company with a mutual holding company parent (the "Reorganization"). Pursuant to a Plan of Reorganization (the "Plan"), the Reciprocal will form a mutual insurance holding company called NCRIC, A Mutual Holding Company ("Mutual Holding Company"). The Reciprocal will continue its corporate existence as a stock insurance company by adopting articles of incorporation which will authorize the issuance of capital stock. The Reciprocal's name will be changed to NCRIC, Inc. (the "Company"). All of the initially outstanding shares of the capital stock of the Company will be issued to the Mutual Holding Company. Through a series of share transfers, two newly-formed intermediate stock holding companies, NCRIC Holdings, Inc. ("Holdings") and NCRIC Group, Inc. ("Group"), will be inserted between the Mutual Holding Company and NCRIC, Inc. Immediately after the Reorganization, the Mutual Holding Company will directly own by Holdings, which will directly own Group, which will directly own NCRIC, Inc. Hereinafter, NCRIC, Inc. and Group are collectively referred to as NCRIC or the Company unless specifically noted otherwise.

          The reorganization permits NCRIC to issue capital stock as long as the Mutual Holding Company retains direct or indirect control of at least a majority of the outstanding shares of NCRIC, Inc. Management has indicated its intention to raise additional capital through the issuance of common stock to the public. The number of shares of common stock sold to the public will equal approximately 40 percent of the shares outstanding, and the number of shares owned by the Mutual Holding Company following the offering will be approximately 60 percent of the shares issued in the offering.

Board of Directors
December 4, 1998
Page 2


     It is anticipated that the public shares will be issued to: (1) NCRIC's insureds and extended reporting endorsement holders as of December 31, 1998; (2) the ESOP and Stock Award Plan; and (3) directors, officers and employees of the Mutual Holding Company and its subsidiaries. Any shares that are not sold in the Subscription offering may be offered in the Community offering. Preference in the Community Offering will be given to: (1) holders of policies originally issued after December 31, 1998; (2) providers of goods and services to the Company; (3) residents of the District of Columbia and the states of Virginia and Maryland (the "Local Community"); and (4) insureds under policies issued by Commonwealth Medical Liability Insurance Company, a subsidiary of NCRIC.

     Immediately following the offering, the primary assets of Group will be the capital stock of NCRIC, Inc. and the capital stock of Healthcare Consulting, Inc. and the net offering proceeds after deducting amounts utilized to fund the ESOP and Stock Award Plan stock purchases and repay the $5.1 million indebtedness incurred in connection with currently pending acquisitions.

RP Financial, LC.
-----------------

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for companies undertaking the demutualization process including mutual savings institutions and insurance companies. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of NCRIC and the other parties engaged by the Company to assist in the stock issuance process.

Valuation Methodology
---------------------

     In preparing our appraisal, we have reviewed the related applications, including the prospectus as filed with the Securities and Exchange Commission ("SEC") and the Department. We have conducted a financial analysis of the Company that has included a review of its audited financial information for fiscal years ended December 31, 1995 through 1997 and unaudited financial and other information through September 30, 1998 and due diligence related discussions with the Company's management and directors; Deloitte & Touche, the Company's independent auditor; Tillinghast-Towers Perrin, the Company's independent actuary; Arent Fox Kintner Plotkin & Kahn, PLLC, the Company's counsel in conjunction with the Reorganization and offering; Sandler O'Neill & Partners, L.P., the financial and marketing advisor in connection with Group's stock offering; and Luse Lehman Gorman Pomerenk & Schick, P.C., underwriter's counsel. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Board of Directors
December 4, 1998
Page 3


     We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for insurance companies, including those with a similar line of business, and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the Reorganization and stock offering on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded insurance companies sharing similar lines of business. We have reviewed conditions in the securities markets in general and in the market for insurance company stocks in particular, including the market for existing insurance companies and the market for the newly issued stock offered by demutualized insurance companies. We have also considered the expected market for Group's public shares. We have excluded from such analyses insurers subject to announced or rumored acquisition, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors and actuaries, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors and actuaries, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Company, the Mutual Holding Company and Group and for all insurance companies and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for insurance companies and medical malpractice insurers, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of insurers as a whole or NCRIC's value alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of Group or the Company following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which Group's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Board of Directors
December 4, 1998
Page 4


Valuation Conclusion
--------------------

     It is our opinion that, based on stock prices as of December 4, 1998 and financial statements through September 30, 1998, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to Holdings, taking into account the pro forma impact of pending acquisitions and the related dilutive impact of the 30,000 shares issued to the HCI, HCIV and EBSI shareholders at the completion of the offering and acquisition, was $28,300,000 at the midpoint, equal to 2,830,000 shares issued at a per share value of $10.00 for the public shares. Pursuant to the Company's structure of the offering, which incorporates a 15 percent offering range around the midpoint value, the offering range extends from a minimum of $23,800,000 to a maximum of $32,200,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to an offering range of 2,380,000 shares at the minimum to 3,220,000 shares at the maximum. Taking into account the shares sold in the offering plus the 30,000 shares issued to the principals of HCI concurrent with the offering, the market value of all shares would be as follows:

                         Total Shares                   Aggregate Market Value(1)
               --------------------------------  ----------------------------------------
                             Shares                               Shares
                             Issued                               Issued
                 Offering    in HCI    Total        Offering      in HCI       Total
                Shares(1)     Deal   Shares(2)     Shares(1)       Deal      Shares(2)
               ------------  ------  ----------  --------------  --------  --------------
Minimum        2,380,000     30,000  2,410,000   $23,800,000     $300,000  $24,100,000
Midpoint       2,800,000     30,000  2,830,000    28,000,000      300,000   28,300,000
Maximum        3,220,000     30,000  3,250,000    32,200,000      300,000   32,500,000

(1)  Pursuant to a full stock demutualization.
(2)  Based on a $10.00 per share price.

     The Board of Directors has established a public offering range such that the public ownership of Group will constitute a 40 percent ownership interest of the shares before the 30,000 issued in the acquisitions, with the Mutual Holding Company owning the majority of the shares. Accordingly, the offering range to the public of the minority stock will be $9,520,000 at the minimum, $11,200,000 at the midpoint and $12,880,000 at the maximum. The resulting market value of publicly issued shares, including the 30,000 shares issued to the principals of HCI, would be as follows:

Board of Directors
December 4, 1998
Page 5


                           Total Public Shares         Market Value of Public Shares
                       ----------------------------  ----------------------------------
                                  Shares                           Shares
                                  Issued    Total                  Issued      Total
               MHC     Offering   in HCI   Public     Offering     in HCI     Public
             Shares     Shares     Deal    Shares      Shares       Deal      Shares
            ---------  ---------  ------  ---------  -----------  --------  -----------
Minimum     1,428,000    952,000  30,000    982,000  $ 9,520,000  $300,000  $ 9,820,000
Midpoint    1,680,000  1,120,000  30,000  1,150,000   11,200,000   300,000   11,500,000
Maximum     1,932,000  1,288,000  30,000  1,318,000   12,880,000   300,000   13,180,000

Limiting Factors and Considerations
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Company as of September 30, 1998, the date of the financial data included in the prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated and such updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for the shares of insurers. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and interest rates. Should any such new developments or changes be material, in our opinion, to the

Board of Directors
December 4, 1998
Page 6


valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                         Respectfully submitted,


                                         RP FINANCIAL, LC.

                                         /s/Ronald S. Riggins
                                         --------------------------------
                                         Ronald S. Riggins
                                         President and Managing Director


                                         /s/James P. Hennessey
                                         --------------------------------
                                         James P. Hennessey
                                         Senior Vice President

RP Financial, LC.

                               TABLE OF CONTENTS
                               NCRIC GROUP, INC.
                                WASHINGTON, DC

                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------
CHAPTER ONE                   OVERVIEW AND FINANCIAL ANALYSIS
-----------

   Introduction                                                             1.1
   Strategic Overview                                                       1.3
   NCRIC MSO                                                                1.5
   Pending Acquisitions                                                     1.5
   Reasons for Minority Stock Offering                                      1.6
   Balance Sheet Trends                                                     1.8
   Income and Expense Trends                                                1.14
   Claims and Risk Exposure                                                 1.20
   Reinsurance                                                              1.21
   Subsidiaries                                                             1.23
   Year 2000 Compliance                                                     1.25
   Legal Proceedings                                                        1.25

CHAPTER TWO                   MARKET AREA
-----------

   Introduction                                                             2.1
   Primary Market Area                                                      2.1

CHAPTER THREE                 PEER GROUP ANALYSIS
-------------

   Peer Group Selection                                                     3.1
   Financial Condition                                                      3.6
   Income and Expense Components                                            3.9
   Analysis of Risk Factors                                                 3.14
   Investment Portfolio Composition                                         3.16
   Summary                                                                  3.16

RP Financial, LC.

                               TABLE OF CONTENTS
                               NCRIC GROUP, INC.
                                WASHINGTON, DC
                                  (CONTINUED)

                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------
CHAPTER FOUR                  VALUATION ANALYSIS
------------

   Introduction                                                            4.1
   RP Financial Approach to the Valuation                                  4.1
   Valuation Analysis                                                      4.2
       1.  Financial Condition                                             4.2
       2.  Profitability, Growth and Viability of Earnings                 4.3
       3.  Risk Assessment                                                 4.4
       4.  Primary Market and Growth                                       4.5
       5.  Dividends                                                       4.5
       6.  Liquidity of the Shares                                         4.7
       7.  Marketing of the Issue                                          4.7
                A.  The Public Market                                      4.8
                B.  The New Issue Market                                   4.10
                C.  Mutual Holding Company Structure                       4.13
       8.  Organization                                                    4.16
       9.  Regulatory Environment                                          4.16
   Summary of Adjustments                                                  4.16
   Valuation Approaches                                                    4.17
   Valuation Conclusion                                                    4.23
   MHC Offering Range                                                      4.23

RP Financial, LC.

                                LIST OF TABLES
                               NCRIC GROUP, INC.
                                WASHINGTON, DC

TABLE
NUMBER              DESCRIPTION                                             PAGE
------              -----------                                             ----
  1.1   Historical Balance Sheets                                           1.9
  1.2   Investment Portfolio Summary                                        1.11
  1.3   Historical Income Statements (% of Average Assets)                  1.16
  1.4   Historical Income Statements (% of Revenues)                        1.17
  1.5   Reinsurance Data as of December 31, 1997                            1.23


  2.1   Summary Demographic Data                                            2.2
  2.2   Labor Force, July 1995                                              2.3
  2.3   Occupations of District of Columbia Residents, 1990                 2.4
  2.4   Employment in the District of Columbia, 1995 and 2000 (Proj.)       2.5
  2.5   Top Ten Business and Institutional Employers                        2.5
  2.6   September 1998 Unemployment Data                                    2.6


  3.1   Peer Group of Publicly-Traded Insurance Companies                   3.3
  3.2   Balance Sheet Composition and Growth Rates                          3.7
  3.3   Income and Expenses as a Percent of Average Assets                  3.11
  3.4   Income and Expenses as a Percent of Trailing 12 Month Revenues      3.12
  3.5   Analysis of Risk Factors                                            3.15
  3.6   Composition of Cash and Investments                                 3.17


  4.1   Comparative Growth Analysis/comparable Institution Analysis         4.6
  4.2   Dow Jones Insurance Index and Industrial Index                      4.9
  4.3   Selected Recent Insurance Company Demutualizations                  4.11
  4.4   Calculation of Implied Per Share Data                               4.14
  4.5   Public Market Pricing                                               4.25
  4.6   Public Market Pricing                                               4.26

RP Financial, LC.
Page 1.1

                      I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction
------------

     National Capital Reciprocal Insurance Company (the "Reciprocal"), organized in 1980, is a reciprocal insurance company subject to the laws of the District of Columbia. As a reciprocal insurance company, the Reciprocal is an unincorporated association with no capital stock issued and is controlled by its members, i.e., policyholders (also known as insureds). The policyholders act through a designated attorney-in-fact, National Capital Underwriters, Inc. ("NCUI"), which is a wholly-owned subsidiary of the Reciprocal. The Reciprocal is licensed to conduct business in the District of Columbia ("the District") and Maryland. Additionally, through Commonwealth Medical Liability Insurance Company ("CML"), a wholly-owned subsidiary, the Reciprocal also conducts business in Virginia. CML is also licensed to do business in West Virginia and a license to do business in Delaware is pending regulatory approval. The Reciprocal is subject to the laws and regulations of each of the jurisdictions in which it is licensed to do business. The Reciprocal's primary regulators include the Department of Insurance and Securities Regulation of the District of Columbia (the "Department") and the Bureau of Insurance of the Commonwealth of Virginia.

     The Reciprocal was formed in 1980 to address rapidly escalating medical malpractice liability costs, both nationally and regionally. The Reciprocal has grown and expanded revenue sources, both in terms of the number of insureds as well as the types of activities. At September 30, 1998, the Reciprocal had total assets of $135.9 million, liabilities of $104.0 million and total equity of $31.9 million, equal to 23.47 percent of assets. For the twelve months ended September 30, 1998, the Reciprocal reported gross revenues of $24.1 million and net income of $2.7 million, for a return of 2.10 percent of average assets and a net profit margin of 11.20 percent. The Reciprocal is rated A- (Excellent) by A.M. Best Company, Inc.

     The Reciprocal believes that it maintains (1) the largest market share for medical malpractice insurance in the District, with a total of 942 insured physicians, and (2) a relatively strong market share in Maryland, particularly Montgomery County. The Reciprocal believes that its prominent position is, in large part, due to the loyalty of insured physicians attributable to

RP Financial, LC.
Page 1.2

high quality personalized service provided, the effectiveness of claims management procedures (which has resulted in favorable claims results for insured physicians), and the focus on the local physician marketplace in the face of a continual change in the composition of out-of-market competitors. Such loyalty is demonstrated by the high policy retention rate, which approximated 97 percent for the 1998 policy year. The number of the Reciprocal insureds by jurisdiction, including CML, is reflected below.

                   Reciprocal Policyholders by Jurisdiction
                           As of September 30, 1998

                                             Total Policyholders
                                             -------------------
                                     Number                     % of Total
                                     ------                     ----------
     District of Columbia             942                          78.4%
     Maryland                         169                          14.1
     Virginia                          90                           7.5
                                       --                           ---
       Total Insureds               1,201                         100.0%


     Note: CML has recently become licensed to sell insurance in West Virginia but has not issued any policies in this jurisdiction to date. A license to sell insurance in Delaware is currently pending.

     The Reciprocal will reorganize into a stock insurance company with a mutual holding company parent (the "Reorganization"), called NCRIC, A Mutual Holding Company (the "Mutual Holding Company") and will adopt Articles of Incorporation which will change its name to NCRIC, Inc., and authorize the issuance of capital stock. Two newly-formed intermediate stock holding companies, NCRIC Holdings, Inc. ("Holdings") and NCRIC Group, Inc. ("Group") will be created in the Reorganization between the Mutual Holding Company and NCRIC, Inc., such that the Mutual Holding Company will directly own Holdings, which will directly own Group, which will directly own NCRIC, Inc. Hereinafter, Group and its subsidiaries and their predecessors will be referred to as "NCRIC" or the "Company". The Mutual Holding Company's initial capitalization will be $250,000. A chart showing the structure of the Reciprocal's organization is included as
Exhibit I-2.

     The Reorganization has been undertaken in order to facilitate the Company's access to additional capital resources. In this regard, it is anticipated that NCRIC will undertake an initial

RP Financial, LC.
Page 1.3

public offering ("IPO") of common stock representing not more than 49.9 percent of its voting common stock, with the Mutual Holding Company indirectly retaining at least a 50.1 percent controlling interest. It is not anticipated that the Mutual Holding Company, Holdings or Group will engage in any business activity other than ownership of their respective subsidiaries at this time.

     This valuation analysis is based on NCRIC's financial statements pursuant to Generally Accepted Accounting Principles ("GAAP"), which is the method of financial reporting required by the Securities and Exchange Commission ("SEC"). The Company also prepares financial reports in accordance with Statutory Accounting Practices ("SAP") pursuant to Department regulations. Where appropriate, we reference the Company's financial data in accordance with SAP.

Strategic Overview
------------------

     The Company was formed in 1980 to address rapidly escalating professional liability costs for physicians in the District. Claims-related losses in the mid-to late-1980s were greater than anticipated, impairing the Company's earnings. At that time, NCRIC addressed the weakened financial condition by raising the premium structure and adjudicating claims aggressively.

     Commencing in the early 1990s, NCRIC began diversifying operations modestly, including the formation of an insurance brokerage subsidiary (National Capital Insurance Brokerage, Ltd., or "NCIB") and acquisition of an insurance agency subsidiary (NCRIC Insurance Agency, Inc., or "NIA"). The insurance brokerage subsidiary was formed primarily for the purpose of reducing reinsurance-related commissions, while the insurance agency was purchased in an attempt to provide other insurance-related products to physician policyholders, such as life and health insurance.

     Also, NCRIC pursued geographic diversification in response to market conditions prevailing in the District by expanding into Maryland and, through the establishment of CML, into Virginia. Reasons for geographic diversification included: (1) the lack of tort reform in the District, which has resulted in escalating premiums for policyholders as well as loss and loss

RP Financial, LC.
Page 1.4

adjustment expenses ("LAE") for NCRIC; (2) on-going population and business shrinkage in the District, which led to a shrinking base of physicians as well; and (3) the rapid expansion of managed care, which reduced the pool of potential policyholders (large managed care organizations may be self-insured, operate captive insurers and/or purchase medical malpractice insurance for employee physicians on a large-scale basis).

     In 1993, the Company repaid subordinated surplus loan debentures, which were utilized to capitalize NCRIC upon formation, which enabled the establishment of a discretionary renewal premium dividend credit, which gave NCRIC a competitive advantage. To assist in customer retention, NCRIC established the NCRIC Physicians Organization ("NCRIC PO") in 1994, which is a coalition of physicians working together with hospitals and ancillary providers to provide a health care structure to assist insured physicians to more effectively compete against managed care. The NCRIC PO provides the benefits of a managed care network while leaving health care decisions in the physicians' hands. To date, success of the NCRIC PO has been limited.

     In 1996, under the direction of a new Chief Executive Officer ("CEO") and the Board of Governors, NCRIC commenced a comprehensive review of operations, strengths and weaknesses, and external factors impacting the business, with the objective of charting a course for the future. The strategic plan was designed to address the significant changes in the health care environment in recent years and expected trends, particularly those factors related to the emergence of managed care which negatively impacted the practice of private physicians. In this regard, physicians found it more difficult to maintain a private practice, forcing many to join or contractually affiliate with managed care organizations, healthcare delivery systems or practice management organizations, a trend which diminished revenues for medical malpractice insurance companies. In addition, the consolidation has reduced primary medical malpractice insurance premiums paid by healthcare systems, as larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies.

     In the face of such risks, NCRIC identified opportunities to diversify revenues, capitalize on the loyalty of insured physicians and the physicians' desire to remain independent. The goals of NCRIC's business plan are as follows.

RP Financial, LC.
Page 1.5

               1. Increase financial strength and stability through strategies consistent with the needs of health care providers and pursue opportunities in both insurance and non-insurance ventures.

               2. Pursue revenue growth through retention, direct and agent produced new business and corporate diversification.

               3. Provide personal, responsive policyholder services while developing new innovative tools to meet the changing needs of health care providers and strategic partners.

               4. Create strategies, products and partnerships with organizations that support health care (hospitals, managed care organizations, etc.) and diversify into new products and geographic territories.

               5. Improve the Company's working environment through employee education and development .

               6. Continue to expand established role as a corporate leader in the metropolitan area civic community.

NCRIC MSO
---------

     To adjust to the economic pressures described above, physicians with private practices are seeking organizations that can help them achieve greater efficiencies and profitability without relinquishing control and ownership of their practice. Accordingly, in 1997, the Company formed a management services organization subsidiary, NCRIC MSO, Inc. (the "MSO"), to provide physicians with the staff, skills, information and technology to enhance management efficiencies and control physician overhead. The MSO's services are designed to enhance physician profitability and reduce liability risk, thus reducing loss risk, and present opportunities to cross-sell other products and services to physicians, including those not insured by NCRIC.

Pending Acquisitions
--------------------

     Consistent with the strategic plan, the Company has continued to pursue market and revenue expansion, primarily through acquisitions. NCRIC recently agreed in principal to acquire Healthcare Consulting, Inc. ("HCI"), a management services organization based in Lynchburg, Virginia, operating through a number of offices in Virginia and North Carolina. HCI

RP Financial, LC.
Page 1.6

offers medical practice support services comparable to the NCRIC MSO, but which are more fully developed as HCI has a longer operating history. Additionally, the Company will purchase all of the membership interests in HCI Ventures, LLC ("HCIV"), an organization which provides capital to management service organizations, and the assets of Employee Benefits Services, Inc. ("EBSI"). For the fiscal year ended December 31, 1997, HCI, HCIV and EBSI had total revenues of $4.0 million and reported net after-tax income $0.169 million. For the nine months ended September 30, 1998, total revenues equaled $3.5 million and net income equaled $67,000. The acquisition of HCI, HCIV and EBSI is projected to provide the infrastructure to significantly leverage the MSO's practice support services within existing markets, further broaden the geographic scope of NCRIC's operations to Virginia and North Carolina and facilitate the ability to cross-sell medical malpractice insurance to HCI's physician clients.

     It is anticipated that the Company will pay $5.1 million in cash and issue a $300,000 note which is mandatorily convertible to 30,000 Company common shares after the closing of the Stock Offering. The Company will pay a maximum of an additional $3.1 million in earnout provisions if HCI, HCIV and EBSI achieve pre-established earnings targets in 2000, 2001 and 2002. As a result of the transaction, on a preliminary basis, approximately $4.9 million of intangible assets are expected to be created, which will be amortized on a straight-line basis over a 20 year period. The resulting intangible assets may be subject to subsequent adjustment based on future payments made with respect to the earnout provisions of the agreement.

Reasons for Minority Stock Offering
-----------------------------------

     The Board believes geographic expansion and diversification of products and services are keys to NCRIC's ability to survive and prosper in the rapidly evolving health care environment. Since (1) targeted growth and diversification requires capital beyond expected earnings retention, (2) access to the capital markets is very limited as a reciprocal insurance company and (3) the Company has limited capacity pursuant to subsidiary investment limitations, the Board is determined to pursue the Reorganization to facilitate the ability to raise capital through a stock offering. The near-term deployment of the proceeds from the minority stock offering is described below:

RP Financial, LC.
Page 1.7

          . Group intends to use $5.1 million to repay indebtedness incurred in connection with the Practice Management and Financial Services Acquisitions.

          . A loan to the newly-formed employee stock ownership plan ("ESOP") to purchase 10 percent of the shares of common stock sold in the Stock Offering (the "ESOP Loan"), preliminarily ranging from $952,000 to $1,288,000. It is anticipated that the ESOP Loan will have a 10-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Stock Offering. The ESOP Loan will be repaid principally from NCRIC's contributions to the ESOP.

          . A loan to the Stock Award Plan in the amount necessary to purchase 5 percent of the shares of common stock sold in the Stock Offering (the "Stock Plan Loan"). The amount of the Stock Plan Loan may range from $476,000 to $644,000 based on a sale at the Purchase Price of 47,600 shares to the Stock Award Plan (at the minimum) and 64,400 shares to the Stock Award Plan (at the maximum). The Company anticipates that the Stock Plan Loan will have a five-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Stock Offering. The Stock Plan Loan will be repaid principally from NCRIC's contributions to the Stock Award Plan.

     On a short-term basis, the remaining net proceeds retained by NCRIC Group will be invested primarily in U.S. government securities, other federal agency securities and other interest-bearing securities. The net proceeds retained by NCRIC Group will be available for a variety of corporate purposes, including additional capital contributions, future acquisitions and for diversification of business and dividends to stockholders. The Company also may use a portion of the net proceeds to fund the purchase, through open market purchases, shares of stock pursuant to the exercise of stock options.

     The shares will be offered on a priority basis at the same price in a subscription offering to members, a community offering and, if necessary, a syndicated community offering. The subscription rights are also provided to directors, officers and employees.

RP Financial, LC.
Page 1.8

Balance Sheet Trends
--------------------

     Growth Trends
     -------------

          NCRIC's balance sheet growth has been moderate over the last three fiscal years, with assets increasing at a more rapid pace over the most recent nine month period (see Table 1.1 for details). Overall, the Company's total assets increased 18.6 percent from the end of fiscal 1995 to September 30, 1998, to equal $135.9 million. The composition of assets has been subject to moderate change with investment securities ranging from 75 to 80 percent of assets.

          Liabilities also reflects modest growth over the most recent three fiscal years, increasing from $88.7 to $94.4 million between fiscal year end 1995 and 1997. Liabilities increased substantially over the first nine months of fiscal 1998 to $104.0 million. The composition of liabilities reflects considerable change since fiscal 1995, particularly as the balance of funds held for Retrospective Premiums Accrued sharply declined in 1998, while the level of loss and LAE increased ("Policy Reserves").

          The equity balance generally increased since fiscal 1995 but decreased modestly during 1996, as earnings were more than offset by a negative $1.3 million valuation adjustment on securities classified as available for sale ("AFS"). Subsequently, the combination of retained earnings coupled with a $1.1 million positive adjustment on AFS securities led to an increase in the equity balance to $27.5 million as of the end of fiscal 1997. Equity increased to $31.9 million as of September 30, 1998 reflecting, in large part, the benefit of favorable loss development compared to prior estimates.

          The moderate balance sheet expansion reflects the local operating environment. Future growth is expected to be far more dependent upon entering new markets rather than enhancing market share within the District. The additional capital generated through the minority stock offering is expected to further facilitate NCRIC's ability to expand and diversify business lines.

RP Financial, LC


                                   Table 1.1
        National Capital Reciprocal Insurance Company and Subsidiaries
                           Historical Balance Sheets

                                                                       At December 31, 1995          At December 31, 1996
                                                                       --------------------          --------------------
                                                                                     % of                            % of
                                                                         Amount     Assets              Amount     Assets
                                                                         ------     ------              ------     ------
                                                                         ($000)       (%)               ($000)       (%)
                          ASSETS
                          ------
INVESTMENTS:
  Securities Available for Sale, At Fair Value:
    Bonds and U.S. Treasury Notes                                     $  78,650     68.68%          $  84,730       72.63%
    Preferred Stocks                                                      4,805      4.20%              4,856        4.16%
                                                                      ---------   -------           ---------     -------
      Total Securities Available for Sale                             $  83,455     72.88%          $  89,586       76.79%
    Real Estate, Net of Accumulated Depreciation of
     $454,000 in 1996 and $403,000 in 1995                                1,475      1.29%              1,422        1.22%
                                                                      ---------   -------           ---------     -------
        Total Investments                                             $  84,930     74.16%          $  91,008       78.01%

OTHER ASSETS:
  Cash and Cash Equivalents                                               8,135      7.10%              5,016        4.30%
  Accrued Investment Income                                               1,018      0.89%              1,111        0.95%
  Reinsurance Receivable from Reinsurers                                    128      0.11%                 44        0.04%
  Reinsurance Recoverable                                                16,182     14.13%             14,679       12.58%
  Federal Income Taxes Recoverable                                            -      0.00%                432        0.37%
  Deferred Federal Income Taxes                                           2,999      2.62%              3,495        3.00%
  Premiums Receivable                                                       152      0.13%                417        0.36%
  Property & Equipment, Net of Accum. Depr. Of
   $339,000 in 1997, $184,000 in 1996, & $124,000 in 1995                   304      0.27%                205        0.18%
  Deferred Policy Acquisition Costs                                           -      0.00%                  -        0.00%
  Other Assets                                                              667      0.58%                257        0.22%
                                                                      ---------   -------           ---------     -------
     TOTAL ASSETS                                                     $ 114,516    100.00%          $ 116,664      100.00%
                                                                      =========    ======           =========      ======

                   LIABILITIES & EQUITY
                   --------------------
LIABILITIES:
  Losses and Loss Adjustment Expenses:
    Losses                                                            $  56,401     49.25%          $  51,035       43.75%
    Loss Adjustment Expenses                                             15,632     13.65%             20,171       17.29%
                                                                      ---------   -------           ---------     -------
      Total Losses and Loss Adjustment Expenses                       $  72,033     62.90%          $  71,206       61.04%

  Other Liabilities:
    Retrospective Premium Accrued Under Reinsurance Treaties             12,028     10.50%             14,804       12.69%
    Renewal Credit Dividends to Policyholders                             1,642      1.43%              1,486        1.27%
    Advance Premiums                                                        935      0.82%                913        0.78%
    Unearned Premiums                                                         -      0.00%                  -        0.00%
    Federal Income Taxes Payable                                            395      0.34%                  -        0.00%
    Accounts Payable and Accrued Expenses                                   728      0.64%                755        0.65%
    Other Liabilities                                                       973      0.85%              2,076        1.78%
                                                                      ---------   -------           ---------     -------
      TOTAL LIABILITIES                                               $  88,734     77.49%          $  91,240       78.21%

      EQUITY                                                          $  25,782     22.51%          $  25,424       21.79%

        TOTAL LIABILITIES & EQUITY                                    $ 114,516    100.00%          $ 116,664      100.00%
                                                                      =========   =======           =========     =======

                                                                  At December 31, 1997      At September 30, 1998
                                                                  --------------------      ---------------------
                                                                                % of                       % of
                                                                    Amount     Assets         Amount      Assets
                                                                    ------     ------         ------      ------
                                                                    ($000)       (%)          ($000)       (%)
                          ASSETS
                          ------
INVESTMENTS:
  Securities Available for Sale, At Fair Value:
    Bonds and U.S. Treasury Notes                                  $   90,036    73.90%       $  98,612     72.59%
    Preferred Stocks                                                    4,326     3.55%           5,273      3.88%
                                                                   ----------   ------        ---------    ------
      Total Securities Available for Sale                          $   94,362    77.45%       $ 103,885     76.47%
    Real Estate, Net of Accumulated Depreciation of
     $454,000 in 1996 and $403,000 in 1995                                  -     0.00%               -      0.00%
                                                                   ----------   ------        ---------    ------
        Total Investments                                          $   94,362    77.45%       $ 103,885     76.47%

OTHER ASSETS:
  Cash and Cash Equivalents                                             4,065     3.34%           5,159      3.80%
  Accrued Investment Income                                             1,317     1.08%           1,176      0.87%
  Reinsurance Receivable from Reinsurers                                  255     0.21%               3      0.00%
  Reinsurance Recoverable                                              17,077    14.02%          20,600     15.16%
  Federal Income Taxes Recoverable                                         89     0.07%               -      0.00%
  Deferred Federal Income Taxes                                         2,793     2.29%           2,630      1.94%
  Premiums Receivable                                                   1,263     1.04%           1,081      0.80%
  Property & Equipment, Net of Accum. Depr. Of
   $339,000 in 1997, $184,000 in 1996, & $124,000 in 1995                 509     0.42%           1,079      0.79%
  Deferred Policy Acquisition Costs                                         -     0.00%             110      0.08%
  Other Assets                                                            111     0.09%             127      0.09%
                                                                   ----------   ------        ---------    ------
     TOTAL ASSETS                                                  $  121,841   100.00%       $ 135,850    100.00%
                                                                   ==========   ======        =========    ======

                   LIABILITIES & EQUITY
                   --------------------
LIABILITIES:
  Losses and Loss Adjustment Expenses:
    Losses                                                         $   53,661    44.04%       $  62,045     45.67%
    Loss Adjustment Expenses                                           21,475    17.63%          20,285     14.93%
                                                                   ----------   ------        ---------    ------
      Total Losses and Loss Adjustment Expenses                    $   75,136    61.67%       $  82,330     60.60%

  Other Liabilities:
    Retrospective Premium Accrued Under Reinsurance Treaties           13,762    11.30%           7,721      5.68%
    Renewal Credit Dividends to Policyholders                           2,092     1.72%           1,266      0.93%
    Advance Premiums                                                      487     0.40%               4      0.00%
    Unearned Premiums                                                     403     0.33%           6,950      5.12%
    Federal Income Taxes Payable                                            -     0.00%           1,759      1.29%
    Accounts Payable and Accrued Expenses                               1,135     0.93%           1,715      1.26%
    Other Liabilities                                                   1,340     1.10%           2,225      1.64%
                                                                   ----------   ------        ---------    ------
      TOTAL LIABILITIES                                            $   94,355    77.44%       $ 103,970     76.53%

      EQUITY                                                       $   27,486    22.56%       $  31,880     23.47%

        TOTAL LIABILITIES & EQUITY                                 $  121,841   100.00%       $ 135,850    100.00%
                                                                   ==========   ======        =========    ======

Source:  NCRIC and subsidiaries audited financial statements.

RP Financial, LC.
Page 1.10



     Investment Securities
     ---------------------

          Investment decisions are made by two third party investment managers retained by NCRIC who comply with policies established and supervised by the Board of Directors. NCRIC's investment policy is relatively conservative and has placed primary emphasis on investment grade, fixed maturity securities and the maximization of after-tax yields. Fixed income securities must be rated "A" or higher by Moody's or Standard & Poors at the time of purchase and the average quality of the portfolio must be at least "AA". There is no limitation on the maturity of any individual investment but no more than 25 percent of the portfolio may be invested in securities in excess of 15 years. The specific objectives of the Company's investment policy are as follows:

     1. Increasing investment income to reduce the cost of insurance for policyholders;

     2.   Funding the claim liabilities of the Company;

     3. Protecting equity in order to maintain or increase the stability and achieve a favorable rating from ratings organization; and

     4.   Maximizing after-tax investment return.

          As of September 30, 1998, NCRIC's investment portfolio totaled $103.9 million, equal to 76.47 percent of assets, and was comprised of $98.6 million of bonds and $5.3 million of preferred stocks.

          Over the last three fiscal years, the structure of the investment portfolio has changed modestly as the Company emphasized after-tax returns in formulating the investment strategy, which led to an increased level of tax advantaged securities. Table 1.2 reflects the composition of the investment portfolio since December 31, 1995. Currently, all investment securities are classified as AFS in order to maximize flexibility with respect to portfolio management.

          NCRIC may increase the risk profile of the investment portfolio, within the constraints imposed by the investment policy, as the current interest rate environment (a relatively flat yield curve and relatively low interest rates) may lead to lower investment yields.

RP Financial, LC.

                                   Table 1.2
                 National Capital Reciprocal Insurance Company
                         Investment Portfolio Summary

                                                       As of December 31,                                 As of September 30,
                              -------------------------------------------------------------------------
                                        1995                  1996                      1997                     1998
                              ----------------------   ----------------------   -----------------------   -------------------
                                  ($000)       (%)      ($000)          (%)       ($000)          (%)      ($000)       (%)
U.S. Government and Agencies       $31,136    37.31%     $19,782       22.08%      $28,401       30.10%     $30,852    29.70%
Corporate                           18,856    22.59%      13,388       14.94%       16,534       17.52%      19,539    18.81%
Tax-Exempt Obligations                 761     0.91%      20,127       22.47%       21,182       22.45%      20,552    19.78%
Mortgage-Backed Securities          27,897    33.43%      31,434       35.09%       23,918       25.35%      27,669    26.63%
                                   -------   -------     -------      -------      -------      -------    --------   -------
Bond Portfolio                     $78,650    94.24%     $84,730       94.58%      $90,036       95.42%     $98,612    94.92%
Preferred Stocks                     4,805     5.76%       4,856        5.42%        4,326        4.58%       5,273     5.08%
                                   -------   -------     -------      -------      -------      -------    --------   -------

Total Investment Portfolio         $83,455   100.00%     $89,586      100.00%      $94,362      100.00%    $103,885   100.00%

Source:  Audited and unaudited financial reports.

RP Financial, LC
Page 1.12



     Reinsurance Recoverable
     -----------------------

          The Company establishes a reinsurance recoverable asset reflecting the actuarial established value of funds to be recovered from reinsurance treaties (or contracts) pursuant to SFAS No. 113. As of September 30, 1998, the reinsurance recoverable assets totaled $20.6 million, equal to 15.2 percent of total assets. The reinsurance recoverable assets are reviewed at least semi-annually by both management and the independent actuaries, Tillinghast-Towers Perrin. Management believes that all of the reinsurance recoverable assets are collectible in full.

     Real Estate
     -----------

          NCRIC sold the building housing the executive and administrative offices on November 7, 1997, for approximately $1.2 million, recognizing a $0.2 million loss on the sale. NCRIC leased back the former offices through April 1998, at which time it moved into new leased offices.

          Upon vacating the former offices, NCRIC moved the executive and administrative operations into newly renovated office space in Washington, D.C. The lease term is for ten years with a monthly base rent of $35,123 and a 2 percent annual escalator.

     Other Assets
     ------------

          The Company's other assets consist of cash and cash equivalents, deferred income taxes, premiums receivables, property and equipment, and various other miscellaneous accruals and assets.

     Losses and Loss Adjustment Expenses
     -----------------------------------

          Losses and loss adjustment expenses comprise the largest segment of NCRIC's liabilities, equal to $82.3 million, or 60.6 percent of assets, as of September 30, 1998. The loss reserves have been increasing in dollar terms but decreasing as a percent of assets over the last several years reflecting: (1) the actual loss development in recent periods has been favorable; and (2) management's intention to maintain a conservative level of loss reserves.

          NCRIC determines the level of the loss and LAE reserves monthly and the reserve balances are reviewed periodically by the Company's independent actuary. The reserve

RP Financial, LC
Page 1.13

levels are established based on a projection of the ultimate losses through an actuarial analysis of the Company's claims history and other professional liability insurers, subject to adjustments deemed appropriate by management and the actuaries to account for changing circumstances. Included in the claims history are losses and LAE paid by the Company in prior periods and case reserves for anticipated losses and LAE developed by the Company's claims department as claims are reported and investigated. Since medical malpractice insurance is a long-tail line of business for which the initial loss and LAE estimates may be adversely impacted by events occurring long after the reporting of the claim, such as sudden severe inflation or adverse judicial or legislative decisions, management has indicated it seeks to establish loss and LAE reserves pursuant to its conservative guidelines.

     Retrospective Premiums Accrued
     ------------------------------

          Retrospective Premiums Accrued equaled $7.7 million, or 5.7 percent of total assets as of September 30, 1998, and represents management's estimates of future premiums due under swing rated reinsurance treaties. Management continually evaluates the adequacy of the reinsurance liabilities.

     Other Liabilities
     -----------------

          Other liabilities consist of renewal credit dividends to policyholders and a small amount of other miscellaneous liabilities. The renewal policy dividend credit is the result of the Company's practice of paying discretionary dividends to physician policyholders in the form of premium credits. The Company accrues for such credits on an interim basis and credits the policy at renewal. As of September 30, 1998, the accrued renewal dividend credit to policyholders totaled $1.3 million.

     Capital
     -------

          Earnings since the end of fiscal 1995 have led to GAAP equity growth to $31.9 million, equal to 23.47 percent of assets as of September 30, 1998. The addition of the offering proceeds will serve to further strengthen NCRIC's capital position and facilitate implementation of the business plan. As of September 30, 1998, the Company's capital was all tangible equity. The acquisitions of HCI, HCIV and EBSI, are anticipated to initially create approximately $4.9

RP Financial, LC
Page 1.14

million of intangible assets. Additional intangible assets may be potentially created subject to the earnout provisions of the agreement with the principals of HCI, HCIV and EBSI.

          NCRIC maintains capital surpluses relative to minimum regulatory requirements. The schedule below sets forth NCRIC's risk-based capital position as of the end of the last three fiscal years.

          Total Adjusted Capital Relative to Authorized Control Level
                     Statutory Accounting Practices Basis

                              Authorized Control Level         Total
                                 Risk-Based Capital       Adjusted Capital
                                 ------------------       ----------------
                                NCRIC          CML        NCRIC      CML
                                -----          ---        -----      ---
                                ($Mil)        ($Mil)      ($Mil)    ($Mil)
     December 31, 1997              $3.7         $0.14     $23.2      $4.9
     December 31, 1996               3.8          0.12      22.4       5.3
     December 31, 1995               4.8          0.16      21.2       4.6
     Source:  Prospectus.

Income and Expense Trends
-------------------------

     The Company has reported a generally favorable earnings trend since fiscal 1995, but profitability remains comparatively modest in relation to other publicly-traded medical malpractice insurers due to a relatively high combined ratio which has suppressed NCRIC's return on assets ("ROA") and return on equity ("ROE") measures. The favorable earnings trend reflects: (1) the reduced cost of reinsurance, as more favorable reinsurance treaties have been negotiated owing, in part, to the Company's favorable claims experience; (2) the favorable loss development for the years 1993-1995 produced a reduction in the swing rated premiums, which provided a benefit to earnings of approximately $8.4 million for the nine months ended September 30, 1998, as compared to $2.3 million for the nine months ended September 30, 1997; and (3) growth in investment income.

     Net income increased from $0.7 million, or 0.59 percent of average assets, in fiscal 1995, to $0.96 million, or 0.81 percent of average assets, in fiscal 1997, providing for an after-tax profit margin of 4.79 percent. For the twelve months ended September 30, 1998, with the

RP Financial, LC.
Page 1.15


favorable loss development pertaining to reinsured losses, NCRIC's net income equaled $2.7 million, or 2.10 percent of average assets, and a profit margin of
11.20 percent. The Company's recent operations reflected as a percent of average assets and total revenues are included as Table 1.3 and 1.4, respectively.

     Premium Income
     --------------

          Net premiums earned have increased substantially since fiscal 1995, primarily reflecting favorable loss development pertaining to reinsured losses. In this regard, premiums ceded have diminished and reflect a benefit in fiscal 1998, partially as a result of the renegotiation of NCRIC's reinsurance treaties. Additionally, favorable loss development for the 1993-95 period was the principal factor providing for a $3.9 million benefit in the reinsurance premiums ceded account for the twelve months ended September 30, 1998. At the same time, gross premiums written have remained relatively consistent since fiscal 1995, equaling $19.0 million for the twelve months ended September 30, 1998.

          During fiscal 1995 and 1996, the renewal credit dividend equaled $1.6 million and $1.4 million, respectively. In fiscal 1997, NCRIC increased its premium rates for 1998 but provided a renewal credit equal to 16 percent of the premium for renewing physicians.

          The Company anticipates continuing the dividend credit following the offering. Specifically, management currently anticipates that premium rates will remain unchanged in fiscal 1999 but that the renewal dividend credit accrual will be reduced to 10.0 percent (from 12.5 percent in fiscal 1998 and 16 percent in fiscal 1997), effectively increasing the net premiums earned on renewing policies.

     Net Investment Income
     ---------------------

          Net investment income consists of dividends and interest on invested assets. Over the last three fiscal years, net investment income increased marginally due to increased portfolio size, but the profit contribution relative to average assets remained stable, in part reflecting the shift to tax exempt securities (the benefit is thus reflected in a lower effective tax rate). Net investment income is subject to downward pressure given the current interest rate environment.

                                   Table 1.3
        National Capital Reciprocal Insurance Company and Subsidiaries
                         Historical Income Statements

                                                                                 For the Twelve Months Ended
                                                              -------------------------------------------------------------------
                                                                December 31, 1995      December 31, 1996      December 31, 1997
                                                              ---------------------  --------------------  ----------------------
                                                                         % of Avg.              % of Avg.              % of Avg.
                                                               Amount     Assets      Amount      Assets     Amount      Assets
                                                               ------     ------      ------      ------     ------      ------
                                                               ($000)       (%)       ($000)       (%)       ($000)       (%)
REVENUES:
  Premium Income:
    Premiums Written                                           $19,506      16.36%     $19,017      16.45%    $17,869      14.98%
    Premiums Ceded                                              (9,561)     -8.02%      (4,239)     -3.67%     (1,854)     -1.55%
    Change in Unearned Premiums                                      -       0.00%           -       0.00%       (403)     -0.34%
    Renewal Credit Dividends to Policyholders                   (1,582)     -1.33%      (1,427)     -1.23%     (2,080)     -1.74%
                                                               -------     -------     -------      ------    -------      ------
      Net Premiums Earned                                        8,362       7.01%      13,351      11.55%     13,532      11.35%

  Net Investment Income (less investment expenses of
   $540,000 in 1997, $551,000 in 1996 & $403,000 in 1995)        5,582       4.68%       5,656       4.89%      6,045       5.07%
  Net Realized Investment Gains                                  1,703       1.43%         229       0.20%         90       0.08%
  Other Income                                                     635       0.53%         660       0.57%        355       0.30%
                                                               -------     -------     -------      ------    -------      ------

        Total Revenues                                          16,282      13.65%      19,896      17.21%     20,022      16.79%

EXPENSES:
  Losses and Loss Adjustment Expenses                          $11,289       9.47%     $15,236      13.18%    $15,591      13.07%
  Other Underwriting and Operating Expenses                      4,190       3.51%      3,366        2.91%      3,594       3.01%
                                                               -------     -------     -------      ------    -------      ------
    Total  Expenses                                             15,479      12.98%      18,602      16.09%     19,185      16.09%
                                                               -------     -------     -------      ------    -------      ------

INCOME BEFORE INCOME TAXES                                     $   803       0.67%     $ 1,294       1.12%    $   837       0.70%

INCOME TAX (BENEFIT) PROVISION:
  Current                                                          196       0.16%         102       0.09%       (255)     -0.21%
  Deferred                                                         (92)     -0.08%         201       0.17%        133       0.11%
                                                               -------     -------     -------      ------    -------      ------
    Total Income Tax (Benefit) Provision                           104       0.09%         303       0.26%       (122)     -0.10%

        NET INCOME                                             $   699       0.59%     $   991       0.86%    $   959       0.80%
                                                               =======     =======     =======      ======    =======      ======

Expense Ratio                                                    50.11%                  25.21%                 26.56%
Loss Ratio                                                      135.00%                 114.12%                115.22%
                                                               -------                 -------                -------
  Combined Ratio                                                185.11%                 139.33%                141.78%

                                                                             For the
                                                                        Twelve Months Ended
                                                                        September 30, 1998
                                                                        -------------------
                                                                                   % of Avg.
                                                                        Amount      Assets
                                                                        ------      ------
                                                                        ($000)        (%)
REVENUES:
  Premium Income:
    Premiums Written                                                   $18,955       14.72%
    Premiums Ceded                                                       3,871        3.01%
    Change in Unearned Premiums                                         (3,190)      -2.48%
    Renewal Credit Dividends to Policyholders                           (1,960)      -1.52%
                                                                       --------      ------
      Net Premiums Earned                                               17,676       13.73%

  Net Investment Income (less investment expenses of
   $540,000 in 1997, $551,000 in 1996 & $403,000 in 1995)                5,921        4.60%
  Net Realized Investment Gains                                            122        0.09%
  Other Income                                                             408        0.32%
                                                                       --------      ------

        Total Revenues                                                  24,127       18.74%

EXPENSES:
  Losses and Loss Adjustment Expenses                                  $15,718       12.21%
  Other Underwriting and Operating Expenses                              4,797        3.73%
                                                                       --------      ------
    Total  Expenses                                                     20,515       15.93%
                                                                       --------      ------

INCOME BEFORE INCOME TAXES                                             $ 3,612        2.80%

INCOME TAX (BENEFIT) PROVISION:
  Current                                                                1,583        1.23%
  Deferred                                                                (673)      -0.52%
                                                                       --------      ------
    Total Income Tax (Benefit) Provision                                   910        0.71%

        NET INCOME                                                     $ 2,702        2.10%
                                                                       ========      ======

Expense Ratio
Loss Ratio                                                               27.14%
                                                                         88.92%
  Combined Ratio                                                       --------
                                                                        116.06%

Source: NCRIC and subsidiaries audited and unaudited financial statements.

                                   Table 1.4
        National Capital Reciprocal Insurance Company and Subsidiaries
                         Historical Income Statements


                                                                                   For the Twelve Months Ended
                                                                  --------------------------------------------------------------
                                                                       December 31, 1995                   December 31, 1996
                                                                  ---------------------------         --------------------------
                                                                                     % of                                % of
                                                                       Amount        Revenues             Amount      Revenues

                                                                       ($000)          (%)                ($000)        (%)
REVENUES:
  Premium Income:
    Premiums Written                                                  $19,506       119.80%              $19,017        95.58%
    Premiums Ceded                                                     (9,561)      -58.72%               (4,239)      -21.31%
    Change in Unearned Premiums                                             -         0.00%                    -         0.00%
    Renewal Credit Dividends to Policyholders                          (1,582)       -9.72%               (1,427)       -7.17%
                                                                      -------       ------               -------       ------
      Net Premiums Earned                                               8,362        51.36%               13,351        67.10%

  Net Investment Income (less investment expenses of
   $540,000 in 1997, $551,000 in 1996 & $403,000 in 1995)               5,582        34.28%                5,656        28.43%
  Net Realized Investment Gains                                         1,703        10.46%                  229         1.15%
  Other Income                                                            635         3.90%                  660         3.32%
                                                                      -------       ------               -------       ------

        Total Revenues                                                 16,282       100.00%               19,896       100.00%

EXPENSES:
  Losses and Loss Adjustment Expenses                                 $11,289        69.34%              $15,236        76.58%
  Other Underwriting and Operating Expenses                             4,190        25.73%                3,366        16.92%
                                                                      -------       ------               -------       ------
    Total  Expenses                                                    15,479        95.07%               18,602        93.49%
                                                                      -------       ------               -------       ------

INCOME BEFORE INCOME TAXES                                            $   803         4.93%              $ 1,294         6.51%

INCOME TAX (BENEFIT) PROVISION:
  Current                                                                 196         1.20%                  102         0.51%
  Deferred                                                                (92)       -0.57%                  201         1.01%
                                                                      -------       ------               -------       ------
    Total Income Tax (Benefit) Provision                                  104         0.64%                  303         1.52%

        NET INCOME                                                       $699         4.29%              $   991         4.98%
                                                                      =======       ======               =======       ======


Expense Ratio                                                           50.11%                             25.21%
Loss Ratio                                                             135.00%                            114.12%
                                                                       ------                            -------
  Combined Ratio                                                       185.11%                            139.33%


                                                                                                              For the
                                                                            -------------------         Twelve Months Ended
                                                                             December 31, 1997           September 30, 1998
                                                                            -------------------        -----------------------
                                                                                         % of                          % of
                                                                             Amount    Revenues         Amount       Revenues
                                                                             ($000)       (%)           ($000)         (%)
REVENUES:
  Premium Income:
    Premiums Written                                                         $17,869    89.25%           $18,955       78.56%
    Premiums Ceded                                                            (1,854)   -9.26%             3,871       16.04%
    Change in Unearned Premiums                                                 (403)   -2.01%            (3,190)     -13.22%
    Renewal Credit Dividends to Policyholders                                 (2,080)  -10.39%            (1,960)      -8.12%
                                                                             -------   ------            -------      ------
      Net Premiums Earned                                                     13,532    67.58%            17,676       73.26%

  Net Investment Income (less investment expenses of
   $540,000 in 1997, $551,000 in 1996 & $403,000 in 1995)                      6,045    30.19%             5,921       24.54%
  Net Realized Investment Gains                                                   90     0.45%               122        0.51%
  Other Income                                                                   355     1.77%               408        1.69%
                                                                             -------   -------           -------      ------

        Total Revenues                                                        20,022    100.00%           24,127      100.00%

EXPENSES:
  Losses and Loss Adjustment Expenses                                        $15,591     77.87%          $15,718       65.15%
  Other Underwriting and Operating Expenses                                    3,594     17.95%            4,797       19.88%
                                                                             -------   -------           -------      ------
    Total  Expenses                                                           19,185     95.82%           20,515       85.03%
                                                                             -------   -------           -------      ------

INCOME BEFORE INCOME TAXES                                                   $   837      4.18%          $ 3,612       14.97%

INCOME TAX (BENEFIT) PROVISION:
  Current                                                                       (255)    -1.27%            1,583        6.56%
  Deferred                                                                       133      0.66%             (673)      -2.79%
                                                                             -------   -------           -------      ------
    Total Income Tax (Benefit) Provision                                        (122)    -0.61%              910        3.77%

        NET INCOME                                                           $   959      4.79%          $ 2,702       11.20%
                                                                             =======   =======           =======      ======


Expense Ratio                                                                  26.56%                      27.14%
Loss Ratio                                                                    115.22%                      88.92%
                                                                             -------                     -------
  Combined Ratio                                                              141.78%                     116.06%

Source: NCRIC and subsidiaries audited and unaudited financial statements.

RP Financial, LC.
Page 1.18

     Net Realized Investment Gains
     -----------------------------

          Historically, investment gains and losses have not been a significant factor as the investment portfolio is managed with a long-term perspective, and the Company does not actively engage in trading or seek to realize short-term gains at the expense of long-term earnings. However, in fiscal 1995, NCRIC restructured a significant portion of its mortgage-backed securities portfolio ("MBS") realizing a $1.7 million gain. Subsequently, net realized investment gains have diminished to $229,000 in fiscal 1996, and $91,000 in fiscal 1997. For the twelve months ended September 30, 1998, investment gains totaled $122,000, equal to 0.09 percent of average assets and 0.51 percent of total revenues.

     Other Income
     ------------

          Other income consists of other miscellaneous fees, including revenues from subsidiaries. Other income equaled $355,000 in fiscal 1997, which reflects a $304,000 reduction (46 percent) from fiscal 1996. The principal factor leading to the reduction in other income relates to the fact that prior to fiscal 1997, NCRIC gave its policyholders the option of paying their premiums in a lump sum upon renewal or in installments with the assessment of a service charge which was reflected in the other income account. In fiscal 1997, the Company entered into an arrangement with a finance company whereby its insureds could finance their premiums at a relatively attractive rate. Although this arrangement reduced the Company's fee income, management believes that such reduction is offset by the immediate availability of premium revenues for reinvestment purposes. For the twelve months ended September 30, 1998, other income totaled $408,000, equal to 0.32 percent of average assets and 1.70 percent of total revenues.

     Losses and Loss Adjustment Expenses
     -----------------------------------

          Losses and LAE have trended upward slightly. Specifically, losses and LAE equaled $11.3 million in fiscal 1995, and increased to $15.2 million and $15.6 million in fiscal 1996 and 1997, respectively. Losses and LAE equaled $15.7 million, or 12.21 percent of average assets and 65.15 percent of total revenues, for the twelve months ended September 30, 1998. As discussed previously, the principal factor leading to the higher level of losses was primarily related to the higher risk retention levels undertaken by the Company in fiscal 1996,

RP Financial, LC.
Page 1.19

partially offset by favorable claim and loss experience trends. Thus, while the dollar level of losses and LAE increased, the loss ratio (i.e., losses and LAE as a percent of net premiums earned) actually diminished from 135 percent in fiscal 1995 to 89 percent in for the twelve months ended September 30, 1998.

          NCRIC's favorable loss and LAE reserve development reflects: (1) NCRIC's conservative approach to establishing reserves for losses and LAE; (2) conservative underwriting wherein the Company focuses on insuring low risk physicians with limited histories of claims; (3) maintaining an efficient internal claims process; and (4) educating its insureds as to appropriate risk management techniques, policies and procedures so as minimize the potential exposure to claims and loss.

          As will be discussed in a section to follow, the geographic concentration in the District (more than three-quarters of its insureds operate in the District), coupled with the lack of tort reform and the District's track record for large and varied jury verdicts, presents a relatively unique risk to the Company. The Company incorporates such risks into its reserve methodologies.

     Other Underwriting Expenses
     ---------------------------

          Other underwriting expenses consist of all the other administrative expenses (excluding losses and LAE). Other underwriting expenses were relatively high in fiscal 1995 (owing to expenditures related to the start-up of the physicians services organization and a management transition), and declined to more normalized levels of $3.4 million and $3.6 million in fiscal 1996 and 1997, respectively. The 1997 expense figure reflects the aforementioned $0.2 million pre-tax loss on the sale of the former main office facility. Other underwriting expenses for the twelve months ended September 30, 1998, totaled $4.8 million, equal to 3.73 percent of average assets or 19.88 percent of total revenues. Management attributes the recent increase in other underwriting expenses to several one-time events, including: a triennial statutory examination expense ($60,000); guaranty fund expense ($154,000); and costs related to the reorganization into a mutual holding company structure ($374,000).

          Paralleling trends with respect to the loss ratio, the expense ratio (i.e., other underwriting expenses as a percent of net premiums earned) decreased from 50.10 percent in

RP Financial, LC.
Page 1.20

fiscal 1995, to 27.14 percent for the twelve months ended September 30, 1998. As a result, the combined ratio (the sum of the loss and expense ratio) also showed a favorable trend, and equaled 116.1 percent for the twelve months ended September 30, 1998. A combined ratio below 100 percent generally shows an underwriting profit and a combined ratio in excess of 100 percent shows an underwriting loss. The Company's combined ratio in excess of 100 percent indicates that it relies heavily on investment income to support earnings.

     Income Taxes
     ------------

          The Company is in a fully taxable position with respect to federal income taxes. Given NCRIC's investment policies which emphasize after-tax yield, the Company's effective tax rate for the twelve months ended September 30, 1998, equaled 25.2 percent. The Company's tax rate typically falls below the effective rate owing to the tax exempt status of a large portion of investment income. The effective tax rate for fiscal 1995, 1996 and 1997 equaled 13 percent, 23 percent and a 15 percent tax benefit, respectively, reflecting the impact of the Company's tax exempt income.

Claims and Risk Exposure
------------------------

     In evaluating the Company's potential loss exposure, it is important to note that more than three-quarters of NCRIC's insureds practice in the District. In this regard, the District has not passed tort reform legislation with respect to medical malpractice liability and jury awards can sometimes be substantial. Although the Company seeks to quantify such risks through actuarial analyses of losses and LAE, while also minimizing the risk of loss through reinsurance, the Company's business concentration in the District presents a risk element not necessarily present in the operations of companies operating in other jurisdictions which have experienced tort reform or which have histories of more favorable jury verdicts with respect to medical malpractice suits. While there is no damage limit in Maryland, it is the Company's experience that Maryland damage awards have been favorable in comparison to the District. Virginia law caps the level of damages at $1 million. NCRIC is seeking to diversify its medical malpractice liability insurance business to other areas, which should over time reduce its relative exposure to the District.

RP Financial, LC.
Page 1.21

     The Company seeks to minimize its risk through an effective claims management process, including early evaluation, aggressive management and vigorous defense of claims. The Company also seeks to expediently resolve cases where the claim is judged to be meritorious. The Company maintains a staff of five claims investigators, who are certified paralegals, to evaluate and manage the claims process. Additionally, the Company utilizes law firms experienced in medical professional liability defense litigation and experts knowledgeable in the various medical specialties.

     In order to improve the claims management process, NCRIC acquired and implemented a data management system which allows the Company to standardize its billing format and efficiently track and monitor attorney's fees. This system also features a library of standardized document templates, pertinent cases and expert information, thus reducing the duplication of effort and associated costs.

     The Company believes it has been relatively successful in the management of claims. Since 1996, the 65 claims that went to trial led to 49 defense verdicts (75 percent) and 10 plaintiff verdicts (15 percent), with the balance of the cases resulting in mistrials or settlements prior to verdict. As of December 1, 1998, the Company had approximately 280 open cases with an average of 65 cases being handled by each claims representative.

     The Company attributes its relative success in adjudicating claims to the experience of the claims department, its knowledge of the judicial systems in the Washington metropolitan area, and the employment of local qualified experts. The Company's planned geographic expansion may subject it to a greater level of risk as it enters markets with which it is less familiar, although the tort reform in target expansion markets limits such risk.

Reinsurance
-----------

     NCRIC follows customary industry practice by reinsuring a portion of its risk. The Company's general philosophy with respect to reinsurance is to cede principally to reduce net liability on individual risks and to provide protection against large losses. In fiscal 1997 and the twelve months ended September 30, 1998, NCRIC ceded $5.5 million and $5.9 million of earned premiums to reinsurers for current year coverage (figure does not include adjustments for prior

RP Financial, LC.
Page 1.22

year favorable loss development). NCRIC generally establishes reinsurance premium accruals based on adverse loss scenarios resulting in the recapture of a portion of premiums ceded if favorable loss development is realized, pursuant to the swing rated reinsurance contracts.

     NCRIC's reinsurance arrangements are placed through a reinsurance broker. The Company retains the first $500,000 of loss incurred per incident, retains 4 percent of the next $500,000 of loss coverage, and 9 percent of loss between $1 million and $2 million and none of the balance of losses up to $5 million ($5 million is the maximum loss which NCRIC will underwrite). The Company also purchases clash coverage to minimize risk per incident (i.e., two NCRIC insureds involved in a claim on a single incident). NCRIC has also purchased coverage for catastrophic losses in excess of $10 million, believing that the relatively small cost of the coverage is more than offset by the potential benefit of protection against losses which could impact the viability of the Company (considered unlikely). The Company continually reevaluates reinsurance coverage to ensure that adequate coverage is provided on a cost-effective basis.

     The Company analyzes the credit quality of reinsurers and relies on a broker to assist in such analyses. To date, the Company has not experienced any significant difficulties in collecting reinsurance recoverables. Data pertaining to the Company's reinsurance treaties as of December 31, 1997 is set forth in Table 1.5.

RP Financial, LC.
Page 1.23

                                   Table 1.5
                 National Capital Reciprocal Insurance Company
                   Reinsurance Data as of December 31, 1997

                                                            Reinsurance
     Reinsurer                                              Recoverable
     ---------                                              ------------
                                                                  ($000)
     Certain Underwriters at Lloyd's                            $10,092
     Hannover Reinsurance                                         1,039
     CNA Reinsurance of London Limited                            1,960
     Unionamerica Insurance                                       1,595
     Terra Nova Insurance Company                                   514
     5 other reinsurers                                           1,877
                                                                -------
          Total                                                 $17,077

     Source:  Prospectus.

Subsidiaries
------------

     National Capital Underwriters, Inc.
     -----------------------------------

          NCUI was organized during 1980 as a wholly-owned subsidiary of the Medical Society of the District of Columbia (the "Medical Society"). At that time, the Medical Society established the Reciprocal. The Reciprocal was an unincorporated association controlled by its members, who are policyholders. The members act through NCUI, which serves as their designated attorney-in-fact for the Reciprocal. On June 30, 1997, NCRIC purchased NCUI from the Medical Society, and now maintains 100 percent ownership in NCUI.

          The Reciprocal and NCUI were organized for the purpose of providing comprehensive professional liability and office premises liability insurance for physicians and surgeons licensed to practice medicine in the District of Columbia and/or Maryland. NCUI, as attorney-in-fact, is compensated by the Reciprocal on a cost-reimbursement basis subject to certain limitations. NCUI will be merged into NCRIC, Inc. at the time of the Reorganization.

RP Financial, LC.
Page 1.24

     National Capital Insurance Brokerage, Ltd.
     ------------------------------------------

          NCIB was organized during 1984 as a wholly-owned subsidiary NCRIC. NCIB was established to serve as NCRIC's U.S. intermediary with respect to reinsurance needs, with the objective of reducing overall reinsurance costs.

     NCRIC Insurance Agency, Inc.
     ----------------------------

          NIA was organized as a wholly-owned subsidiary of NCRIC during 1989. It acquired certain life, health and disability insurance business from Medical Society Services, Inc., a wholly-owned subsidiary of the Medical Society.
During 1992, NIA began offering property and casualty insurance products. As an agent, NIA receives commissions for business it places for sponsored insurance companies. Effective January 1, 1996, NIA entered into an agreement with B.F. Saul Agency to provide life, property and casualty products. As part of the agreement, NIA receives pro-rated commissions on new business, and the current book of business was transferred to B.F. Saul Agency with no further commission paid on this book of business after January 1, 1997.

     NCRIC Physicians Organization, Inc.
     -----------------------------------

          NCRIC PO, a wholly-owned subsidiary of Group, manages a coalition of physicians working with hospitals and ancillary healthcare providers which contract with managed care payers as an exclusive healthcare provider network. NCRIC PO began with approximately 600 physicians in 1994 and currently is the largest physician-governed healthcare provider network in the Washington, D.C. metropolitan area with 1,800 physicians (approximately 600 of NCRIC PO's members are insureds of the Company). NCRIC PO achieved its 1998 growth through alliances with two major area networks which added 600 new physicians. NCRIC PO has established three fee-for-service contracts with area payers, has formed alliances with other provider networks which have added seven additional fee-for-service contracts in 1998 and continues to work on achieving the goals it set for itself when it was organized. NCRIC PO has also maintained a PPO contract with NYLCare of the Mid-Atlantic Region which resulted in more than 2,000 patient encounters and $550,000 in provider billing to NCRIC PO members in 1997.

RP Financial, LC.
Page 1.25

     NCRIC MSO
     ---------

          NCRIC MSO, a wholly-owned subsidiary of Group, has been a start-up operation with limited activity. In order to substantially accelerate NCRIC MSO's entry into the practice management, financial services and employee benefits markets, the Company has entered into definitive agreements to acquire HCI, HCIV and EBSI.

Year 2000 Compliance
--------------------

     NCRIC maintains an in-house data processing system and is also reliant on third party vendors for significant functions and services. Management believes the Company and its third party vendors are taking the appropriate steps to address the Year 2000 problem on a timely basis. Despite its efforts, there can be no guarantee that the Company or the companies with which it conducts business will Year 2000 compliant. Any failure associated with this non-compliance could have a material adverse effect on the Company. While the Company believes that the Year 2000 issue will not cause an adverse effect on its ability to conduct its operations, it has begun to explore various contingency plan in order to complete the most critical aspects of its business operations in the event of any failures in the remediation efforts.

Legal Proceedings
-----------------

     Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on financial condition or operations.

RP Financial, LC.
Page 2.1
                             II.  MARKET ANALYSIS

Introduction
------------

     Established in 1980, NCRIC was formed in an attempt by physicians practicing in Washington, DC, under the auspices of the Medical Society of the District of Columbia, to address the problem of rapidly escalating medical malpractice liability costs. Since that time, NCRIC has sought to expand its business, both by increasing the number of insureds and by expanding and diversify its products and services. The Company believes that it maintains the largest market share for medical malpractice insurance in the District, with a total of 942 insured physicians, and a relatively strong market share in Maryland, particularly Montgomery County. Based on data provided by A.M. Best Company, Inc. for 1997, NCRIC had a 43.6 percent market share in the District, greater than the next two competitors combined (CNA and AIE had market shares of 17.7 percent and 11.9 percent, respectively).

Primary Market Area
-------------------

     NCRIC's future growth opportunities and financial strength largely depends on the growth in the local market area served. As presented in Table 2.1, the market area's demographic trends, economic condition, and competitive environment have been examined to help analyze how the various market conditions could affect the Company's earnings and earnings growth potential.

     For many years the basis of the primary market area has been the Federal government and the wide variety of ancillary industries that it supports. The presence of the Federal government has also attracted a large number of telecomunication, high-technology manufacturing industries including defense contracting, computer technology and biotechnology. Additionally, there are a significant number of business and trade associations, professional and consulting firms and entertainment/retail businesses. Although diminishing Federal employment levels were expected to have a negative effect upon the Washington, DC economy, growth in the private sector has more than offset diminishing Federal payrolls and provided for a strong economy and resulted in a more diversified income base.

                                   Table 2.1
                           Summary Demographic Data

                                                     Year                           Growth Rate   Growth Rate
                                   -------------------------------------------
Population (000)                       1990             1997          2002            1990-97      1997-2002
----------------                       ----             ----          ----            -------      ---------
United States                        248,710          270,222        283,105             1.0%         0.9%
Washington, DC                           607              519            498            -1.9%        -0.8%
Washington, DC MSA                     4,223            4,656          4,946             1.2%         1.2%

Households (000)
---------------
United States                         91,947          101,102        106,773             1.2%         1.1%
Washington, DC                           250              225            223            -1.3%        -0.2%
Washington, DC MSA                     1,566            1,747          1,873             1.4%         1.4%

Median Household Income ($)
--------------------------
United States                        $29,199          $38,135        $44,032             3.4%         2.9%
Washington, DC                        27,610           35,469         38,327             3.2%         1.6%
Washington, DC MSA                    41,770           54,366         60,544             3.3%         2.2%

Per Capita Income ($)
--------------------
United States                        $13,179          $18,423              -             4.3%          N/A
Washington, DC                        14,900           22,947              -             5.5%          N/A
Washington, DC MSA                    18,221           25,213              -             4.1%          N/A

1997 Age Distribution (%)            0-14 Years       15-24 Years     25-44 Years    45-64 Years   65+ Years     Median Age
------------------------             ----------       -----------     -----------    -----------   ---------     ----------
United States                           21.6             13.7           31.0            21.0         12.7          35.1
Washington, DC                          17.3             11.3           36.0            21.5         13.9          36.1
Washington, DC MSA                      20.7             12.4           36.1            21.7          9.1          34.6



                                     Less Than        $15,000 to      $25,000 to     $50,000 to     $100,000 to
1997 HH Income Dist. (%)              $15,000         $25,000         $50,000        $100,000       $150,000     $150,000+
------------------------              --------         --------        --------      ---------       ---------   ---------
United States                           16.9             14.0           33.3            27.3          5.8           2.7
Washington, DC                          19.4             15.7           30.1            24.0          6.4           4.3
Washington, DC MSA                       7.6              8.3           28.8            39.3         11.1           4.9

Source:  CACI.

RP Financial, LC.
Page 2.3

     As reflected in Table 2.1, there is a dichotomy in the Washington DC metropolitan area with respect to economic and demographic growth. In this regard, the core city area has been shrinking in terms of population and households while the metropolitan area has been expanding at levels equal to or exceeding the national average. The demographic shrinkage has had negative implications for NCRIC and its base of insureds as both operate in a shrinking market. Accordingly, NCRIC has been seeking to expand its base of operations into the Maryland and Virginia markets which are experiencing more favorable demographic growth trends. Similarly, NCRIC will be acquiring HCI and is seeking licenses to sell insurance in Delaware and West Virginia with the long-term objective of increasing revenues in the face of a shrinkage and competitive conditions in NCRIC's traditional markets.

     Income levels in the Washington area market are among the highest in the nation which, coupled with the large presence of the Federal government and its generous health care benefits, has supported many of NCRIC's insureds, many of which employ a traditional fee for service practice.

     Table 2.2 provides data with respect to the labor force in the District and the Greater Washington region, and reflects the comparatively greater size and population base of the suburban markets and their traditionally higher levels of employment.

                                   Table 2.2
                             Labor Force, July 1995

                                                       Greater
                                      District of    Washington
                                       Columbia        Region
                                       --------        ------
          Civilian Labor Force         297,100       2,673,500
          Total Employed               269,200       2,562,400
          Total Unemployed              27,900         111,100
          Unemployment Rate                9.4%            4.2%

          Source: D.C. Department of Employment Services, Office of Labor Market Information.

     Table 2.3 provides details regarding the employment of District residents and reflects that the largest segment is white collar executives and managers, trailed by administrative and services staff.

RP Financial, LC.
Page 2.4


                                   Table 2.3

              Occupations of District of Columbia Residents, 1990

                                                               Number of
               Occupation Category                             Employees
               -------------------                             ----------
          Professional/Executive/Managerial                    118,850
          Administrative/Administrative Support                 61,976
          Services                                              50,518
          Laborers/Operatives/Fabricators                       22,407
          Sales                                                 20,245
          Technical/Technical Support                           15,015
          Craftsmen                                             13,698
          Others                                                 1,282
                                                               -------
               Total                                           303,991

          Source: U.S. Census 1990 Survey of Employed Persons 16 Years and Over.

     Table 2.4 shows that the government sector dominates the District economy, with more than 70 percent of total employment in 1995, which is expected to decline to less than 60 percent by 2000.

RP Financial, LC.
Page 2.5

                                   Table 2.4

       Employment in the District of Columbia, 1995 and 2000 (Projected)

                                                             Employment 1995    Employment 2000
                                                             ---------------    ---------------
                                                             Number     %        Number     %
                                                             -------  ------    --------  -----
Government                                                   265,800   40.8%     265,820   34.1%
  Federal                                                    208,100   31.9%     206,070   26.5%
  State and Local                                             57,700    8.8%      59,750    7.7%
Services                                                     257,500   39.5%     356,450   45.8%
  Engineering/Management                                      41,500    6.4%          --    0.0%
  Health                                                      36,900    5.6%          --    0.0%
  Business                                                    43,200    6.6%          --    0.0%
  Other                                                      135,900   20.8%          --    0.0%
Retail Trade                                                  47,800    7.3%      52,160    6.7%
Wholesale Trade                                                5,700    0.9%       6,010    0.8%
Finance, Insurance & Real Estate                              31,100    4.8%      44,030    5.7%
Transportation, Communications & Public Utilities             20,500    3.1%      22,050    2.8%
Manufacturing                                                 13,100    2.0%      14,710    1.9%
Construction                                                  10,600    1.6%      12,580    1.6%
Other                                                            100    0.0%       4,480    0.5%
                                                             -------  -----      -------  -----

     Total                                                   652,200  100.0%     778,290  100.0%

Source: D.C. Department of Employment Services, Office of Labor Market Information.


     Additionally, Table 2.5 shows that there are a number of large business and institutional employers.

                                   Table 2.5
                  Top Ten Business and Institutional Employers

        Business Employer                           Institutional Employers
        -----------------                           -----------------------
     Potomac Electric Power Company               Georgetown University
     The Washington Post                          George Washington University
     Bell Atlantic of Washington                  Washington Hospital Center
     Fannie Mae                                   Howard University
     Blue Cross/Blue Shield                       Georgetown University Hospital
     General Maintenance Service Company          Children's Hospital
     American Association of Retired Persons      American University
     Hyatt Regency Hotel Corporation              Greater Southeast Community Hospital
     Riggs National Bank                          Howard University Hospital
     Marriott Corporation                         George Washington University Hospital

     Source:  D.C. Department of Employment Services.

RP Financial, LC.
Page 2.6

     Recent unemployment data for the market area is shown in Table 2.6. The data reveals that unemployment rates in the District are relatively high albeit comparable to many urban jurisdictions. Conversely, unemployment levels in the broader metropolitan area are relatively low and generally below the national average.

                                   Table 2.6
                       September 1998 Unemployment Data

               Region                     September 1998
               ------                     --------------

          District of Columbia                 8.7%
          Washington MSA                       3.3

          Source:  Bureau of Labor Statistics.

RP Financial, LC.
Page 3.1

                           III.  PEER GROUP ANALYSIS

     The applicable valuation technique is the pro forma market value approach, whereby the full value of NCRIC is derived based on the market pricing of a group of publicly-traded insurance companies sharing reasonably comparable characteristics. This chapter presents an analysis of NCRIC's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded insurance companies which share reasonably comparable characteristics. Factors affecting the Company's pro forma market value -- such as financial condition, operating performance, exposure to risk, liquidity of the stock, "second step" conversion uncertainty, charter uniqueness -- can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to adjustments to account for fundamental differences between NCRIC and the Peer Group, will then be used as a basis for the valuation of NCRIC's to-be-issued common stock.

Peer Group Selection
--------------------

     We consider the appropriate Peer Group to be comprised of only those publicly-traded insurance companies whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is generally regular and reported. We believe non-listed companies are inappropriate since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those companies under acquisition and/or those companies whose market prices appear to be distorted by speculative factors or unusual operating conditions.

     Under ideal circumstances, the Peer Group would be comprised of publicly-traded medical malpractice insurance companies with comparable financial characteristics and who are also in mutual holding company ("MHC") form. The relative newness of the MHC charter form limits the Peer Group to those companies which have issued 100 percent of their shares. AmerUs Life Holdings, Inc. ("AmerUS"), is in mutual holding company form but it was excluded from the Peer Group due to: (1) as a life insurer, AmerUS is significantly different

PR Financial, L.C.
Page 3.2

than the Company; and (2) AmerUS's demutualization plan established a "closed block" for the benefit of policyholders, which impacts its financial condition, operating results and pricing ratios. It is uncertain the degree to which the market has incorporated the pro forma impact of a second step into the market price of AmerUS given the limited experience in this regard.

     The number of medical malpractice monoline insurers is also limited. We initially identified five publicly-traded companies generating a majority of their premium income from medical malpractice liability insurance, but one of the five companies (Professionals Group, Inc.) was excluded from the Peer Group due to the distorting impact of a large, recently completed acquisition. None of the Peer Group companies had comparable market concentration in the District. We believe these four companies are insufficient in number to derive value for NCRIC, as unusual operating, financial or trading characteristics of any one Peer Group member would have undue influence on the Peer Group average or median ratios.

     Accordingly, we expanded the Peer Group to include one diversified property/casualty insurer with more limited level of malpractice insurance revenue (St. Paul Companies, Inc.) and eight companies actively engaged in underwriting workers' compensation insurance given the relative similarity. The similarities between medical malpractice liability and workers' compensation insurance include: (1) both are commercial business lines; (2) both are long-tail lines, wherein claims for a given policy year may not be paid until a considerable period has elapsed; (3) claims related litigation may extend for a considerable period time and involve significant expense; and (4) both have a high severity of claims.

     Table 3.1 lists certain key characteristics of the Peer Group companies. A summary of each of the Peer Group companies is provided below.

     . ARGONAUT GROUP, INC. is a holding company whose subsidiaries are primarily engaged in the selling, underwriting and servicing of workers' compensation and other lines of property-casualty insurance. Workers' compensation accounted for approximately 85 percent of premiums in fiscal 1997.

     . FPIC INSURANCE GROUP, INC. was formed in 1996 and is the holding company for Florida Physicians Insurance Company, Inc. (FPIC). FPIC Insurance Group, Inc., is the largest provider of medical professional liability insurance in the State of Florida, based on the total number of physicians and dentists insured. For the fiscal year ended December 31, 1997, FPIC Insurance Group reported total premium income of approximately $77.8

                                   Table 3.1
               Peer Group of Publicly-Traded Insurance Companies
                            As of December 4, 1998

                                                                                                            Trailing
                                                                                                           12 Month(1)
                                                                                                      ---------------------
                                                                                        Total          Policy       Total
Ticker               Company                      Exchange      Lines of Business       Assets        Revenues     Revenues
------               -------                      --------      -----------------       ------        --------     --------
                                                                                         ($Mil)         ($Mil)       ($Mil)
 ---      NCRIC Group, Inc.                          ---        Property/Casualty        $  136          $ 18         $ 24

AGGI      Argonaut Group, Inc.                     NASDAQ       Property/Casualty        $1,793          $154         $282
FPIC      FPIC Insurance Group, Inc.               NASDAQ       Property/Casualty           456            75          105
 FMT      Fremont General Corporation               NYSE        Property/Casualty         6,977           638        1,075
 FTR      Frontier Insurance Group, Inc.            NYSE        Property/Casualty         2,296           453          533
 MMI      MMI Companies, Inc.                       NYSE        Property/Casualty         2,008           242          355
 MAI      Medical Assurance, Inc.                   NYSE        Property/Casualty         1,143           128          172
PFCO      PAULA Financial                          NASDAQ       Property/Casualty           237           116          128
PEGI      Preferred Employers Holdings             NASDAQ       Property/Casualty            54            14           25
RTWI      RTW, Inc.                                NASDAQ       Property/Casualty           160            86           95
 SKP      SCPIE Holdings Inc.                       NYSE        Property/Casualty           924           144          194
SNTL      Superior National Insur. Grp.            NASDAQ       Property/Casualty           405           132          147
 SPC      St. Paul Companies, Inc.                  NYSE        Property/Casualty        37,504         5,147        6,885
 ZNT      Zenith National Insur. Corp.              NYSE        Property/Casualty         2,008           497          613

                                              Medical Malpractice/
                                              Workers Compensation          As of Dec. 4, 1998
                                                                         -----------------------
                                                Premium/Total              Common         Market
Ticker           Company                      Policy Revenues(2)         Stock Price       Value
------           -------                      ------------------         -----------       -----
                                                     (%)                     ($)           ($Mil)
 ---      NCRIC Group, Inc.                          100%                    ---            ---

AGGI      Argonaut Group, Inc.                        85%                   $26.19          $630
FPIC      FPIC Insurance Group, Inc.                  96%                    39.56           372
 FMT      Fremont General Corporation                 (4)                    49.38         1,726
 FTR      Frontier Insurance Group, Inc.              32%                    14.13           523
 MMI      MMI Companies, Inc.                         57%                    16.31           310
 MAI      Medical Assurance, Inc.                     (3)                    30.19           642
PFCO      PAULA Financial                             99%                     9.50            57
PEGI      Preferred Employers Holdings                (4)                     9.00            47
RTWI      RTW, Inc.                                   (4)                     5.13            61
 SKP      SCPIE Holdings Inc.                         91%                    30.94           385
SNTL      Superior National Insur. Grp.              100%                    17.75           106
 SPC      St. Paul Companies, Inc.                    N/A                    36.06        18,501
 ZNT      Zenith National Insur. Corp.                49%                    23.88           407

(1) Based on financial  data for the twelve months ended  December 31, 1997.
(2) Based on data for fiscal 1997.
(3) Data is not publicly available but medical malpractice premium revenues are believed to comprise a majority of the total.
(4) Data is not publicly available but workers compensation insurance is believed to account for a majority of the total.

Source: Data derived from information published in SNL Insurance Quarterly Report and corporate reports. care community.

RP Financial, L.C.
Page 3.4

          million and medical professional liability insurance for physicians and dentists approximated 96 percent of total premium revenues. Similar to NCRIC, FPIC Insurance Group has been seeking to diversify its revenue base and has developed various ancillary insurance-related products primarily marketed to the health

     . FREMONT GENERAL CORP. is a nationwide insurance and financial services holding company. Fremont General offers various types of insurance including workers' compensation and professional liability insurance. As of January 1, 1998, Fremont General entered into a reinsurance and assumption agreement whereby substantially all of the assets and liabilities related to the medical malpractice policies were ceded to a reinsurer. Fremont General also operates an FDIC-insured thrift and loan subsidiary as well as a commercial finance subsidiary.

     . FRONTIER INSURANCE GROUP, INC., an insurance holding company which operates in all 50 states, underwrites more than 140 specialty insurance programs for general liability, professional liability, surety, specialty personal lines, credit-related products, workers' compensation and other miscellaneous lines. Medical malpractice insurance constitutes the second largest segment of business (after general liability), equaling 26 percent of net premiums in fiscal 1997, while workers' compensation insurance equaled 6 percent of net premium revenue.

     . MMI COMPANIES, INC. provides insurance products and related specialized services in two principal markets: (1) the U.S. healthcare industry; and (2) international insurance and reinsurance markets. Additionally, MMI also operates a significant consulting business, primarily in the health services field in such diverse areas as health care risk services, professional liability claims administration, health care credentials management services, etc. MMI Companies was formed in 1983 as a mutual insurance company specializing in medical malpractice insurance, and was demutualized in 1993. Through its American Continental subsidiary, MMI Companies competes with NCRIC in the District. Overall, MMI's domestic insurance segment, primarily consisting of medical malpractice liability insurance, comprised approximately 51 and 57 percent of total revenues and total premium revenues, respectively, in fiscal 1997.

     . MEDICAL ASSURANCE, INC. is an insurance holding company which provides medical malpractice protection to physicians, hospitals, dentists, and managed care and health care organizations through programs which coordinate traditional insurance with effective clinical risk management. Medical Assurance has an active presence in the south and southwest, although it is the predominant carrier of medical malpractice insurance in Alabama, where 51 percent of the written premiums were generated in fiscal 1997.

RP Financial, L.C.
Page 3.5

     . PAULA FINANCIAL is a California-based specialty underwriter and distributor of commercial insurance products which, through its subsidiary PAULA Insurance Company, is one of the largest underwriters specializing in workers' compensation insurance products and services for the agribusiness industry. PAULA Financial, primarily involved in agribusiness, takes advantage of its expertise with immigrant employee groups, partial year workforces and businesses in rural communities. Workers' compensation premium revenues account for substantially all of net premium revenues.

     . PREFERRED EMPLOYERS HOLDINGS, INC. is engaged in the business of providing workers' compensation and business insurance products and risk management services designed for the American franchise industry, particularly fast food, family style restaurants and convenience stores. Workers' compensation insurance premiums account for the substantial majority of net premium revenues.

     . RTW, INC. provides comprehensive management products and services to employers for workers' compensation products in seven states in 1997 and had obtained licenses but was not operating in four additional states. RTW has developed a proprietary management approach to reduce wage replacement costs and medical expenses resulting from workplace injuries by returning injured employees to work as soon as possible and by actively managing all the participants in the workers' compensation system. Workers' compensation insurance premiums account for the substantial majority of net premium revenues.

     . SCPIE HOLDINGS, INC. is the largest provider of medical malpractice insurance in California based on the level of direct premiums written; currently insuring approximately 9,000 physicians in California. In addition to insuring physicians and maxillofacial surgeons, SCPIE Holdings also insures a variety of other health care providers including hospitals, emergency department facilities, etc. Like NCRIC, SCPIE Holdings is seeking to broaden and diversify its revenue base beyond medical malpractice insurance by offering liability insurance to large entities such as hospitals and managed care organizations.

     . SUPERIOR NATIONAL INSURANCE GROUP, INC. is a holding company that, through its subsidiaries, underwrites and markets workers' compensation insurance, principally in California with a focus on smaller accounts. Workers' compensation insurance premiums account for the substantial majority of net premium revenues.

     . ST. PAUL COMPANIES, INC. is a relatively diversified property-liability insurer and reinsurer. The St. Paul Companies are involved primarily in six different underwriting segments; the medical services segment provided approximately 9.6 percent of consolidated revenues in fiscal 1997.

RP Financial, L.C.
Page 3.6

     . ZENITH NATIONAL INSURANCE CORP. and its subsidiaries conduct business principally in the property and casualty insurance industry. Workers' compensation insurance comprise the largest single segment of business (49 percent of net premium revenues in fiscal 1997) followed by other property-casualty lines including automobile, homeowners, farmowners, commercial coverages and health insurance. Zenith National also conducts real estate operations through a wholly-owned subsidiary that develops land and constructs single family houses in the Las Vegas, Nevada area.

     The following sections present a comparison of NCRIC's financial condition, income and expense trends, and a risk assessment versus the latest reported data by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition
-------------------

     Cash and Investments
     --------------------

          Overall, the balance sheet composition of NCRIC and the Peer Group were relatively comparable (see Table 3.2). Cash and investments comprised the bulk of assets for both the Company and the Peer Group, and NCRIC maintained a higher proportion of cash and investments, 80.3 percent versus 69.5 percent for the Peer Group. The Company's cash and investments are anticipated to increase following the stock offering pending longer-term deployment.

     Reinsurance Assets
     ------------------

          Reinsurance assets comprised the predominant portion of other assets for the Company and the Peer Group, totaling 15.2 percent and 12.9 percent of assets, respectively. The slightly higher level of reinsurance assets is partially attributable to the Company's comparatively smaller size and capital base, which increases the requirement for obtaining reinsurance.

     Other Assets
     ------------

          Other miscellaneous assets, including intangibles and separate accounts, equaled 4.5 percent of assets for the Company and 13.4 percent of assets for the Peer Group on average.

RP Financial, LC.

                                   Table 3.2
                   Balance Sheet Composition and Growth Rates
                              Peer Group Analysis
           As of and for the Twelve Months Ended September 30, 1998

                                       NCRIC    Peer Group                                        Peer Group Companies
                                                                -----------------------------------------------------------------
Balance Sheet                         9/30/98     Average       MMI          SKP         MAI        FMT         FPIC       SPC
-------------                         -------     -------       ---          ---         ---        ---         ----       ---
Cash & Investments                      80.3%       69.5%        64.3%       89.1%       70.7%       73.0%       76.7%     70.3%
Reinsurance Assets                      15.2%       12.9%        18.0%        2.5%       17.1%       11.5%        7.4%     11.9%
Deferred Policy Acqstn. Costs            0.0%        1.5%         2.0%        1.0%        0.0%        0.6%        0.4%      2.3%
Intangibles                              0.0%        2.8%         2.0%        0.0%        0.0%        2.4%        3.8%      1.6%
Separate Accounts                        0.1%        0.0%         0.0%        0.0%        0.0%        0.0%        0.0%      0.0%
Other Assets                             4.4%       13.4%        13.7%        7.5%       12.2%       12.5%       11.8%     13.9%
                                         ----        ----         ----        ----        ----        ----        ----      ----
  Total Assets                         100.0%      100.0%       100.0%      100.0%      100.0%      100.0%      100.0%    100.0%

Policy Reserves                         60.6%       56.3%        68.2%       54.8%       65.5%       37.7%       60.3%     69.4%
Debt                                     0.0%        4.1%         0.0%        0.0%        0.0%       13.6%        5.2%      2.9%
Other Liabilities                       15.9%       10.0%         5.4%        3.6%        6.9%       34.3%        2.1%      8.7%
                                         ----        ----         ----        ----        ----       -----        ----      ----
  Total Liabilities                     76.5%       70.3%        73.6%       58.5%       72.4%       85.6%       67.6%     81.0%

Minority Interest                        0.0%        0.0%         0.0%        0.0%        0.0%        0.0%        0.0%      0.0%

Trust Preferred Securities               0.0%        3.1%         5.9%        0.0%        0.0%        1.4%        0.0%      1.3%

Preferred Equity                         0.0%        0.0%         0.0%        0.0%        0.0%        0.0%        0.0%      0.0%
Common Equity                           23.5%       26.2%        20.5%       41.5%       27.6%       13.0%       32.4%     17.6%
                                        -----       -----        -----       -----       -----       -----       -----     -----
  Total Equity                          23.5%       26.2%        20.5%       41.5%       27.6%       13.0%       32.4%     17.6%

Tangible Equity                         23.5%       23.5%        18.5%       41.5%       27.6%       10.5%       28.6%     16.0%

Annual Growth Rates (1)
-----------------------

Cash & Investments                     14.38%      19.70%        5.89%       5.70%      12.36%       5.75%      30.10%    75.66%
Reinsurance Assets                     27.51%      67.11%       16.86%      64.02%      26.47%      40.13%      12.63%   109.64%
Deferred Policy Acqstn. Costs            N.M.     196.84%       72.81%    1575.19%        N.M.      16.29%      -9.60%   116.99%
Intangibles                              N.M.     119.29%       11.01%        N.M.        N.M.      -5.48%     420.55%    57.15%
Separate Accounts                        N.M.        N.M.         N.M.        N.M.        N.M.        N.M.        N.M.      N.M.
Other Assets                           -2.76%     112.37%        7.02%       5.05%      -2.38%      -2.70%      65.60%    47.20%
Total Assets                           15.33%      30.58%        8.89%       7.58%      12.44%       7.37%      35.62%    74.76%

Policy Reserves                        12.77%      47.28%       10.83%       5.38%      11.47%       0.09%      26.25%    82.52%
Debt                                     N.M.    2222.75%         N.M.        N.M.        N.M.     -18.24%    1087.50%    43.98%
Other Liabilities                      16.80%      34.80%       13.82%      17.73%      12.13%      29.09%      67.28%    83.28%
Total Liabilities                      13.59%      35.14%       11.04%       6.07%      11.53%       5.84%      36.71%    80.85%

Minority Interest                        N.M.        N.M.         N.M.        N.M.        N.M.        N.M.        N.M.      N.M.
Redeemable Pfd. Equity                   N.M.    -100.00%         N.M.        N.M.        N.M.        N.M.        N.M.      N.M.
Trust Preferred Securities               N.M.      47.66%         N.M.        N.M.        N.M.       0.00%        N.M.   142.85%

Preferred Equity                         N.M.      -8.10%         N.M.        N.M.        N.M.        N.M.        N.M.    -8.10%
Common Equity and Ret. Earn.           21.32%      12.28%        4.20%       9.78%      14.89%      19.75%      33.40%    48.81%
Total Equity                           21.32%      12.26%        4.20%       9.78%      14.89%      19.75%      33.40%    48.58%

                                            --------------------------------------------------------------------------------
Balance Sheet                                FTR          PEGI         PFCO        RTWI        AGII         SNPL         ZNT
-------------                                ---          ----         ----        ----        ----         ----         ---
Cash & Investments                          61.4%        62.8%        75.8%       84.6%       78.7%        41.3%       54.6%
Reinsurance Assets                          20.7%         0.0%         3.5%        3.5%       17.9%        29.9%       24.0%
Deferred Policy Acqstn. Costs                4.4%         3.3%         1.4%        1.1%        0.3%         1.3%        1.1%
Intangibles                                  2.4%         9.0%         0.0%        0.0%        2.0%         8.6%        4.2%
Separate Accounts                            0.0%         0.0%         0.0%        0.0%        0.0%         0.0%        0.0%
Other Assets                                11.1%        25.0%        19.3%       10.7%        1.2%        18.8%       16.2%
                                            -----        -----        -----       -----        ----        -----       -----
  Total Assets                             100.0%       100.0%       100.0%      100.0%      100.0%       100.0%      100.0%

Policy Reserves                             60.2%        32.1%        62.3%       58.0%       52.0%        42.8%       68.6%
Debt                                         0.7%        23.2%         0.0%        3.1%        0.0%         0.0%        4.3%
Other Liabilities                            9.9%        22.0%         5.3%        1.5%        6.6%        17.1%        6.1%
                                             ----        -----         ----        ----        ----        -----        ----
  Total Liabilities                         70.7%        77.3%        67.7%       62.7%       58.6%        59.8%       78.9%

Minority Interest                            0.0%         0.0%         0.0%        0.0%        0.0%         0.0%        0.0%

Trust Preferred Securities                   7.3%         0.0%         0.0%        0.0%        0.0%        25.0%        0.0%

Preferred Equity                             0.0%         0.0%         0.0%        0.0%        0.0%         0.0%        0.0%
Common Equity                               22.0%        22.7%        32.3%       37.3%       41.4%        15.2%       17.4%
                                            -----        -----        -----       -----        ----        -----       -----
  Total Equity                              22.0%        22.7%        32.3%       37.3%       41.4%        15.2%       17.4%

Tangible Equity                             19.6%        13.8%        32.3%       37.3%       39.4%         6.6%       13.2%

Annual Growth Rates (1)
-----------------------

Cash & Investments                         17.70%       32.39%       60.59%      17.92%      -1.80%      -29.98%      23.85%
Reinsurance Assets                         35.98%         N.M.       21.63%     -34.38%      37.02%      106.29%     369.00%
Deferred Policy Acqstn. Costs             105.02%         N.M.       61.24%       3.25%     232.23%       -7.06%      -1.10%
Intangibles                               323.44%         N.M.         N.M.        N.M.      -7.18%       35.50%        N.M.
Separate Accounts                            N.M.         N.M.         N.M.        N.M.        N.M.         N.M.        N.M.
Other Assets                               19.60%     1328.96%       38.71%       5.22%     -89.65%       11.93%      26.26%
Total Assets                               25.95%      103.38%       54.19%      13.11%      -6.21%        1.93%      58.54%

Policy Reserves                            32.23%      304.52%       77.74%      26.10%     -15.63%      -27.13%      80.32%
Debt                                         N.M.    16900.00%     -100.00%     -27.78%        N.M.     -100.00%      -3.46%
Other Liabilities                          51.71%       12.06%      -53.39%     -41.87%      36.25%       99.03%     125.29%
Total Liabilities                          36.00%      179.35%       31.11%      18.34%     -11.85%      -23.02%      74.83%

Minority Interest                            N.M.         N.M.         N.M.        N.M.        N.M.         N.M.        N.M.
Redeemable Pfd. Equity                       N.M.         N.M.     -100.00%        N.M.        N.M.     -100.00%        N.M.
Trust Preferred Securities                  0.12%         N.M.         N.M.        N.M.        N.M.         N.M.        N.M.

Preferred Equity                             N.M.         N.M.         N.M.        N.M.        N.M.         N.M.        N.M.
Common Equity and Ret. Earn.                9.32%        5.73%         N.M.       5.29%       3.14%        8.26%      -2.90%
Total Equity                                9.32%        5.73%         N.M.       5.29%       3.14%        8.26%      -2.90%

(1) Reflects annualized nine month results for NCRIC.
Source: Audited and unaudited financial statements, corporate reports and offering circulars.
     The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

PR Financial, L.P.
Page 3.8

NCRIC's more limited scope of operations and no prior acquisitions has limited the level of other assets (including intangible assets) relative to the Peer Group. Following the offering and pending acquisitions, the level of intangible assets will increase to a level approaching the Peer Group average.

     Liabilities
     -----------

          The level of policy reserves, which includes all loss reserves and LAE, for NCRIC and the Peer Group, approximated 60.6 percent and 56.3 percent of assets, respectively. NCRIC has not utilized any debt over the last several years (although it has available a modest credit facility), while the Peer Group has a modest level of debt (principally related to Fremont General's financial institution and commercial finance subsidiaries and Preferred Employers Holdings debt). Other liabilities for NCRIC (15.9 percent of assets) exceeded the Peer Group average (10.0 percent of assets), reflecting the substantial balance of retrospective premiums accrued under reinsurance treaties by NCRIC.

     Equity
     ------

          NCRIC's equity base of 23.5 percent was below the Peer Group's average equity ratio of 26.2 percent; however, with the addition of stock proceeds, the Company's pro forma equity position (consolidated with the Group) is expected to exceed the Peer Group's ratio. The Peer Group's intangible assets of 2.8 percent of assets reduced the tangible equity/assets ratio to 23.5 percent, comparable to NCRIC on a pre-offering and pre-acquisition basis.

          The balance sheet impact of the acquisition of HCI, HCIV and EBSI is expected to be relatively modest, with the exception of the impact to cash and intangible assets. In this regard, HCI's, HCIV's and EBSI's aggregate assets, liabilities, and equity equaled approximately $1.7 million, $1.0 million and $0.7 million as of September 30, 1998. Accordingly, the $5.4 million initial cash and stock payment to the principals of HCI, HCIV and EBSI will result in a reduction of the level of invested assets and an increase in the intangible assets balance. On a pro forma basis, before factoring the impact of the minority stock offering, the level of intangible assets is anticipated to approximate 3.5 percent of assets, reducing the pre-offering tangible equity ratio to 19.4 percent of assets.

PR Financial, L.P.
Page 3.9

          The increase in the Company's equity position to be realized from the stock offering will serve to enhance future earnings potential that may be realized through growth. However, at the same time, the Company's higher pro forma equity position will likely result in a decline in return on equity. Both the Company's and the Peer Group's equity ratios reflected equity surpluses relative to statutory requirements.

     Growth Rates
     ------------

          NCRIC's balance sheet expansion reflected assets growth of 15.18 percent (9 months annualized) versus an average and median of 30.58 percent and
13.11 percent, respectively, for the Peer Group for the last 12 months (see Table 3.2). The Company's moderate growth is attributable to local demographics and the Company's market concentration coupled with industry trends. The Peer Group companies have been subject to these same forces to various extents, but they are generally larger or more diversified. While NCRIC's plans for growth and expansion appears to be conceptually similar to those of the Peer Group companies, the Peer Group companies generally appear to be at a more advanced stage of implementation or have greater financial resources given their size.

          Equity growth rates for the Company and the Peer Group equaled 21.32 percent and 12.26 percent, respectively. Importantly, NCRIC's return on equity was supported by the favorable loss development with respect to reinsurance program, which is not anticipated to continue at the same level in the future. Additionally, equity growth for both reflected favorable SFAS No. 115 adjustments in the declining interest rate environment. The Peer Group's equity growth was diminished modestly by the payment of dividends by a number of the Peer Group companies. Following the increase in equity realized from stock offering proceeds, the Company's equity growth rate may diminish until the new equity can be fully deployed.

Income and Expense Components
-----------------------------

     NCRIC's recent financial performance appears to be reasonably comparable to the Peer Group average, in terms of the return on assets and return on equity measures, and as measured by the combined, underwriting and operating margins. Importantly, however, NCRIC's operating returns were bolstered by favorable loss development with respect to its reinsured losses which resulted in favorable adjustments to prior year premiums on its swing rated

PR Financial, L.P.
Page 3.10

reinsurance. Without such benefit, the Company's earnings power appears to be below the Peer Group average as a result of the relatively high loss ratio which is partially mitigated by the Company's strong investment returns and favorable expense ratio.

     The aggregate level of revenues and expenses, as a percent of average assets, was comparatively lower for NCRIC. In this regard, total revenues equaled 18.74 percent for NCRIC versus an average of 36.65 percent of average assets for the Peer Group (see Table 3.3). In contrast, expenses equaled 15.94 percent for the Company and 33.62 percent of average assets for the Peer Group. We attribute this difference primarily to: (1) the Company's strong focus on medical malpractice liability insurance which is a long tail line of business which thus facilitates the build-up of invested assets; and (2) the Peer Group companies have more actively diversified into other lines of insurance and in related activities.

     Income and expense expressed as a percent of revenues indicate relative comparability to the Peer Group, with the principal difference being NCRIC's comparatively higher policy expenses and lower other expenses (see Table 3.4).

     Revenues
     --------

          Policy revenues (i.e., net premiums earned) represented the largest revenue source for both the Company and the Peer Group, equal to 13.48 percent and 27.07 percent of assets, respectively. The second largest source for both the Company and the Peer Group was investment income, which equaled 4.60 percent for the Company and 4.29 percent for the Peer Group on average. NCRIC's higher ratio of investment income is reflective of the comparatively high level of invested assets, which is partially offset by the lower level of tax advantaged securities (as evidenced by NCRIC's lower effective tax rate).

          Gains and other miscellaneous income sources were limited for both, but were more significant for the Peer Group. Overall, gains totaled 0.09 percent of assets for NCRIC versus 0.64 percent on average for the Peer Group, reflecting the Company's long-term perspective with respect to investment portfolio management. Other income was also lower for NCRIC (0.32 percent of assets for the Company versus 4.65 percent of assets for the Peer Group), reflecting NCRIC's status as a monoline insurer with limited non-insurance operations to date.

RP Financial, LC.                 Table 3.3
              Income and Expenses As A Percent of Average Assets
                              Peer Group Analysis
                For the Twelve Months Ended September 30, 1998

                                      NCRIC     Peer Group                                        Peer Group Companies
                                                             -----------------------------------------------------------------------
                                    09/30/98     AVERAGE        MMI         SKP         MAI          FMT        FPIC         SPC
                                    --------     -------        ---         ---         ---          ---        ----         ---
Policy Revenues                      13.73%       27.07%      17.24%      16.67%       12.35%       9.25%      21.64%       20.46%
Net Investment Income                 4.60%        4.29%       3.86%       4.58%        3.42%       6.41%       4.39%        4.44%
Net Realized Gains                    0.09%        0.64%       0.13%       1.09%        0.25%      -0.02%       0.01%        1.08%
Non-Recurring Revenues                0.00%        0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
Other Revenues                        0.32%        4.65%       2.52%       0.06%        0.79%       0.84%       3.59%        1.35%
                                     ------       ------      ------      ------       ------      ------      ------       ------
  Total Revenues                     18.74%       36.65%      22.00%      22.40%       16.80%      16.48%      29.63%       27.33%

Policy Expenses                      12.21%       20.17%      15.09%      14.19%        7.98%       5.90%      16.85%       17.24%
Other Expenses                        3.73%       13.06%       7.93%       2.91%        3.29%       5.31%       5.49%        9.86%
Interest Expense                      0.00%        0.39%       0.50%       0.00%        0.00%       2.31%       0.00%        0.08%
Non-Recurring Expenses                0.00%        0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
                                     ------       ------      ------      ------       ------      ------      ------       ------
  Total Expenses                     15.94%       33.62%      22.70%      17.10%       11.27%      13.52%      22.34%       27.18%

Net Income Before Taxes               2.80%        3.03%       0.23%       5.29%        5.53%       2.96%       7.29%        0.15%
  Provision for Taxes                 0.71%        0.75%      -0.05%       1.33%        1.42%       0.96%       2.01%       -0.24%
                                     ------       ------      ------      ------       ------      ------      ------       ------
Net Inc. Before Adj. & Min. Int.      2.09%        2.28%       0.28%       3.96%        4.11%       2.00%       5.28%        0.39%
  Plus:  After-Tax Adjustments        0.00%       -0.14%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
  Less:  Minority Interest Exp.       0.00%        0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
                                     ------       ------      ------      ------       ------      ------      ------       ------
Net Income Before Extraordinary       2.09%        2.14%       0.28%       3.96%        4.11%       2.00%       5.28%        0.39%
  Extraordinary Items                 0.00%       -0.03%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
                                     ------       ------      ------      ------       ------      ------      ------       ------
Net Income (ROA)                      2.09%        2.10%       0.28%       3.96%        4.11%       2.00%       5.28%        0.39%


Return on Average Equity              9.10%        8.06%       1.36%       9.69%       15.14%      15.12%      15.68%        1.99%

Combined Ratio Analysis
-----------------------

Loss Ratio                           88.93%       72.87%      87.53%      85.16%       64.65%      63.73%      77.86%       84.23%
Expense Ratio                        27.14%       47.04%      45.98%      17.44%       26.65%      57.41%      25.38%       48.19%
                                     ------       ------      ------      ------       ------      ------      ------       ------
    Combined Ratio                  116.07%      119.90%     133.51%     102.61%       91.30%     121.14%     103.24%      132.42%

Pre-Tax Underwriting Profit Margin  -16.07%      -19.90%     -33.51%      -2.61%        8.70%     -21.14%      -3.24%      -32.42%
Pre-Tax Operating Profit Margin      14.97%       13.97%       0.99%      24.84%       33.42%      17.94%      24.61%        0.56%

                                        --------------------------------------------------------------------------------
                                          FTR         PEGI        PFCO         RTWI        AGII        SNPL         ZNT
                                        ------      ------      ------       ------      ------      ------       ------
Policy Revenues                         22.88%      38.54%      66.20%       58.47%       8.09%      27.01%       33.13%
Net Investment Income                    3.51%       4.10%       4.13%        5.39%       4.40%       3.55%        3.58%
Net Realized Gains                       0.16%       0.00%       0.86%        0.70%       2.79%       0.16%        1.07%
Non-Recurring Revenues                   0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
Other Revenues                           0.21%      46.09%       2.19%        0.00%       0.00%       0.00%        2.86%
                                        ------      ------      ------       ------      ------      ------       ------
  Total Revenues                        26.77%      88.73%      73.39%       64.56%      15.28%      30.71%       40.64%

Policy Expenses                         15.13%      20.39%      58.09%       47.00%       5.68%      14.75%       23.94%
Other Expenses                           9.13%      62.67%      18.76%       17.18%       4.50%       8.66%       14.10%
Interest Expense                         0.03%       1.21%       0.00%        0.41%       0.00%       0.26%        0.29%
Non-Recurring Expenses                   0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
                                        ------      ------      ------       ------      ------      ------       ------
  Total Expenses                        24.28%      84.26%      76.85%       64.58%      10.18%      23.67%       38.32%

Net Income Before Taxes                  2.48%       4.47%      -3.47%       -0.03%       5.10%       7.05%        2.32%
  Provision for Taxes                    0.59%       0.80%      -1.61%       -0.38%       1.49%       2.63%        0.81%
                                        ------      ------      ------       ------      ------      ------       ------
Net Inc. Before Adj. & Min. Int.         1.90%       3.66%      -1.86%        0.35%       3.61%       4.41%        1.51%
  Plus:  After-Tax Adjustments           0.00%       0.00%       0.00%        0.00%       0.00%      -1.81%        0.00%
  Less:  Minority Interest Exp.          0.00%       0.00%       0.00%        0.00%       0.00%       0.00%        0.00%
                                        ------      ------      ------       ------      ------      ------       ------
Net Income Before Extraordinary          1.90%       3.66%      -1.86%        0.35%       3.61%       2.60%        1.51%
  Extraordinary Items                    0.00%       0.00%       0.00%        0.00%       0.00%      -0.43%        0.00%
                                        ------      ------      ------       ------      ------      ------       ------
Net Income (ROA)                         1.90%       3.66%      -1.86%        0.35%       3.61%       2.17%        1.51%


Return on Average Equity                 8.33%      11.95%      -5.64%        0.90%       9.15%      14.55%        6.60%

Combined Ratio Analysis
-----------------------

Loss Ratio                              66.11%      52.89%      87.75%       80.38%      70.12%      54.60%       72.25%
Expense Ratio                           39.89%     162.59%      28.34%       29.39%      55.61%      32.08%       42.55%
                                        ------     -------      ------       ------      ------      ------       ------
    Combined Ratio                     106.00%     215.49%     116.09%      109.77%     125.74%      86.68%      114.80%

Pre-Tax Underwriting Profit Margin      -6.00%    -115.49%     -16.09%       -9.77%     -25.74%      13.32%      -14.80%
Pre-Tax Operating Profit Margin          9.34%       5.03%      -4.78%       -0.04%      40.84%      23.06%        5.86%


Source: Audited and unaudited financial statements, corporate reports and offering circulars.
     The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.                Table 3.4
      Income and Expenses As A Percent of Trailing Twelve Month Revenues
                              Peer Group Analysis
                For the Twelve Months Ended September 30, 1998

                                          NCRIC    Peer Group                                       Peer Group Companies
                                                                ----------------------------------------------------------------
                                         09/30/98   Average       MMI         SKP          MAI       FMT      FPIC       SPC
                                         --------   -------       ---         ---          ---       ---      ----       ---
Policy Revenues                            73.26%      73.59%      72.59%       74.42%      73.48%    56.16%    73.03%    74.88%
Net Investment Income                      24.54%      15.99%      16.25%       20.45%      20.34%    38.87%    14.83%    16.24%
Net Realized Gains                          0.51%       2.69%       0.57%        4.86%       1.50%    -0.15%     0.03%     3.94%
Non-Recurring Revenues                      0.00%       0.00%       0.00%        0.00%       0.00%     0.00%     0.00%     0.00%
Other Revenues                              1.69%       7.73%      10.59%        0.27%       4.68%     5.12%    12.11%     4.94%
                                            -----       -----      ------        -----       -----     -----    ------     -----
  Total Revenues                          100.00%     100.00%     100.00%      100.00%     100.00%   100.00%   100.00%   100.00%

Policy Expenses                            65.15%      54.28%      63.54%       63.38%      47.50%    35.79%    56.86%    63.07%
Other Expenses                             19.88%      30.93%      33.38%       12.98%      19.58%    32.24%    18.53%    36.09%
Interest Expense                            0.00%       1.54%       2.10%        0.00%       0.00%    14.01%     0.00%     0.30%
Non-Recurring Expenses                      0.00%       0.00%       0.00%        0.00%       0.00%     0.00%     0.00%     0.00%
                                            -----       -----       -----        -----       -----     -----     -----     -----
  Total Expenses                           85.03%      86.75%      99.02%       76.36%      67.08%    82.03%    75.39%    99.46%

Net Income Before Taxes                    14.97%      13.25%       0.98%       23.64%      32.92%    17.97%    24.61%     0.54%
  Provision for Taxes                       3.77%       3.58%      -0.21%        5.94%       8.44%     5.85%     6.79%    -0.87%
                                            -----       -----      ------        -----       -----     -----     -----    ------
Net Inc. Before Adj. & Min. Int.           11.20%       9.67%       1.19%       17.70%      24.47%    12.12%    17.82%     1.41%
  Plus:  After-Tax Adjustments              0.00%      -0.45%       0.00%        0.00%       0.00%     0.00%     0.00%     0.00%
  Less:  Minority Interest Exp.             0.00%       0.00%       0.00%        0.00%       0.00%     0.00%     0.00%     0.00%
                                            -----       -----       -----        -----       -----     -----     -----     -----
Net Income Before Extraordinary            11.20%       9.21%       1.19%       17.70%      24.47%    12.12%    17.82%     1.41%
  Extraordinary Items                       0.00%      -0.11%       0.00%        0.00%       0.00%     0.00%     0.00%     0.00%
                                            -----      ------       -----        -----       -----     -----     -----     -----
Net Margin                                 11.20%       9.10%       1.19%       17.70%      24.47%    12.12%    17.82%     1.41%




Combined Ratio Analysis
-----------------------

Loss Ratio                                 88.93%      72.87%      87.53%       85.16%      64.65%    63.73%    77.86%    84.23%
Expense Ratio                              27.14%      47.04%      45.98%       17.44%      26.65%    57.41%    25.38%    48.19%
                                           ------      ------      ------       ------      ------    ------    ------    ------
    Combined Ratio                        116.07%     119.90%     133.51%      102.61%      91.30%   121.14%   103.24%   132.42%

Pre-Tax Underwriting Profit Margin        -16.07%     -19.90%     -33.51%       -2.61%       8.70%   -21.14%    -3.24%   -32.42%
Pre-Tax Operating Profit Margin            14.97%      13.97%       0.99%       24.84%      33.42%    17.94%    24.61%     0.56%

                                           ----------------------------------------------------------------------------------
                                            FTR         PEGI        PFCO        RTWI        AGII         SNPL         ZNT
                                            ---         ----        ----        ----        ----         ----         ---
Policy Revenues                              85.48%       43.44%      90.21%      90.57%      52.97%       87.93%      81.52%
Net Investment Income                        13.13%        4.62%       5.63%       8.35%      28.79%       11.56%       8.80%
Net Realized Gains                            0.61%        0.00%       1.17%       1.08%      18.24%        0.51%       2.64%
Non-Recurring Revenues                        0.00%        0.00%       0.00%       0.00%       0.00%        0.00%       0.00%
Other Revenues                                0.79%       51.95%       2.99%       0.00%       0.00%        0.00%       7.04%
                                              -----       ------       -----       -----       -----        -----       -----
  Total Revenues                            100.00%      100.00%     100.00%     100.00%     100.00%      100.00%     100.00%

Policy Expenses                              56.51%       22.98%      79.16%      72.80%      37.15%       48.02%      58.90%
Other Expenses                               34.10%       70.63%      25.57%      26.62%      29.46%       28.20%      34.69%
Interest Expense                              0.11%        1.36%       0.00%       0.63%       0.00%        0.84%       0.71%
Non-Recurring Expenses                        0.00%        0.00%       0.00%       0.00%       0.00%        0.00%       0.00%
                                              -----       ------       -----       -----       -----        -----       -----
  Total Expenses                             90.72%       94.97%     104.73%     100.04%      66.61%       77.06%      94.30%

Net Income Before Taxes                       9.28%        5.03%      -4.73%      -0.04%      33.39%       22.94%       5.70%
  Provision for Taxes                         2.20%        0.90%      -2.20%      -0.59%       9.74%        8.57%       2.00%
                                              -----       ------       -----       -----       -----        -----       -----
Net Inc. Before Adj. & Min. Int.              7.09%        4.13%      -2.53%       0.54%      23.65%       14.37%       3.71%
  Plus:  After-Tax Adjustments                0.00%        0.00%       0.00%       0.00%       0.00%       -5.91%       0.00%
  Less:  Minority Interest Exp.               0.00%        0.00%       0.00%       0.00%       0.00%        0.00%       0.00%
                                              -----       ------       -----       -----       -----        -----       -----
Net Income Before Extraordinary               7.09%        4.13%      -2.53%       0.54%      23.65%        8.47%       3.71%
  Extraordinary Items                         0.00%        0.00%       0.00%       0.00%       0.00%       -1.41%       0.00%
                                              -----       ------       -----       -----       -----        -----       -----
Net Margin                                    7.09%        4.13%      -2.53%       0.54%      23.65%        7.05%       3.71%




Combined Ratio Analysis
-----------------------

Loss Ratio                                   66.11%       52.89%      87.75%      80.38%      70.12%       54.60%      72.25%
Expense Ratio                                39.89%      162.59%      28.34%      29.39%      55.61%       32.08%      42.55%
                                              -----       ------       -----       -----       -----        -----       -----
    Combined Ratio                          106.00%      215.49%     116.09%     109.77%     125.74%       86.68%     114.80%

Pre-Tax Underwriting Profit Margin           -6.00%     -115.49%     -16.09%      -9.77%     -25.74%       13.32%     -14.80%
Pre-Tax Operating Profit Margin               9.34%        5.03%      -4.78%      -0.04%      40.84%       23.06%       5.86%


Source: Audited and unaudited financial statements, corporate reports and offering circulars.
     The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.13

     Expenses
     --------

          Partially offsetting the lower level of revenue was the lower level of expenses. Specifically, policy expenses (i.e., losses and LAE) equaled 12.21 percent of average assets for NCRIC versus 20.17 percent for the Peer Group on average. Meanwhile, other expenses, primarily comprised of underwriting and other expenses, equaled 3.73 percent of average assets for the Company, which was well below the average of 13.06 percent for the Peer Group.

     Loss Ratio
     ----------

          As referenced previously, the principal factor leading to NCRIC's lower operating returns is a relatively high loss ratio (policy expenses as a percent of net premiums earned), equal to 88.93 percent for NCRIC versus an average of 72.87 percent for the Peer Group. The higher loss ratio may be attributable to intense in-market competition which has limited the Company's ability to increase premiums; the level of the renewal credit, which is a significant portion of gross premium income, is established in part based on competitive considerations. Second, NCRIC's concentration in the District, where tort reform remains an issue, leads to high damage awards in comparison to areas of the country where the Peer Group companies operate. Last, NCRIC continues to maintain a conservative level of policy reserves.

     Expense Ratio
     -------------

          A relatively favorable expense ratio for NCRIC (27.14 percent) partially mitigates the adverse impact of NCRIC's relatively high loss ratio in comparison to the Peer Group (47.04 percent expense ratio on average). The favorable expense ratio reflects the Company's relatively low marketing costs historically. In this regard, the Company has a relatively high retention rate and currently issues the majority of its policies directly, rather than through brokers.

     Combined Ratio
     --------------

          The combined ratio, reflecting the sum of the loss and expense ratios, indicates that both NCRIC and the Peer Group report losses on underwriting operations. Specifically, NCRIC's combined ratio of 116.07 percent was comparable to the Peer Group average of 119.90 percent.

RP Financial, LC.
Page 3.14

     Profit Margins
     --------------

          The Company's profitability, as measured by the pre-tax underwriting profit margin and pre-tax operating profit margin, also reflect NCRIC's comparable level of profitability on a reported basis. The pre-tax underwriting loss equaled 16.07 percent for the Company versus an average loss of 19.90 percent for the Peer Group. The Company reported a pre-tax operating margin of
14.97 percent as compared to the average of 13.97 percent reported by the Peer Group. As referenced earlier, the Company's earnings were supported by favorable loss development with respect to reinsured losses which resulted in an above average adjustment to prior period premiums paid pursuant to the Company's swing rated reinsurance. While the Company will be seeking to bolster margins through growth and expansion, including through the acquisition of HCI, HCIV and EBSI, the improvements are expected to be gradual.

     Taxes
     -----

          Due primarily to NCRIC's investment practices, which emphasize after-tax yield, the Company maintains a sizeable investment in tax-advantaged securities which reduced the effective tax rate to 25 percent for the twelve months ended September 30, 1998. The Peer Group is also in a fully taxable position with an effective tax rate of approximately 25 percent.

     Acquisition of HCI, HCIV and EBSI
     ---------------------------------

          Management is projecting that the acquisition of HCI, HCIV and EBSI will be accretive to earnings after incorporating the impact of lost investment income on acquisition costs, intangibles amortization and incorporating the impact of anticipated operating synergies and future revenue growth.

Analysis of Risk Factors
------------------------

     Table 3.5 reflects a summary of risk factors for NCRIC in relation to the Peer Group. As discussed previously, NCRIC operates with a higher loss ratio (88.9 percent for the Company versus 72.9 percent for the Peer Group), while losses and LAE for the most recent twelve month period are relatively lower in comparison to policy reserves (19.1 percent for NCRIC versus an average of 31.7 percent for the Peer Group). Policy reserves as a percent of equity and assets are

RP Financial, LC.                  Table 3.5
                             Analysis of Risk Factors
                               Peer Group Analysis

                                      NCRIC    Peer Group                            Peer Group Companies
                                                          ----------------------------------------------------------------------
                                     09/30/98   Average      MMI       SKP       MAI      FMT     FPIC     SPC     FTR      PEGI
                                     --------   -------      ---       ---       ---      ---     ----     ---     ---      ----
Losses and LAE as a Percent of
------------------------------
Net Premiums Earned (Loss Ratio)      88.9%        72.9%     87.5%    85.2%     64.7%    63.7%    77.9%    84.2%    66.1%    52.9%
Policy Reserves                       19.1%        31.7%     21.7%    25.1%     11.6%    14.4%    23.1%    18.4%    22.9%    46.6%

Policy Reserves as a Percent of
-------------------------------
Assets                                60.6%        56.3%     68.2%    54.8%     65.5%    37.7%    60.3%    69.4%    60.2%    32.1%
Equity                               258.3%       241.3%    332.8%   132.0%    237.2%   290.8%   186.2%   393.8%   273.5%   141.0%

A.M. Best, Inc. Rating                   A-         N.M.         A        A         A       A-       A-       A+       A-     N.A.

                                    ---------------------------------------------------------
                                      PEGI         PFCO      RTWI     AGII      SNPT     ZNT
                                      ----         ----      ----     ----      ----     ---
Losses and LAE as a Percent of
--------------------------------
Net Premiums Earned (Loss Ratio)      52.9%        87.7%     80.4%    70.1%     54.6%    72.3%
Policy Reserves                       46.6%        79.5%     75.8%    11.2%     34.2%    26.9%

Policy Reserves as a Percent of
--------------------------------
Assets                                32.1%        62.3%     58.0%    52.0%     42.8%    68.6%
Equity                               141.0%       192.9%    155.4%   125.7%    281.6%   394.3%

A.M. Best, Inc. Rating                 N.A.          B++      N.A.       A+        B+       A+

Source: Audited and unaudited financial statements, corporate reports and offering circulars.

     The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 3.16

slightly above the Peer Group average while the tangible equity/assets ratio is comparable to the Peer Group average, even on a pre-offering basis.

     The one area of underwriting risk to which the Company is subject to greater exposure is the Company's concentration in the District, a jurisdiction which has not experienced tort reform and where damage awards are typically high in comparison to areas of the country where the Peer Group companies operate. While the Company seeks to offset such risk through conservative underwriting and reserve policies and effective claims processing, and reinsurance including catastrophic loss coverage, we believe that the Company's earnings are nonetheless exposed to a greater level of volatility as a result of this factor.

     NCRIC is rated "A-" by A.M. Best, Inc., a nationally recognized insurance company ratings firm. All but two of the Peer Group companies were rated comparably or better by A.M. Best.

Investment Portfolio Composition
--------------------------------

     Table 3.6 sets forth the composition of the investment portfolio of NCRIC and the Peer Group. The Company and the Peer Group's investment portfolios, which comprise the bulk of their respective asset bases, are broadly similar although some minor differences are apparent. The Company's conservative investment style is evident in its higher ratio of fixed maturity investments while the Peer Group has a comparatively higher level of equity investments and loans (the loans are primarily attributable to Fremont's financial institution and finance company subsidiaries).

Summary
-------

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of NCRIC. Areas where substantial differences exist will be further addressed in the valuation section to follow.

RP Financial, LC


                      Composition of Cash and Investments
                        Comparable Institution Analysis
                           As of September 30, 1998

                                            NCRIC    Peer Group                                   Peer Group Companies
                                                                 -------------------------------------------------------------------
                                           9/30/98     Average     MMI     SKP    MAI       FMT    FPIC     SPC     FTR    PEGI
                                           -------     -------     ---     ---    ---       ---    ----     ---     ---    ----
Fixed Maturity/Short Term Investments       90.4%       85.6%     94.9%   94.2%  87.5%     38.8%   96.1%   87.4%   90.4%   87.0%
Equity Investments                           4.8%        6.5%      4.5%    4.2%   6.8%      9.9%    2.5%    9.5%    6.9%    0.0%
                                            -----        ----      ----   -----  -----     -----   -----   -----   -----   -----
    Total Securities Available for Sale
     and Short-Term Investments             95.3%       92.1%     99.4%   98.4%  94.3%     48.7%   98.6%   97.0%   97.2%   87.0%

Loans Receivable                             0.0%        3.9%      0.0%    0.0%   0.0%     48.3%    0.0%    2.6%    0.0%    0.0%
Cash and Cash Equivalents                    4.7%        4.0%      0.6%    1.6%   5.7%      3.0%    1.4%    0.5%    2.8%   13.0%
                                            -----        ----      ----   -----  -----     -----   -----   -----   -----   -----
    Total Cash and Investments             100.0%       #####    100.0%  100.0% 100.0%    100.0%  100.0%  100.0%  100.0%  100.0%

                                           --------------------------------------
                                            PFCO    RTWI    AGII    SNPL     ZNT
                                            ----    ----    ----    ----     ---
Fixed Maturity/Short Term Investments       90.6%   92.6%   71.9%   87.1%   94.1%
Equity Investments                           6.1%    0.0%   26.6%    2.8%    5.1%
                                            -----    ----   -----    ----   -----
    Total Securities Available for Sale
     and Short-Term Investments             96.7%   92.6%   98.5%   89.9%   99.2%

Loans Receivable                             0.0%    0.0%    0.0%    0.0%    0.0%
Cash and Cash Equivalents                    3.3%    7.4%    1.5%   10.1%    0.8%
                                            -----    ----    ----   -----   -----
    Total Cash and Investments             100.0%  100.0%  100.0%  100.0%  100.0%

Source: Audited and unaudited financial statements, corporate reports and offering circulars.

     The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 4.1

                            IV. VALUATION ANALYSIS

Introduction
------------

     This chapter presents the valuation analysis and methodology used to determine NCRIC's estimated pro forma market value. The valuation utilizes the market value approach to value incorporating the selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

RP Financial Approach to the Valuation
--------------------------------------

     Employing the principles embodied in the market value approach, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. The valuation incorporates a "technical analysis" of recently completed stock offerings of other demutualized insurance companies, including the aftermarket trading of such offerings. In this regard, there has been limited activity with respect to insurance company demutualizations, so this analysis is rather limited. Additionally, in the absence of numerous publicly-traded mutual insurance holding companies, we will analyze the current market pricing of mutual thrift holding companies in an effort to draw conclusions on investors' perceptions of the mutual holding company structure. It should be noted that these valuation analyses, based on either the Peer Group or recent insurance company demutualizations, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the process, RP Financial will: (1) review changes in the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify key fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for insurance stocks generally and medical malpractice and workers' compensation insurers specifically; and

RP Financial, LC.
Page 4.2


(4) monitor pending insurance company demutualizations and MHC stock offerings, if any. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports of the Company should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all insurance companies. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all insurance company stocks, including NCRIC, the market value of the stocks of medical malpractice insurers, or NCRIC's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial will incorporate the estimated impact into the valuation analysis.

Valuation Analysis
------------------

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, risk, primary market, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for insurance company stocks, in particular new issues, to assess the impact on value of NCRIC coming to market at this time.

1.   Financial Condition
     -------------------

     The financial condition of a company is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital and balance sheet

RP Financial, LC.
Page 4.3


composition in assessing investment attractiveness. The similarities and differences in the financial condition are noted below:

          .    Balance Sheet Composition. NCRIC maintains a higher ratio of cash
               -------------------------
               and investments reflecting, in part, less diversified operations. Reinsurance assets are relatively comparable while other and intangible assets are higher for the Peer Group. The reserves ratio is slightly higher for NCRIC while the Company's other liabilities exceeded the Peer Group average, reflecting the substantial balance of retrospective premiums accrued under reinsurance treaties.

          .    Balance Sheet Liquidity. NCRIC's higher level of cash and
               -----------------------
               investments, all of which are classified as available for sale, coupled with the infusion of the stock proceeds provides greater balance sheet liquidity. Further, NCRIC appears to have greater current borrowings capacity than the Peer Group due to the smaller current balance of borrowed funds.

          .    Risk Profile/Asset Quality.  Discussions with management and the
               --------------------------
               Company's independent actuaries indicate that NCRIC's policy with respect to its loss and LAE reserves is to maintain a conservative reserve posture. Furthermore, policy reserves as a percent of equity and assets is higher for NCRIC although the loss ratio is also higher. NCRIC's A.M. Best, Inc. rating is "A- ", which is below 6 of the Peer Group companies, comparable to 4 companies and above 2 of the Peer Group companies.

          .    Equity Capital. The Company operates with a comparable pre-
               --------------
               offering tangible equity ratio as the Peer Group on average; the Company will have comparable to higher tangible equity level following the offering and pending acquisitions.

     On balance, we believe a slight upward adjustment for the Company is warranted for financial condition.

2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a company's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

          .    Reported Earnings. NCRIC reported comparable profitability both
               -----------------
               in terms of the return on assets and return on equity measures, and as

RP Financial, LC.
Page 4.4


               measured by the combined, underwriting and operating margins. NCRIC's operating returns were bolstered by favorable loss development with respect to reinsured losses which resulted in favorable adjustments to prior year premiums on its swing rated reinsurance.

          .    Core Earnings. On a core basis, adjusting for non-operating gains
               -------------
               and losses on sale, the Company's earnings are higher than the Peer Group average. However, earnings adjusted to exclude the impact of favorable loss development on swing rated reinsurance premiums were lower than the Peer Group average. While management believes the infrastructure is in place to generate a higher and more stable earnings stream, the Company will also be incurring some additional expenses related to being a public company and revenue diversification strategy.

          .    Earnings Risk. NCRIC's earnings appear to possess greater risk
               -------------
               exposure based on the Company's current focus on the medical malpractice liability line of business, particularly with a geographic focus in the District of Columbia. Offsetting this factor, the current reserve policy may provide for lower future losses and LAE.

          .    Earnings Growth Potential. Several factors were considered in
               -------------------------
               assessing earnings growth potential. The higher expected pro forma capital position is expected to enable the Company to continue expansion. The expected continued emphasis on diversifying the product and business lines, as well as the acquisition of HCI and EBSI, are expected to provide for long-term earnings growth, but expansion costs will diminish the near term earnings benefit, along with the amortization of intangible assets.

          .    Return on Equity.  Following the infusion of stock proceeds, the
               ----------------
               Company's pro forma equity position will exceed the Peer Group average. Coupled with the Company's current lower adjusted earnings levels and the modest investment returns expected on the stock proceeds initially, NCRIC's pro forma ROE is anticipated to be lower than the Peer Group average.

     Overall, we concluded a moderate downward valuation adjustment for profitability, growth and viability of earnings was appropriate.

3.   Risk Assessment
     ---------------

     NCRIC operates with a higher loss ratio while policy expenses as a percent of average assets are below the Peer Group average. Policy reserves as a percent of equity and assets are slightly above the Peer Group average. NCRIC was rated "A-" by A.M. Best, Inc. while all but two of the Peer Group companies for which ratings were available were rated "A-" or higher.

RP Financial, LC.
Page 4.5

     We believe the principal risk element from NCRIC's current operations stems from the geographical concentration in the District, a jurisdiction which has not experienced tort reform unlike the markets generally served by the Peer Group. While NCRIC seeks to capture such risks through underwriting and reserve methodologies, evidenced by maintaining loss and LAE reserves at the upper end of the actuarial range and through ceding premiums to reinsurers, we believe NCRIC possesses greater risk exposure as a result of this factor.

     On balance, we believe a slight downward adjustment is warranted for this factor.

4.   Primary Market and Growth
     --------------------------

     NCRIC is believed to be the leading medical malpractice liability insurer in Washington, D.C. but faces a shrinking market. While suburban areas have been growing at a considerably faster pace, the Company's market share in those areas is comparatively smaller. In response to the foregoing characteristics, as well as fundamental changes occurring in the healthcare market, the Company is actively expanding geographic markets served as well as revenue sources. Table
4.1 provides data relating to asset, revenue and earnings growth for the Company and the Peer Group which demonstrates the impact of NCRIC's market on growth trends. Since 1995 NCRIC's asset and revenue growth (18.6 and 48.2 percent) have been below both the Peer Group median and average. While earnings growth has been higher for the Company, we believe this is more of a reflection of the unusual favorable loss development on swing rated reinsurance rather than favorable market conditions prevailing in NCRIC's primary market.

     On balance, we believe a slight downward adjustment is warranted for this factor.

5.   Dividends
     ---------

     While the Board has not yet determined the Company's cash dividend policy, NCRIC's pro forma capitalization and profitability appear to position the Company to have the capacity to pay cash dividends. The Company's dividend policy will be based on a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

R P Financial, LC

                                   Table 4.1
                          Comparative Growth Analysis
                        Comparable Institution Analysis
                For the Fiscal 1995 Through September 30, 1998

                                    Peer Group                                 Peer Group Companies
                              --------------------- --------------------------------------------------------------------------------
Total Growth Achieved   NCRIC    Average   Median    MMI      SKP     MAI     FMT     FPIC    SPC      FTR      PEGI      PFCO
---------------------   -----    -------   ------    ---      ---     ---     ---     ----    ---      ---      ----      ----
Assets (1)              18.6%     171.9%    68.1%    104.4%   18.2%   58.6%   55.8%   64.7%   102.5%   196.8%    1338.6%     99.1%

Revenues (2)            48.2%     171.4%    60.6%    114.2%   21.8%   66.2%   14.8%   60.6%    50.3%   146.8%    1453.5%    169.8%

Earnings (2)           286.0%     -52.6%    26.9%    -75.5%   45.9%   51.2%   89.1%   70.2%   -79.4%    26.9%   -1773.6%  -1458.7%

                                Peer Group Companies
                           ------------------------------------
Total Growth Achieved        RTWI     AGII     SNPL     ZNT
----------------------       ----     ----     ----     ---
Assests (1)                   57.9%   -10.9%    68.1%    80.0%

Revenues (2)                  95.1%    -9.8%    23.8%    21.1%

Earnings (2)                 -92.6%    17.4%   2241.8%  253.0%

(1) Reflects percent increase from the end of fiscal 1995 to September 30, 1998.
(2) Reflects trailing twelve month revenue and earings growth from fiscal 1995 to September 30, 1998.


Source: Audited and unaudited financial statements, corporate reports and offering circulars.
      The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 4.7

     Eight of the thirteen institutions in the Peer Group pay regular cash dividends, with implied dividend yields ranging from 1.2 percent to 6.3 percent. The median dividend yield on the stocks of the Peer Group institutions was 1.9 percent as of December 4, 1998, representing a median earnings payout ratio of
41.4 percent (see Table 4.5).

     On balance, we believe that NCRIC's lower core earnings implies a lower dividend paying capacity and coupled with the lack of a stated dividend policy initially, we concluded that a slight downward adjustment was warranted for purposes of dividends relative to the Peer Group.

6.   Liquidity of the Shares
     -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on either the New York exchange or the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $47 million to $8.5 billion as of December 4, 1998, with average and median market values of $1.8 billion and $385 million, respectively. The shares issued and outstanding to shareholders of the Peer Group members ranged from approximately 5.2 to 235.7 million, with average and median shares outstanding of approximately 33.8 million and 17.0 million, respectively. The Company's minority stock offering is expected to result in public shares outstanding and market capitalization which will be far below the range exhibited by the Peer Group average and median, and below all of the Peer Group companies individually. Overall, we concluded that a moderate downward adjustment was warranted for this factor.

7.   Marketing of the Issue
     ----------------------

     Two separate markets exist for insurance company stocks: (1) the after-market for public companies in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; and (2) the new issue market in which demutualizing insurers are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock

RP Financial, LC.
Page 4.8

trading history. Both of these markets were considered in the valuation of the Company's to-be-issued stock.

     A.   The Public Market
          -----------------

          The value of publicly-traded insurance company stocks, i.e., those which are listed on an exchange or on NASDAQ, is easily measurable, and is tracked by investment firms, related organizations and by electronic means. In general, the stocks of insurance companies react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been highly mixed over the past year with the market increasing significantly to new record highs through the second quarter of the year based on a favorable combination of strengthening corporate earnings and continued low inflation. The market fell sharply in late July and through the end of August as it became apparent that economies in many of the emerging markets were in trouble (particularly Asia and Russia) and there was a concern among many investors that the economic turmoil would spread to the mature industrial economies. The stock market recovered somewhat in mid-September, reflecting a rebound in financial markets around the world. Congressional testimony by the Federal Reserve Chairman sparked a 257 point increase in the DJIA on September 23, 1998, as he suggested that short-term interest rates could be cut soon. However, the rally was not sustained, as stocks declined the following day on news of Wall Street's bailout of a major hedge fund. The market continued to experience significant volatility in early October but rebounded substantially in mid-October following the Fed's decision to cut the discount rate and targeted federal funds rate by an additional 25 basis points and reached new record highs in early December 1998. On December 4, 1998, the DJIA closed at 9016, an increase of 14 percent since the beginning of the year and
3.8 percent below its all-time high (see the chart included as Table 4.2).

          Similar to the overall stock market, the market for insurers have been mixed since the beginning of the year. Fueled by favorable conditions in the broader economy as well as acquisition news, including the merger of Citibank and Travellers, the market for insurance company stocks rose sharply in the first half of the year. Insurance stocks sold off sharply over

                                   TABLE 4.2

                DOW JONES INSURANCE INDEX AND INDUSTRIAL INDEX

                             [GRAPH APPEARS HERE]

                --------------------------------------------------------------------------------------------------------------------
___.___          11/30/97 12/31/97 1/30/98 2/27/98 3/31/98 4/30/98 5/29/98 6/30/98 7/31/98 8/31/98 9/30/98 10/31/98 11/30/98 12/4/98
------------------------------------------------------------------------------------------------------------------------------------
DOW JONES
INDUSTRIAL
  INDEX            7,823    7,908   7,906   8,545   8,800   9,063   8,900   8,952   8,883   7,539   7,843   8,592    9,117    9,016
------------------------------------------------------------------------------------------------------------------------------------
 --.-- DOW
   JONES
INSURANCE INDEX    1,023    1,099   1,083   1,161   1,211   1,232   1,208   1,277   1,239   1,044   1,061   1,150    1,215    1,226
------------------------------------------------------------------------------------------------------------------------------------

                        -------------------------------------------------------------------------------------------
                              ___.___ Dow Jones Industrial Index           ---.--- Dow Jones Insurance Index
                        --------------------------------------------------------------------------------------------

Source: Dow Jones & Co.

RP Financial, LC.
Page 4.10

the first two months of the third quarter with the Dow Jones Insurance index falling by nearly 20 percent. However, tracking the broader market, insurance company stocks recaptured all of the lost ground and as of December 4, 1998, the Dow Jones Insurance Index reached 1,226, an increase of 12 percent year-to-date.

     B.   The New Issue Market
          --------------------

          In addition to stock market conditions for insurers in general, the new issue market for demutualizing insurers is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock insurers in that the pricing ratios (primarily price/book and price/earnings) for demutualizing issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the stock offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of demutualizing and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a demutualizing insurer, particularly those employing the thrift subscription method, will typically result in a discount to tangible book value whereas the P/TB in the current market for existing insurers reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the demutualization and in the aftermarket.

          The number of demutualized insurance company issues which are publicly traded is relatively limited. Table 4.3 shows the financial and pricing characteristics of selected demutualized insurers completing their demutualization transactions since 1995. We have also included comparable ratios for Mutual Assurance, Inc., which was demutualized in 1991, since it is a medical malpractice specialist and included in the Peer Group (currently known as Medical Assurance, Inc.). The average and median pro forma P/TB ratios for the eight companies completing demutualizations was 79.0 percent and 72.2 percent, respectively. The average and

                                   Table 4.3
              Selected Recent Insurance Company Demutualizations


                                                               Market
                                                              Value of
                                                  Conversion   Common     Gross     Over-             Issue
     Ticker             Company                      Date      Stock    Proceeds  allotment Shares(a) Price
     ------             -------                      ----      -----    --------  --------- --------- -----
                                                               ($000)    ($000)              (000)     ($)
(1)   SHSE  Summit Holdings Southeast, Inc., FL     May-97      $63,250   $63,250    Yes       5,750  $11.00

      OGGI  Old Guard Group, Inc., PA               Feb-97         N.A.    39,550    No        3,955   10.00

(2)   FFH   Farm Family Holdings, Inc., NY          Jul-96       84,800    48,000    Yes       3,000   16.00

(3)   GUAR  Guarantee Life Cos., NE                 Dec-95      129,675    37,375    Yes       2,875   13.00

(4)   AFC   Allamerica Financial Corp., MA          Oct-95    1,052,856   265,356    Yes      12,636   21.00

      MAIC  Mutual Assurance, Inc., AL (b)          Sep-91         N.A.    80,879    Yes       7,818    6.50 (5)
      (MAI)

(6)   MNY   Mutual Life Ins. Co. of New York        Nov-98    1,063,375   264,375   N.A.      11,250   23.50

(7)   SKP   SCPIE Holdings                          Jan-97      224,383    41,992    Yes       2,300   18.25


Pending Conversions (Midpoint Pricing)
--------------------------------------

      MRCR  Mercer Insurance Group, NJ             Pending       29,500    29,500   N.A.       2,950   10.00

      MHU   The MIIX Group, Inc., NJ (8)           Pending      270,180    45,000   N.A.       2,500   18.00

                                                      Pro Forma Financial Ratios              Pro Forma Pricing Ratios
                                                   --------------------------------  ------------------------------------------
     Ticker             Company                     E/A   Tg. E/A    ROA     ROE      P/E     P/Core    P/B     P/TB     P/A
     ------             -------                     ---   -------    ---     ---      ---     ------    ---     ----     ---
                                                    (%)     (%)      (%)     (%)      (x)      (x)      (%)     (%)      (%)
(1)   SHSE  Summit Holdings Southeast, Inc., FL    15.91%    7.49%   1.72%   10.82%    6.50x    6.50x   92.1%   267.6%   11.8%

      OGGI  Old Guard Group, Inc., PA              39.39%   39.39%   1.89%    4.78%     N.M.   12.29x   59.0%    59.0%   40.6%

(2)   FFH   Farm Family Holdings, Inc., NY         36.47%   36.47%   3.11%    8.52%    9.76x   10.39x   83.3%    83.3%   30.4%

(3)   GUAR  Guarantee Life Cos., NE                15.42%   15.42%   1.04%    6.75%    9.47x    9.47x   64.9%    64.9%   10.1%

(4)   AFC   Allamerica Financial Corp., MA          8.20%    8.20%   0.76%    9.27%    7.78x    7.28x   72.3%    72.3%    6.1%

      MAIC  Mutual Assurance, Inc., AL (b)         29.07%   29.07%   5.20%   20.54%    6.07x    6.07x  126.0%   126.0%   31.6%
      (MAI)

(6)   MNY   Mutual Life Ins. Co. of New York        6.90%    6.90%   0.52%    7.55%    8.30x    8.30x   62.5%    62.5%    4.3%

(7)   SKP   SCPIE Holdings                         39.34%   39.34%   3.46%    8.79%    8.31x    8.31x   72.2%    72.2%   28.4%


Pending Conversions (Midpoint Pricing)
--------------------------------------

      MRCR  Mercer Insurance Group, NJ             48.20%   48.20%   2.84%    6.24%   10.70x   13.00x   63.0%    63.0%   30.3%

      MHU   The MIIX Group, Inc., NJ (8)           22.20%   22.20%   2.52%   11.32%    6.32x   11.84x   71.6%    71.6%   15.9%

                                                                     Price Performance
                                                  -------------------------------------------------------
     Ticker             Company                    1 Day  % Change   1 Week  % Change  1 Month % Change
     ------             -------                   ------  --------   ------  --------  ------- ----------
                                                    ($)      (%)      ($)      (%)       ($)      (%)
(1)   SHSE  Summit Holdings Southeast, Inc., FL    $14.38    30.73%   $14.75   34.09%   $18.50    68.18%

      OGGI  Old Guard Group, Inc., PA               14.38    43.80%    13.88   38.80%    14.63    46.30%

(2)   FFH   Farm Family Holdings, Inc., NY          17.25     7.81%    19.00   18.75%    18.25    14.06%

(3)   GUAR  Guarantee Life Cos., NE                 15.88    22.15%    16.06   23.54%    16.50    26.92%

(4)   AFC   Allamerica Financial Corp., MA          25.38    20.86%    26.13   24.43%    24.75    17.86%

      MAIC  Mutual Assurance, Inc., AL (b)           6.63     2.00%     6.69    2.92%     6.63     2.00%
     (MAI)

(6)   MNY   Mutual Life Ins. Co. of New York        28.13    19.70%    30.75   30.85%    28.38    20.77%

(7)   SKP   SCPIE Holdings                          20.75    13.70%    21.50   17.81%    22.13    21.26%


Pending Conversions (Midpoint Pricing)
--------------------------------------

      MRCR  Mercer Insurance Group, NJ                  -        -         -       -         -        -

      MHU   The MIIX Group, Inc., NJ (8)                -        -         -       -         -        -

(1) $16.4 million of preferred stock was distributed to the mutual policyholders.
(2) 2.3 million common shares were also distributed to policyholders.
(3) 7.1 million shares were distributed to eligible policyholders. Closed block established.
(4) 7.5 million shares were distributed to eligible policyholders. Closed block established.
(5) Reflects pricing of shares in the public offering. Shares distributed to policyholders totaled 6.1 million and 2.0 million; additional shares were subscribed for at a price of $10.00 per share.
(6) The plan of demutualization incorporated the distribution of 34 million shares to policyholders.
(7) Reflects initial public offering of a physician-owned insurer.
(8) The MIIX Group's intention is to distribute approximately 2 million shares to policyholders.

(a) Includes only those shares offered (does not include shares distributed to policyholders).
(b) Subsequently changed name to Medical Assurance, Inc.

RP Financial, LC.
Page 4.12


median pro forma price/earnings ("P/E") based on core earnings equaled 8.58 times and 8.30 times, respectively.

          The most recent completed demutualization involved Mutual Life Insurance Company of New York (MONY Group, Inc.) which completed its offering in November 1998, raising $264 million of outside capital at an issue price of $23.50 per share while distributing 37.5 million shares to policyholders. MONY Group's pro forma price/book ("P/B") and P/E ratios equaled 62.5 percent and
8.30 times, respectively, and the issue closed at $28.13 per share on the first day of trading and $30.75 per share after the first week of trading. Mercer Insurance Group is priced at a pro forma P/B and P/E ratio equal to 63.0 percent and 10.7 times at the midpoint of the offering range.

          As detailed in Table 4.3 and summarized in the schedule below, there have been two demutualizations of medical malpractice insurers since 1991 which were subsequently publicly traded. Mutual Assurance demutualized with a relatively high pro forma P/B ratio (126.0 percent) but at a low pro forma P/E multiple (6.07 times). SCPIE Holdings' pro forma P/B and P/E equaled 72.2 percent and 8.31 times, respectively. Additionally, The MIIX Group, a holding company for the largest medical malpractice liability insurance in New Jersey, filed a registration statement on December 4, 1998, indicating its intention to sell 2.5 million shares in an initial public offering at a price of $18.00 per share and to distribute 12 million shares to its policyholders. The pro forma pricing ratios of The MIIX Group are 11.84 times pro forma core earnings and
71.6 percent pro forma book value.

                       Pro Forma Pricing of Demutualizing
                          Medical Malpractice Insurers
                   (Includes Publicly-Traded Companies Only)

                                                      At Initial Public Offering
                                                      --------------------------
                                         Issue Date   P/B         P/E      Price
                                         ----------   ---         ---      -----
Completed
---------
SCPIE Holdings (SKP)                      Jan. 1997    72.2%     8.31x    $18.25
Mutual Assurance, Inc. (MAIC)            Sept. 1991   126.0%     6.07x    $ 6.50

Pending
-------
MIIX Group, Inc. (MHU)                   Pending       71.6%    11.84x    $18.00

Source: Public filings and RP Financial calculations.

RP Financial, LC.
Page 4.13

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall market for insurance stocks as well as the new issue market. The pricing of insurance stocks remains relatively strong in comparison to historical averages but current market volatility has adversely affected market sentiment, particularly for new issues.

     C.   Mutual Holding Company Structure
          --------------------------------

          An additional valuation factor is introduced by putting the mutual holding company in place. This is because the stock offered by NCRIC to the public will reflect a minority ownership interest in the Company (i.e., less than 50 percent). In particular, NCRIC intends to sell between $9.5 million and $12.9 million in common stock. Several characteristics of minority stock warrant a discount from the full demutualization value, including: (1) the public shareholders effectively have no voting control; (2) with no means of attaining representation on the Board, public shareholders have no means to compel payment of dividends; (3) the voting interests of public shareholders are not sufficient to overrule the MHC in any corporate voting capacity; (4) NCRIC should not benefit from takeover speculation, as the MHC cannot sell control without consummating a full demutualization first; and (5) the Company will be in a relatively unique corporate structure within the insurance industry.

          Many thrift institutions have reorganized into the mutual holding company structure since 1988, and there are currently a total of 21 publicly-traded mutual thrift holding companies. On a fully converted basis (i.e., assuming the sale of shares owned by the MHC at the current trading pricing incorporating a set of standardized assumptions with respect to offering expenses, benefit plans, etc.), the publicly-traded thrift mutual holding companies trade at an average pro forma P/TB of 87.16 percent, which is discounted by 34.3 percent from the average of all publicly-traded thrift institutions (see Table 4.4). Conversely, the average pro forma P/E, based on core earnings, equaled 20.53 times for all publicly-traded thrift mutual holding companies, which is at a premium of 12.43 percent relative to the average for all publicly-traded savings institutions. We believe that the methodology employed by the investor community to evaluate the public shares of mutual insurance holding companies would be similar to the methodology employed to evaluate thrift mutual holding companies.

                        *  *  *  *  *  *  *  *  *  *  *

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

       MHC INSTITUTIONS -- IMPLIED PRICING RATIOS FULL CONVERSION BASIS
                              and the Comparables
                            As of December 4, 1998

                                        Fully Converted
                                         Implied Value   Per Share (8)
                                       ---------------- ---------------
                                                Implied  Core    Book               Pricing Ratios(3)               Dividends(4)
                                                                         --------------------------------------- ------------------
                                        Price/   Market  12-Mth  Value/                                         Amount/
                                       Share(1)  Val(8)  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE  Share    Yield
                                       --------  ------ ------- ------- ------- ------- ------- ------- ------- ------- -------
                                           ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)     ($)     (%)
SAIF-Insured Thrifts(7)
-----------------------
 Averages                                16.24   148.24   0.89   13.35   17.50  126.61   15.91  132.75   18.26    0.34    2.08
 Medians                                   ---     ---     ---     ---   16.72  115.50   14.85  120.02   17.50     ---     ---

All Non-MHC State of   (7)
--------------------------
 Averages                                15.98   123.92   0.89   13.52   16.75  122.88   15.49  127.61   17.78    0.33    2.08
 Medians                                   ---     ---     ---     ---   15.59  113.64   14.39  117.77   16.74     ---     ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
 Averages                                13.73   227.59   0.69   15.82   19.36   86.00   18.85   87.16   20.53    0.32    2.02
 Medians                                   ---     ---     ---     ---   18.83   82.46   17.64   83.14   20.18     ---     ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB  Alliance Bank MHC of PA (19.9)     12.25    42.12   0.86   17.90   14.24   68.44   13.53   68.44   14.24    0.36    2.94
BCSB  BCSB Bankcorp MHC of MD (38.6)      9.00    55.31   0.51   12.05   17.65   74.69   18.24   74.69   17.65    0.00    0.00
BRKL  Brookline Bncp MHC of MA(47.0)     11.88   346.67   0.68   14.91   16.97   79.68   34.85   79.68   17.47    0.20    1.68
FFFL  Fidelity Bcsh MHC of FL (47.9)     23.25   169.38   1.28   23.67   16.26   98.23   10.72   99.61   18.16    1.00    4.30
SBFL  Fingr Lakes Fin.MHC OF NY(33.1     13.25    47.53   0.47   13.95   25.00   94.98   15.68   94.98   28.19    0.24    1.81
GBNK  Gaston Fed Bncp MHC of NC(47.0     14.00    63.18   0.55   15.66   23.73   89.40   26.65   89.40   25.45    0.20    1.43
HARS  Harris Fin. MHC of PA (24.9)       14.50   558.82   0.63   14.75   18.83   98.31   19.98  101.47   23.02    0.22    1.52
JXSB  Jcksnville SB,MHC of IL (45.6)     13.00    25.77   0.50   15.80   18.84   82.28   14.34   82.28   26.00    0.30    2.31
LFED  Leeds Fed Bksr MHC of MD (36.3     14.00    78.01   0.84   16.84   16.67   83.14   22.47   83.14   16.67    0.56    4.00
LIBB  Liberty Bancorp MHC of NJ (47)      8.88    34.64   0.44   12.81   19.30   69.32   13.11   69.32   20.18    0.00    0.00
NBCP  Niagara Bancorp of NY MHC(45.4     11.06   329.68   0.61   13.97   24.04   79.17   20.78   79.17   18.13    0.12    1.08
NWSB  Northwest Bcrp MHC of PA (30.8     10.50   508.99   0.63   11.17   16.41   94.00   17.64   97.95   16.67    0.16    1.52
PHSED PHS Bancorp MHC of PA (45.0)       14.25    40.66   0.54   11.12   24.15  128.15   16.99  128.15   26.39    0.28    1.96
PBHC  Pathfinder BC MHC of NY (45.2)     11.00    30.60   0.54   13.34   18.33   82.46   14.83   90.68   20.37    0.20    1.82
PBCT  Peoples Bank, MHC of CT (41.2)     29.00  2202.20   1.33   27.20   15.26  106.62   20.34  114.31   21.80    0.92    3.17
PLSK  Pulaski SB, MHC of NJ (47.0)       11.00    23.83   0.63   15.58   18.33   70.60   11.76   70.60   17.46    0.32    2.91
SKBO  Skibo Fin Corp MHC of PA(45.0)     11.25    39.84   0.45   13.84   26.16   81.29   23.67   81.29   25.00    0.20    1.78
SFFS  Sound Fed Bp MHC of NY (44.1)      10.00    52.13   0.78   14.83   12.82   67.43   17.42   67.43   12.82    0.00    0.00
WAYN  Wayne Svgs Bks MHC of OH (48.2     20.50    52.03   0.90   19.13   20.92  107.16   18.34  107.16   22.78    0.62    3.02
WCFB  Wbstr Cty FSB MHC of IA (45.6)     15.75    36.16   0.83   18.02   18.98   87.40   32.71   87.40   18.98    0.80    5.08
WEBK  West Essex MHC of NJ (42.2)         9.94    41.82   0.42   15.70   23.67   63.31   11.71   63.31   23.67    0.00    0.00


                                                         Financial Characteristics(6)
                                       -------- -------------------------------------------------------
                                                                            Reported         Core
                                        Payout  Total   Equity/  NPAs/  --------------- ---------------
                                       Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
                                       -------- ------  ------- ------  ------- ------- ------- -------
                                           (%)  ($Mil)     (%)     (%)     (%)     (%)     (%)     (%)
SAIF-Insured Thrifts(7)
-----------------------
 Averages                                34.66   1,137   13.66    0.64    0.88    7.46    0.84    7.00
 Medians                                   ---     ---     ---     ---     ---     ---     ---     ---

All Non-MHC State of   (7)
--------------------------
 Averages                                37.30     914   13.63    0.70    0.89    7.55    0.82    6.88
 Medians                                   ---     ---     ---     ---     ---     ---     ---     ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
 Averages                                36.19   1,166   22.33    0.55    1.04    4.79    1.00    4.51
 Medians                                   ---     ---     ---     ---     ---     ---     ---     ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB  Alliance Bank MHC of PA (19.9)     41.86     311   19.78    0.89    0.99    4.87    0.99    4.87
BCSB  BCSB Bankcorp MHC of MD (38.6)      0.00     303   24.42    0.34    1.03    4.23    1.03    4.23
BRKL  Brookline Bncp MHC of MA(47.0)     29.41     995   43.74    0.33    2.26    5.91    2.20    5.74
FFFL  Fidelity Bcsh MHC of FL (47.9)       NM    1,580   10.92    0.26    0.75    6.13    0.67    5.49
SBFL  Fingr Lakes Fin.MHC OF NY(33.1     51.06     303   16.51    0.50    0.68    3.85    0.60    3.41
GBNK  Gaston Fed Bncp MHC of NC(47.0     36.36     237   29.81    0.71    1.11    4.55    1.04    4.24
HARS  Harris Fin. MHC of PA (24.9)       34.92   2,797   20.33    0.65    1.12    5.30    0.92    4.34
JXSB  Jcksnville SB,MHC of IL (45.6)     60.00     180   17.43    0.79    0.76    4.41    0.55    3.19
LFED  Leeds Fed Bksr MHC of MD (36.3     66.67     347   27.03    0.90    1.39    5.05    1.39    5.05
LIBB  Liberty Bancorp MHC of NJ (47)      0.00     264   18.91    0.38    0.72    4.57    0.69    4.37
NBCP  Niagara Bancorp of NY MHC(45.4     19.67   1,587   26.24    0.26    0.95    4.07    1.26    5.39
NWSB  Northwest Bcrp MHC of PA (30.8     25.40   2,886   18.76    0.52    1.19    5.83    1.17    5.74
PHSED PHS Bancorp MHC of PA (45.0)       51.85     239   13.26    0.21    0.75    5.41    0.69    4.95
PBHC  Pathfinder BC MHC of NY (45.2)     37.04     206   17.99    1.40    0.80    4.42    0.72    3.97
PBCT  Peoples Bank, MHC of CT (41.2)     69.17  10,828   19.08    0.59    1.45    7.21    1.01    5.05
PLSK  Pulaski SB, MHC of NJ (47.0)       50.79     203   16.66    0.62    0.66    3.92    0.69    4.11
SKBO  Skibo Fin Corp MHC of PA(45.0)     44.44     168   29.12    0.60    0.90    3.11    0.94    3.25
SFFS  Sound Fed Bp MHC of NY (44.1)       0.00     299   25.84    0.52    1.36    5.26    1.36    5.26
WAYN  Wayne Svgs Bks MHC of OH (48.2     68.89     284   17.11    0.51    0.89    5.17    0.81    4.75
WCFB  Wbstr Cty FSB MHC of IA (45.6)       NM      111   37.42    0.04    1.69    4.65    1.69    4.65
WEBK  West Essex MHC of NJ (42.2)         0.00     357   18.49     NA     0.49    2.68    0.49    2.68

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing twelve month data, adjusted to omit non-operating gains and losses (including the SAIF assessment) on a tax effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form. (4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

    Calculation of Implied Per Share Data -- Incorporating MHC Second Step
                                  Conversion
                        Comparable Institution Analysis
                For the Twelve Months Ended September 30, 1998

                                            Current Ownership              Current Per Share Data (MHC Ratios)
                                       ---------------------------   -----------------------------------------------
                                         Total    Public      MHC                Core     Book    Tangible
                                        Shares    Shares    Shares     EPS       EPS      Value     Book     Assets
                                       -------   -------   -------   -------   -------   -------  --------   -------
                                        (000)     (000)     (000)      ($)       ($)       ($)       ($)       ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB  Alliance Bank MHC of PA (19.9)     3,274       650     2,624      0.60      0.60      9.24      9.24     85.48
BCSB  BCSB Bankcorp MHC of MD (38.6)     6,117     2,361     3,756      0.36      0.36      7.28      7.28     44.74
BRKL  Brookline Bncp MHC of MA(47.0)    29,095    13,675    15,420      0.53      0.51      9.47      9.47     28.71
FFFL  Fidelity Bcsh MHC of FL (47.9)     6,802     3,260     3,542      1.17      1.00     13.42     13.06    220.29
GBNK  Gaston Fed Bncp MHC of NC(47.0     4,497     2,113     2,384      0.39      0.35      9.24      9.24     46.25
HARS  Harris Fin. MHC of PA (24.9)      33,992     8,442    25,550      0.53      0.38      5.65      5.13     71.21
JXSB  Jcksnville SB,MHC of IL (45.6)     1,908       869     1,039      0.50      0.30      9.41      9.41     87.16
LFED  Leeds Fed Bksr MHC of MD (36.3     5,196     1,883     3,313      0.64      0.64      9.49      9.49     58.26
LIBB  Liberty Bancorp MHC of NJ (47)     3,901     1,834     2,067      0.34      0.32      8.76      8.76     63.69
NBCP  Niagara Bancorp of NY MHC(45.4    29,756    13,502    16,254      0.30      0.45      8.76      8.76     48.09
NWSB  Northwest Bcrp MHC of PA (30.8    46,865    14,438    32,427      0.45      0.44      4.65      4.18     54.68
PBCT  Peoples Bank, MHC of CT (41.2)    64,147    27,633    36,514      1.67      1.00     13.36     11.19    149.96
PBHC  Pathfinder BC MHC of NY (45.2)     2,736     1,279     1,457      0.44      0.38      8.18      6.95     70.03
PHSED PHS Bancorp MHC of PA (45.0)       2,760     2,760         0      0.58      0.53     10.62     10.62     85.84
PLSK  Pulaski SB, MHC of NJ (47.0)       2,108       990     1,118      0.45      0.48     10.68     10.68     90.76
SBFL  Fingr Lakes Fin.MHC OF NY(33.1     3,570     1,180     2,390      0.29      0.23      6.28      6.28     77.15
SFFS  Sound Fed Bp MHC of NY (44.1)      5,212     2,299     2,913      0.63      0.63     10.02     10.02     52.59
SKBO  Skibo Fin Corp MHC of PA(45.0)     3,450     1,035     2,415      0.22      0.25      7.15      7.15     41.72
WAYN  Wayne Svgs Bks MHC of OH (48.2     2,487     1,197     1,290      0.71      0.63      9.98      9.98    104.54
WCFB  Wbstr Cty FSB MHC of IA (45.6)     2,114       962     1,152      0.63      0.63     10.84     10.84     43.57
WEBK  West Essex MHC of NJ (42.2)        4,197     1,773     2,424      0.27      0.27     10.76     10.76     80.14

                                         Impact of Second Step Conversion (4)   Pro Forma Per Share Data (Fully Converted)(4)
                                       --------------------------------------   ----------------------------------------------
                                        Share     Gross    Net Incr.  Net Incr.             Core      Book   Tangible
                                        Price    Procds(1) Capital(2) Income(3)   EPS       EPS      Value     Book      Assets
                                       -------   -------   -------    -------   -------   -------   -------   -------   -------
                                       ($000)    ($000)    ($000)     ($000)      ($)       ($)       ($)       ($)       ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB  Alliance Bank MHC of PA (19.9)     12.25    34,150    31,279       981      0.86      0.86     17.90     17.90     90.51
BCSB  BCSB Bankcorp MHC of MD (38.6)      9.00    34,055    29,537       908      0.51      0.51     12.05     12.05     49.34
BRKL  Brookline Bncp MHC of MA(47.0)     11.88   184,214   159,445     4,895      0.70      0.68     14.91     14.91     34.09
FFFL  Fidelity Bcsh MHC of FL (47.9)     23.25    93,574    81,164     2,494      1.43      1.28     23.67     23.34    216.84
GBNK  Gaston Fed Bncp MHC of NC(47.0     14.00    33,596    29,111       894      0.59      0.55     15.66     15.66     52.54
HARS  Harris Fin. MHC of PA (24.9)       14.50   436,403   376,332    11,536      0.77      0.63     14.75     14.29     72.57
JXSB  Jcksnville SB,MHC of IL (45.6)     13.00    14,464    13,360       420      0.69      0.50     15.80     15.80     90.67
LFED  Leeds Fed Bksr MHC of MD (36.3     14.00    51,652    44,519     1,364      0.84      0.84     16.84     16.84     62.31
LIBB  Liberty Bancorp MHC of NJ (47)      8.88    18,355    15,785       483      0.46      0.44     12.81     12.81     67.74
NBCP  Niagara Bancorp of NY MHC(45.4     11.06   180,345   155,672     4,774      0.46      0.61     13.97     13.97     53.23
NWSB  Northwest Bcrp MHC of PA (30.8     10.50   357,386   323,693    10,112      0.64      0.63     11.17     10.72     59.54
PBCT  Peoples Bank, MHC of CT (41.2)     29.00 1,400,854 1,208,609    37,056      1.90      1.33     27.20     25.37    142.59
PBHC  Pathfinder BC MHC of NY (45.2)     11.00    16,538    14,724       457      0.60      0.54     13.34     12.13     74.15
PHSED PHS Bancorp MHC of PA (45.0)       14.25     1,332     2,433        90      0.59      0.54     11.12     11.12     83.88
PLSK  Pulaski SB, MHC of NJ (47.0)       11.00    12,931    11,220       345      0.60      0.63     15.58     15.58     93.53
SBFL  Fingr Lakes Fin.MHC OF NY(33.1     13.25    31,899    27,638       849      0.53      0.47     13.95     13.95     84.48
SFFS  Sound Fed Bp MHC of NY (44.1)      10.00    29,140    25,070       768      0.78      0.78     14.83     14.83     57.39
SKBO  Skibo Fin Corp MHC of PA(45.0)     11.25    28,188    24,342       747      0.43      0.45     13.84     13.84     47.53
WAYN  Wayne Svgs Bks MHC of OH (48.2     20.50    27,493    23,734       728      0.98      0.90     19.13     19.13    111.79
WCFB  Wbstr Cty FSB MHC of IA (45.6)     15.75    21,012    18,451       570      0.83      0.83     18.02     18.02     48.15
WEBK  West Essex MHC of NJ (42.2)         9.94    24,195    20,908       641      0.42      0.42     15.70     15.70     84.92

                                       Pro Forma(5)
                                       ------------
                                       Public Dilu-
                                        Pct.  tion
                                       ------ -----
                                         (%)   (%)
Publicly-Traded MHC Institutions
--------------------------------
ALLB  Alliance Bank MHC of PA (19.9)    18.9  -0.9
BCSB  BCSB Bankcorp MHC of MD (38.6)    38.4  -0.2
BRKL  Brookline Bncp MHC of MA(47.0)    46.9  -0.1
FFFL  Fidelity Bcsh MHC of FL (47.9)    44.8  -3.2
GBNK  Gaston Fed Bncp MHC of NC(47.0    46.8  -0.2
HARS  Harris Fin. MHC of PA (24.9)      21.9  -2.9
JXSB  Jcksnville SB,MHC of IL (45.6)    43.9  -1.7
LFED  Leeds Fed Bksr MHC of MD (36.3    33.8  -2.4
LIBB  Liberty Bancorp MHC of NJ (47)    47.0   0.0
NBCP  Niagara Bancorp of NY MHC(45.4    45.3  -0.1
NWSB  Northwest Bcrp MHC of PA (30.8    29.8  -1.0
PBCT  Peoples Bank, MHC of CT (41.2)    36.4  -6.7
PBHC  Pathfinder BC MHC of NY (45.2)    46.0  -0.8
PHSED PHS Bancorp MHC of PA (45.0)      96.7  -3.3
PLSK  Pulaski SB, MHC of NJ (47.0)      45.7  -1.2
SBFL  Fingr Lakes Fin.MHC OF NY(33.1    32.9  -0.2
SFFS  Sound Fed Bp MHC of NY (44.1)     44.1   0.0
SKBO  Skibo Fin Corp MHC of PA(45.0)    29.2  -0.8
WAYN  Wayne Svgs Bks MHC of OH (48.2    47.2  -1.0
WCFB  Wbstr Cty FSB MHC of IA (45.6)    41.9  -3.6
WEBK  West Essex MHC of NJ (42.2)       42.1  -0.1


(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
          Offering expense percent       2.00
          ESOP percent purchase          8.00
          Recognition plan percent       4.00
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
          After-tax reinvestment         4.29
          ESOP loan term (years)           10
          Recog. plan vesting (yrs)         5
          Effective tax rate            34.00
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step.
     For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.
Page 4.16

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall market for insurance companies, the new issue market as well as factors solely impacting value as a result of selling shares publicly within the mutual insurance holding company structure. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Organization
     ------------

     By virtue of its relatively small level of total assets and revenues, NCRIC's management team is constrained by the resources available relative to other larger insurers. Under new management, the Company has been effective in improving the financial posture and implementing a plan to enhance the long-term viability. The financial results of the Peer Group companies indicate that they have been effectively managed, and all but two of the Peer Group companies are rated "A-" or higher by A.M. Best, Inc. We have applied a slight downward adjustment as NCRIC's management depth is limited by the smaller size.

9.   Regulatory Environment
     ----------------------

     Both NCRIC and the Peer Group companies operate in a regulated industry with oversight typically provided by state insurance regulators, generally within the framework of guidelines established by state law and the National Association of Insurance Commissioners. NCRIC appears to maintain good relations with its regulators and the Peer Group companies are not subject to operating restrictions of which we are aware. The one difference noted between NCRIC and the Peer Group was with respect to the status of tort reform in the District. There appears to be little if any momentum toward legislative changes for tort reform in the District where as many of the states where the Peer Group companies operate have approved tort reform measures. On balance, we believe a slight downward adjustment is warranted for this factor.

Summary of Adjustments
----------------------

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should be discounted relative to the Peer Group as follows:

RP Financial, LC.
Page 4.17

     Key Valuation Parameters                          Valuation Adjustment
     ------------------------                          --------------------
     Financial Condition                               Slight Upward
     Profitability, Growth and Viability of Earnings   Moderate Downward
     Risk Assessment                                   Slight Downward
     Primary Market and Growth                         Slight Downward
     Dividends                                         Slight Downward
     Liquidity of the Shares                           Moderate Downward
     Marketing of the Issue                            Moderate Downward
     Organization                                      Slight Downward
     Regulatory Environment                            Slight Downward

Valuation Approaches
--------------------

     In applying the pro forma market value approach, we considered the three key pricing ratios in valuing NCRIC's to-be-issued stock -- P/E, P/B and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock offering proceeds. In computing the pro forma impact of the demutualization and the related pricing ratios, we have incorporated the valuation parameters disclosed in NCRIC's prospectus for reinvestment rate, the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-2 and IV-3).

     We have also considered the pro forma impact of the acquisition of HCI, HCIV and EBSI in the calculation of pro forma pricing. In this regard, we have reviewed the schedules relating to the acquisition set forth in the prospectus. However, for the purpose of preparing the pro forma financial data herein, we have incorporated the Company's post-acquisition analyses which incorporate the estimated impact of lost investment income, potential operating synergies and potential revenue and earnings growth. On the basis of these analyses, the acquisition of HCI and EBSI are projected to contribute $188,000 to after-tax earnings in the first year following acquisition. Similarly, the estimated intangible assets of $4.9 million from such acquisitions have been factored into the pro forma analysis as a tangible equity adjustment.

     Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in NCRIC's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's value pursuant to a full demutualization are described more fully below.

RP Financial, LC.
Page 4.18

          .    Offering Expenses. Offering expenses have been assumed to equal 4
               -----------------
               percent of the offering amount pursuant to a full demutualization. This assumption is believed to approximate the actual amount of expenses which would be incurred pursuant to a 100 percent demutualization based on: (1) the actual level of expenses incurred in the minority offering adjusted for the larger offering amount; (2) and the level of expenses incurred in other demutualizations.

          .    Effective Tax Rate. The Company, in consultation with its outside
               ------------------
               auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the offering proceeds to be 34 percent based on the statutory Federal income tax rate.

          .    Reinvestment Rate. The pro forma section in the prospectus
               -----------------
               incorporates a 5.00 percent reinvestment rate on the new cash, which is equivalent to the approximate rate available on short term investment securities in which management plans to deploy the offering proceeds initially. The earnings base already incorporates the benefit of the pending acquisitions.

          .    Stock Benefit Plans. The assumptions for the stock benefit plans,
               -------------------
               i.e., the Employee Stock Ownership Plan ("ESOP") and Stock Award Plan ("Stock Award Plan"), are consistent with the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 10 percent of the stock in the offering at the initial public offering price, with the ESOP expensed on a straight-line basis over 10 years. The Stock Award Plan is assumed to purchase 5 percent of the stock in the offering at the initial public offering price, with the Stock Award Plan cost expensed on a straight line basis in conjunction with the 5 year vesting schedule.

          .    Capitalization of the MHC.  Pursuant to the proposed transaction
               -------------------------
               structure, the MHC will be capitalized with $250,000 of cash.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent demutualizations.

     RP Financial's valuation placed an emphasis on the following:

          .    P/E Approach. The P/E approach is generally the best indicator of
               ------------
               long-term value for a stock. Given the similarities and notwithstanding the differences between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for the Company and the Peer Group included certain unusual operating items, we also made adjustments to earnings to arrive at a core earnings estimate and the resulting price/core earnings ratio.

RP Financial, LC.
Page 4.19

          .    P/B Approach. P/B ratios have generally served as a useful
               ------------
               benchmark in the valuation of the equity securities of insurance companies, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds, potentially over an extended period of time. RP Financial considered the P/B approach to be a reliable indicator of value given current market conditions, particularly the market for recent demutualizations.

          .    P/A Approach. P/A ratios are generally a less reliable indicator
               ------------
               of market value, as investors do not place significant weight on the size of total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings, which have received greater weight in our valuation analysis.

     The Company has adopted Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of an offering pursuant to a full demutualization, taking into account the dilutive impact of the 30,000 shares issued to the HCI shareholders at the completion of the offering and acquisition, was $28,300,000 at the midpoint, equal to 2,830,000 shares issued at a per share value of $10.00 for the public shares. Pursuant to the structure of the offering which incorporates a 15 percent offering range around the midpoint, this indicates a minimum value of $24,100,000, and a maximum value of $32,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to a value of 2,410,000 shares at the minimum to 3,250,000 shares at the maximum.

     Taking into account the shares sold in the offering plus the 30,000 shares issued to the principals of HCI concurrent with the offering, the market value of all shares would be as follows:

RP Financial, LC.
Page 4.20

                                Total                    Aggregate
                           Shares Issued(1)          Market Value(1)(2)
                           ----------------          ------------------
     Minimum                   2,410,000                $24,100,000
     Midpoint                  2,830,000                 28,300,000
     Maximum                   3,250,000                 32,500,000

     (1) Includes offering shares plus 30,000 shares issued to HCI shareholders.
     (2)  Based on a $10.00 per share price.

     1.   P/E.  The application of the P/E valuation method requires calculating
          ---
the Company's pro forma market value by applying a valuation P/E multiple (fully demutualized basis) to the pro forma earnings base. Ideally, the pro forma earnings base is composed principally of the Company's recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of net offering proceeds. NCRIC's reported earnings were $2,702,000 for the twelve months ended September 30, 1998, which included a modest amount of gains ($122,000) which we have excluded from the core earnings base on a tax effected basis to derive a core earnings figure of 2,621,000. As discussed previously, we have added $188,000 to reflect the estimated earnings benefit of HCI and EBSI.
Accordingly, the reported and core earnings for valuation purposes equaled $2.8 million and $2.9 million, respectively. Core earnings for the Company and the Peer Group is generally equal to reported earnings, excluding realized gains and losses on investments.

     Based on the foregoing, the Company's pro forma P/E multiple (fully demutualized basis) at the $28,300,000 midpoint value was 8.88 times, which is at a discount of 40.2 and 22.6 percent relative to the Peer Group median of
14.85 times trailing 12 month core earnings and 11.48 times analysts' consensus earnings for the next fiscal year, respectively. We believe that the foregoing discounts are appropriate in view of the previous comparative discussion, taking into consideration the following: (1) certain non-recurring expenses related to the triennial audit ($60,000), guaranty fund assessment ($154,000), and retro-rated programs ($374,000); (2) reduction of $222,000 of expense related to current benefit plans which are being replaced by the stock benefit plans; (3) the reduction in policy renewal credit accruals from a rate of 12.5 percent in fiscal 1998 to 10 percent in fiscal 1999; and (4) net swing rated reinsurance premiums are

RP Financial, LC.
Page 4.21

expected to return to levels more closely approximating historical levels (i.e., a net expense rather than an earnings benefit as recently experienced). If the reinsurance premiums approximated the average of the period of fiscal 1995 forward, and the various other adjustments cited above on a tax effected basis, the pro forma earnings base would be reduced to $1.189 million, which would indicate an earnings multiple of approximately 18 times earnings.

     Relative to the medical malpractice specialist sub-group (i.e., the four Peer Group companies deriving the majority of their premium revenues from medical malpractice liability insurance), the Company's pro forma earnings multiples are discounted relative to the Peer Group while NCRIC's adjusted earnings (adjusted for non-recurring expenses cited earlier and favorable loss development on swing rated reinsurance to the average of fiscal 1995 period forward) is at a premium to the subgroup medians.

     2.   P/B. The application of the P/B valuation method requires calculating
          ---
the Company's pro forma market value by applying a valuation P/B ratio to NCRIC's pro forma book value (fully demutualized basis). In applying the P/B approach, we also considered tangible book value (i.e., book value net of intangible assets) because historically the market has not generally given credit for intangible assets.

     At the midpoint value, NCRIC exhibited pro forma reported and tangible P/B ratios (fully demutualized basis) equaled 52.11 percent and 57.28 percent, respectively, compared to the Peer Group's median reported and tangible P/B ratios of 116.5 percent and 141.9 percent, respectively. Accordingly, the Company's pro forma reported and tangible P/B ratios are discounted by 55.3 percent and 59.6 percent respectively. The medical malpractice specialist subgroup reported median P/B and P/TB ratios equal to 151.8 percent; the Company's pro forma P/B and P/TB ratios were discounted by 65.7 percent and 62.3 percent, respectively, at the midpoint.

     RP Financial considered these discounts to be appropriate in light of the downward adjustments indicated above and, particularly, the relatively low pro forma ROE generated by NCRIC. In this regard, NCRIC's pro forma ROE based on reported earnings (which includes the benefit of the favorable loss development on swing rated reinsurance) equaled 6.02 percent, which represents a 34.6 percent discount from the Peer Group median of 9.2 percent and a

RP Financial, LC.
Page 4.22

discount of 51.5 percent from the 12.4 percent median ROE of the medical malpractice specialist subgroup. The ROE would be discounted more significantly if the benefit of the favorable loss development on the Company's swing rated reinsurance was partially or wholly eliminated from earnings.

     Additionally, the Company's pro forma P/B takes into account the current market for new issues. Specifically, MONY Group (the holding company for Mutual Life Insurance Company of New York) demutualized in November 1998. With a market capitalization in excess of $1 billion and a public offering approximating $265 million, MONY Group had a pro forma P/B equal to approximately 62.5 percent. Mercer Insurance Group's demutualization transaction is currently pending and is priced at a pro forma P/TB of 63.0 percent at the midpoint. NCRIC's midpoint value is modestly discounted relative to this recently completed and pending transaction while the Company's pro forma P/TB ratio at the maximum is relatively comparable.

     The Company's pro forma P/B ratio is discounted by 20 percent from The MIIX Group, a medical malpractice specialist based in New Jersey, whose demutualization transaction is currently pending with a pro forma P/TB ratio of
71.6 percent. Importantly, we believe the discount is appropriate based on a number of factors including the smaller size of NCRIC, lower earnings on an adjusted basis, and lower pro forma return on equity.

     3.  P/A.  The P/A valuation methodology determines market value by applying
         ---
a valuation P/A ratio (fully demutualized basis) to the Company's pro forma asset base. At the midpoint of the valuation range, NCRIC's full demutualization value equaled 17.85 percent of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 26.1 percent, which implies a 31.6 percent discount being applied to the Company's pro forma P/A ratio (fully demutualized basis). We placed less weight on this valuation methodology, as size is a less important valuation criteria to the investment community.

                         *  *  *  *  *  *  *  *  *  *

RP Financial, LC.
Page 4.23

Valuation Conclusion
--------------------

     Based on the foregoing, it is our opinion that, based on stock prices as of December 4, 1998 and financial data through September 30, 1998, the estimated aggregate pro forma market value of the offering shares in a full demutualization was $28,000,000 at the midpoint, equal to 2,800,000 shares offered at a per share value of $10.00. Pursuant to structure of the Company's offering, there is a 15 percent offering range around the midpoint offering value, resulting in a minimum offering amount of $23,800,000, and a maximum offering amount of $32,200,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to an offering (in a full demutualization) of 2,380,000 shares at the minimum to 3,220,000 shares at the maximum. The total shares issued and aggregate market value of the shares increase by 30,000 and $300,000, respectively, as a result of including the shares provided to the principals of HCI, HCIV and EBSI as part of the acquisition consideration.

MHC Offering Range
------------------

     The Board of Directors has established a public offering range such that the public ownership of NCRIC Group, Inc. will constitute a 40 percent ownership interest, before consideration of the shares issued to the HCI shareholders. A schedule showing the distribution of shares between the MHC, the public and HCI shareholders is set forth on the following page, all based on a $10.00 per share offering price. The pro forma valuation calculations relative to the Peer Group (fully demutualized basis for NCRIC) are shown in Table 4.5 and are detailed in
Exhibit IV-2 and Exhibit IV-3; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-4 and IV-5.

RP Financial, LC.
Page 4.24

                                                                        Offering and
                                                                      Acquisition Shares
                                                                      ------------------          Total
                                                                                   Shares        Offering
                                                                     Public        Issued          and
                                         Total          MHC         Offering       to HCI      Acquisition
                                         Shares        Shares        Shares     Shareholders      Shares
                                         ------        ------        ------     ------------      ------
Shares(1)
------
Minimum                                 2,410,000     1,428,000       952,000         30,000       982,000
Midpoint                                2,830,000     1,680,000     1,120,000         30,000     1,150,000
Maximum                                 3,250,000     1,932,000     1,288,000         30,000     1,318,000

Distribution of Shares
----------------------
Minimum                                    100.00%        59.25%        39.50%          1.24%        40.75%
Midpoint                                   100.00%        59.36%        39.58%          1.06%        40.64%
Maximum                                    100.00%        59.45%        39.63%          0.92%        40.55%

Aggregate Market Value
----------------------
Minimum                               $24,100,000   $14,280,000   $ 9,520,000       $300,000   $ 9,820,000
Midpoint                               28,300,000    16,800,000    11,200,000        300,000    11,500,000
Maximum                                32,500,000    19,320,000    12,880,000        300,000    13,180,000

(1)  Based on an offering price of $10.00 per share.

RP Financial, LC
                                   Table 4.5
                             Public Market Pricing
                           NCRIC and the Peer Group
                            As of December 4, 1998

                                             Market Capitalization                   Per Share Data
                                            ------------------------  ---------------------------------------------
                                             Price/  Shares  Market      T.T. Mo. Earnings      Book Value
                                                                      ---------------------- --------------
                                            Share    Out.    Value    Actual Core  1999 Est. Rep.    Tang.  Assets
                                            -----    ----    -----    ------ ----  --------- ----    -----  ------
                                             ($)     (000)  ($Mil)      ($)   ($)     ($)     ($)     ($)    ($)
      NCRIC Group, Inc. (1)
      ---------------------
      Maximum                                10.00   3,250   32.50      1.02  1.00   ----     17.76   16.25  49.83
      Midpoint                               10.00   2,830   28.30      1.16  1.13   ----     19.19   17.46  56.02
      Minimum                                10.00   2,410   24.10      1.33  1.30   ----     21.12   19.09  64.37


      Comparable Group
      ----------------
          Average                           $23.69  33,848  $1,780     $1.38 $1.10  $2.13    $17.87  $15.87 $76.82
          Median                               ---     ---     ---       ---   ---    ---       ---     ---    ---

Comparable Group
----------------
MMI   MMI Companies, Inc.                    16.31  18,992     310      0.29  0.21   1.90     21.67   19.55  77.82
SKP   SCPIE Holdings, Inc.                   30.94  12,435     385      2.86  2.39   2.60     30.87   30.87  74.30
MAI   Medical Assurance, Inc.                30.19  21,257     642      2.11  2.03   2.18     14.84   14.84  53.77
FMT   Fremont General Corporation            49.38  34,951   1,726      3.68  3.71   4.30     25.85   21.03 199.61
FPIC  FPIC Insurance Group, Inc.             39.56   9,414     372      2.11  2.11   2.50     15.69   13.85  48.43
SPC   St. Paul Companies, Inc.               36.06 235,733   8,501      0.46 (0.31)  3.25     27.96   25.41 159.10
FTR   Frontier Insurance Group, Inc.         14.13  37,021     523      1.07  1.01   2.02     13.64   12.17  62.01
PEGI  Preferred Employers Holdings, Inc.      9.00   5,242      47      0.28  0.28   0.85      2.35    1.42  10.33
PFCO  PAULA Financial                         9.50   5,985      57     (0.63)(0.80)  1.53     12.78   12.78  39.56
RTWI  RTW, Inc.                               5.13  11,945      61      0.07  0.01   0.32      4.99    4.99  13.37
AGII  Argonaut Group, Inc.                   26.19  24,044     630      2.78  1.49   2.10     30.87   29.36  74.58
SNTL  Superior National Insurance Group.     17.75c. 5,961     106      1.46  1.39   N.A.     10.32    4.46  67.91
ZNT   Zenith National Insurance Corp.        23.88  17,043     407      1.37  0.78   2.00     20.50   15.61 117.82



Medical Malpractice Specialist Sub-Group
----------------------------------------
          Average                           $29.25  15,524    $427     $1.84 $1.69  $2.30    $20.77  $19.78 $63.58
          Median                             28.13  18,964     390       ---   ---    ---       ---     ---    ---

Medical Malpractice Specialist Sub-Group
----------------------------------------
MMI   MMI Companies, Inc.                    16.31  18,992     310    0.2932 0.209   1.90    21.668 19.5462  77.82
SKP   SCPIE Holdings, Inc.                   30.94  12,435     385    2.8597 2.389   2.60    30.867 30.8668  74.30
MAI   Medical Assurance, Inc.                30.19  21,257     642    2.1102 2.033   2.18    14.841 14.8414  53.77
FPIC  FPIC Insurance Group, Inc.             39.56   9,414     372    2.1128 2.111   2.50    15.685 13.8503  48.43

                                                                Pricing Ratios                             Dividends
                                                ---------------------------------------------------  ---------------------
                                                    Earnings              Book Value                 Amt./         Payout

                                                ---------------------    ------------------
                                                Actual  Core  1999 Est.  Reported  Tangible  Assets  Share  Yield  Ratio
                                                ------  ----  ---------  --------  --------  ------  -----  -----  -----
                                                  (x)    (x)     (x)        (%)       (%)      (%)    ($)    (%)    (%)
      NCRIC Group, Inc. (1)
      ---------------------
      Maximum                                   9.77   10.02   ----       56.31%    61.55%   20.07%   0.00  0.00   0.00
      Midpoint                                  8.66    8.88   ----       52.11%    57.28%   17.85%   0.00  0.00   0.00
      Minimum                                   7.50    7.70   ----       47.34%    52.39%   15.54%   0.00  0.00   0.00


      Comparable Group
      ----------------
          Average                              26.00   45.27  11.41       152.9%    201.2%    38.6%  $0.40  1.6%   37.2%
          Median                               14.31   14.85  11.48       116.5%    141.9%    26.1%    ---   ---    ---

Comparable Group
----------------
MMI   MMI Companies, Inc.                      55.63   77.91   8.58        75.3%     83.4%    21.0%   0.32  2.0%  109.1%
SKP   SCPIE Holdings, Inc.                     10.82   12.95  11.90       100.2%    100.2%    41.6%   0.24  0.8%    8.4%
MAI   Medical Assurance, Inc.                  14.31   14.85  13.85       203.4%    203.4%    56.1%   0.00  0.0%    0.0%
FMT   Fremont General Corporation              13.42   13.32  11.48       191.0%    234.8%    24.7%   0.60  1.2%   16.3%
FPIC  FPIC Insurance Group, Inc.               18.72   18.74  15.82       252.2%    285.6%    81.7%   0.00  0.0%    0.0%
SPC   St. Paul Companies, Inc.                 79.06    N.M.  11.10       128.9%    141.9%    22.7%   1.00  2.8%  219.3%
FTR   Frontier Insurance Group, Inc.           13.21   13.92   7.00       103.6%    116.1%    22.8%   0.25  1.8%   23.8%
PEGI  Preferred Employers Holdings, Inc.       32.38   32.38  10.59       382.9%    632.6%    87.1%   0.00  0.0%    0.0%
PFCO  PAULA Financial                         (15.16)(11.88)   6.21        74.3%     74.3%    24.0%   0.16  1.7%  -25.5%
RTWI  RTW, Inc.                                76.60  355.45  16.03       102.8%    102.8%    38.4%   0.00  0.0%    0.0%
AGII  Argonaut Group, Inc.                      9.43   17.54  12.47        84.8%     89.2%    35.1%   1.64  6.3%   59.0%
SNTL  Superior National Insurance Group.       12.18   12.73   N.A.       172.1%    398.1%    26.1%   0.00  0.0%    0.0%
ZNT   Zenith National Insurance Corp.          17.47   30.53  11.94       116.5%    153.0%    20.3%   1.00  4.2%   73.1%



Medical Malpractice Specialist Sub-Group
----------------------------------------
          Average                              24.87   31.11  12.54       157.8%    168.2%    50.1%   0.14  0.7%   29.4%
          Median                               16.52   16.80  12.88       151.8%    151.8%    48.9%    ---   ---    ---

Medical Malpractice Specialist Sub-Group
----------------------------------------
MMI   MMI Companies, Inc.                    55.6321  77.907   8.58        75.3%     83.4%    21.0%   0.32  2.0%  109.1%
SKP   SCPIE Holdings, Inc.                     10.82  12.951  11.90       100.2%    100.2%    41.6%   0.24  0.8%    8.4%
MAI   Medical Assurance, Inc.                14.3069  14.852  13.85       203.4%    203.4%    56.1%   0.00  0.0%    0.0%
FPIC  FPIC Insurance Group, Inc.             18.7238  18.741  15.82       252.2%    285.6%    81.7%   0.00  0.0%    0.0%

                                              Last Twelve Mos.
                                              ---------------
                                              ROA        ROE
                                              ---        ---
                                              (%)        (%)
      NCRIC Group, Inc. (1)
      ---------------------
      Maximum                                 2.05       5.76
      Midpoint                                2.06       6.02
      Minimum                                 2.07       6.31


      Comparable Group
      ----------------
          Average                              2.4%      8.9%
          Median                               2.0%      9.2%

Comparable Group
----------------
MMI   MMI Companies, Inc.                      0.3%      1.4%
SKP   SCPIE Holdings, Inc.                     4.0%      9.7%
MAI   Medical Assurance, Inc.                  4.1%     15.1%
FMT   Fremont General Corporation              2.0%     15.1%
FPIC  FPIC Insurance Group, Inc.               5.3%     15.7%
SPC   St. Paul Companies, Inc.                 0.4%      2.0%
FTR   Frontier Insurance Group, Inc.           1.9%      8.3%
PEGI  Preferred Employers Holdings, Inc.       3.7%     12.0%
PFCO  PAULA Financial                          1.9%      5.6%
RTWI  RTW, Inc.                                0.4%      0.9%
AGII  Argonaut Group, Inc.                     3.6%      9.2%
SNTL  Superior National Insurance Group.       2.2%     14.6%
ZNT   Zenith National Insurance Corp.          1.5%      6.6%



Medical Malpractice Specialist Sub-Group
----------------------------------------
          Average                              2.8%      8.7%
          Median                               4.1%     12.4%

Medical Malpractice Specialist Sub-Group
----------------------------------------
MMI   MMI Companies, Inc.                      0.3%      1.4%
SKP   SCPIE Holdings, Inc.                     4.0%      9.7%
MAI   Medical Assurance, Inc.                  4.1%     15.1%
FPIC  FPIC Insurance Group, Inc.               5.3%     15.7%


(1) Pro forma basis based on results through September 30, 1998.

RP Financial, LC
                                   Table 4.6
                             Public Market Pricing
                           NCRIC and the Peer Group
                            As of December 4, 1998

                                         Market Capitalization                    Per Share Data
                                       -------------------------   --------------------------------------------
                                       Price/   Shares   Market      T.T. Mo. Earnings          Book Value
                                                                   ---------------------   --------------------
                                       Share     Out.    Value     ActualCore  1999 Est.   Rep.   Tang.  Assets
                                       -----     ----    -----     ----------  ---------   ----   -----  ------
                                        ($)      (000)  ($Mil)      ($)   ($)     ($)       ($)    ($)    ($)
      NCRIC Group, Inc. (1)
      ---------------------
      Maximum                             10.00   3,250   32.50     0.94  0.91    ----     12.82  11.32  44.89
      Midpoint                            10.00   2,830   28.30     1.07  1.04    ----     14.23  12.51  51.06
      Minimum                             10.00   2,410   24.10     1.25  1.22    ----     16.14  14.11  59.38


      Comparable Group
      ----------------
          Average                        $23.69  33,848  $1,780    $1.38 $1.10   $2.13    $17.87 $15.87 $76.82
          Median                            ---     ---     ---      ---   ---     ---       ---    ---    ---

Comparable Group
----------------
MMI   MMI Companies, Inc.                 16.31  18,992     310     0.29  0.21    1.90     21.67  19.55  77.82
SKP   SCPIE Holdings, Inc.                30.94  12,435     385     2.86  2.39    2.60     30.87  30.87  74.30
MAI   Medical Assurance, Inc.             30.19  21,257     642     2.11  2.03    2.18     14.84  14.84  53.77
FMT   Fremont General Corporation         49.38  34,951   1,726     3.68  3.71    4.30     25.85  21.03 199.61
FPIC  FPIC Insurance Group, Inc.          39.56   9,414     372     2.11  2.11    2.50     15.69  13.85  48.43
SPC   St. Paul Companies, Inc.            36.06 235,733   8,501     0.46 (0.31)   3.25     27.96  25.41 159.10
FTR   Frontier Insurance Group, Inc.      14.13  37,021     523     1.07  1.01    2.02     13.64  12.17  62.01
PEGI  Preferred Employers Holdings, Inc.   9.00   5,242      47     0.28  0.28    0.85      2.35   1.42  10.33
PFCO  PAULA Financial                      9.50   5,985      57    (0.63)(0.80)   1.53     12.78  12.78  39.56
RTWI  RTW, Inc.                            5.13  11,945      61     0.07  0.01    0.32      4.99   4.99  13.37
AGII  Argonaut Group, Inc.                26.19  24,044     630     2.78  1.49    2.10     30.87  29.36  74.58
SNTL  Superior National Insurance Group, I17.75   5,961     106     1.46  1.39    N.A.     10.32   4.46  67.91
ZNT   Zenith National Insurance Corp.     23.88  17,043     407     1.37  0.78    2.00     20.50  15.61 117.82


Medical Malpractice Specialist Sub-Group
----------------------------------------
          Average                        $29.25  15,524    $427    $1.84 $1.69   $2.30    $20.77 $19.78 $63.58
          Median                          28.13  18,964     390      ---   ---     --- ---   ---    ---    ---

Medical Malpractice Specialist Sub-Group
----------------------------------------
MMI   MMI Companies, Inc.                 16.31  18,992     310    0.293 0.2094   1.90    21.668 19.546  77.82
SKP   SCPIE Holdings, Inc.                30.94  12,435     385      2.86 2.389   2.60    30.867 30.867  74.30
MAI   Medical Assurance, Inc.             30.19  21,257     642     2.11 2.0328   2.18    14.841 14.841  53.77
FPIC  FPIC Insurance Group, Inc.          39.56   9,414     372    2.113 2.1108   2.50    15.685  13.85  48.43

                                                           Pricing Ratios                         Dividends
                                          -------------------------------------------------  -------------------
                                                   Earnings              Book Value          Amt./        Payout  Last Twelve Mos.
                                          ------------------------ ------------------------                       ----------------
                                          Actual   Core  1999 Est. Reported Tangible Assets    Share  Yield  Ratio    ROA      ROE
                                          ------   ----  --------- -------- -------- ------    -----  -----  -----    ---      ---
                                            (x)    (x)     (x)       (%)       (%)    (%)       ($)    (%)    (%)     (%)      (%)
      NCRIC Group, Inc. (1)
      ---------------------
      Maximum                              10.65  10.94    ----      77.98%  88.33%  22.28%     0.00  0.00   0.00     2.09    7.32
      Midpoint                              9.35   9.60    ----      70.25%  79.94%  19.58%     0.00  0.00   0.00     2.10    7.52
      Minimum                               8.02   8.25    ----      61.97%  70.87%  16.84%     0.00  0.00   0.00     2.10    7.72


      Comparable Group
      ----------------
          Average                          26.00  45.27 11.4143      152.9%  201.2%   38.6%    $0.40   1.6%  37.2%     2.4%    8.9%
          Median                           14.31  14.85   11.48      116.5%  141.9%   26.1%      ---   ---    ---      2.0%    9.2%

Comparable Group
----------------
MMI   MMI Companies, Inc.                  55.63  77.91    8.58       75.3%   83.4%   21.0%     0.32  2.0% 109.1%     0.3%    1.4%
SKP   SCPIE Holdings, Inc.                 10.82  12.95   11.90      100.2%  100.2%   41.6%     0.24  0.8%   8.4%     4.0%    9.7%
MAI   Medical Assurance, Inc.              14.31  14.85   13.85      203.4%  203.4%   56.1%     0.00  0.0%   0.0%     4.1%   15.1%
FMT   Fremont General Corporation          13.42  13.32   11.48      191.0%  234.8%   24.7%     0.60  1.2%  16.3%     2.0%   15.1%
FPIC  FPIC Insurance Group, Inc.           18.72  18.74   15.82      252.2%  285.6%   81.7%     0.00  0.0%   0.0%     5.3%   15.7%
SPC   St. Paul Companies, Inc.             79.06   N.M.   11.10      128.9%  141.9%   22.7%     1.00  2.8% 219.3%     0.4%    2.0%
FTR   Frontier Insurance Group, Inc.       13.21  13.92    7.00      103.6%  116.1%   22.8%     0.25  1.8%  23.8%     1.9%    8.3%
PEGI  Preferred Employers Holdings, Inc.   32.38  32.38   10.59      382.9%  632.6%   87.1%     0.00  0.0%   0.0%     3.7%   12.0%
PFCO  PAULA Financial                     (15.16)(11.88)   6.21       74.3%   74.3%   24.0%     0.16  1.7% -25.5%     1.9%    5.6%
RTWI  RTW, Inc.                            76.60 355.45   16.03      102.8%  102.8%   38.4%     0.00  0.0%   0.0%     0.4%    0.9%
AGII  Argonaut Group, Inc.                  9.43  17.54   12.47       84.8%   89.2%   35.1%     1.64  6.3%  59.0%     3.6%    9.2%
SNTL  Superior National Insurance Group,   12.18  12.73    N.A.      172.1%  398.1%   26.1%     0.00  0.0%   0.0%     2.2%   14.6%
ZNT   Zenith National Insurance Corp.      17.47  30.53   11.94      116.5%  153.0%   20.3%     1.00  4.2%  73.1%     1.5%    6.6%



Medical Malpractice Specialist Sub-Group
----------------------------------------
          Average                          24.87  31.11   12.54      157.8%  168.2%   50.1%     0.14  0.7%  29.4%     2.8%    8.7%
          Median                           16.52  16.80   12.88      151.8%  151.8%   48.9%      ---  ---    ---      4.1%   12.4%

Medical Malpractice Specialist Sub-Group
----------------------------------------
MMI   MMI Companies, Inc.                  55.63 77.907    8.58       75.3%   83.4%   21.0%     0.32  2.0% 109.1%     0.3%    1.4%
SKP   SCPIE Holdings, Inc.                 10.82 12.951   11.90      100.2%  100.2%   41.6%     0.24  0.8%   8.4%     4.0%    9.7%
MAI   Medical Assurance, Inc.              14.31 14.852   13.85      203.4%  203.4%   56.1%     0.00  0.0%   0.0%     4.1%   15.1%
FPIC  FPIC Insurance Group, Inc.           18.72 18.741   15.82      252.2%  285.6%   81.7%     0.00  0.0%   0.0%     5.3%   15.7%


(1) Pro forma basis based on results through September 30, 1998.

                                   EXHIBITS

RP Financial, LC.


                               LIST OF EXHIBITS

Exhibit
Number            Description
------            -----------


I-1               National Capital Reciprocal Insurance Company's Audited
                  Financial Statements

I-2               Organization Chart



IV-1              Peer Group Financial Data:  December 4, 1998

IV-2              Pro Forma Analysis Sheet:  Fully Demutualized Basis

IV-3              Pro Forma Effect of Offering Proceeds: Fully Demutualized
                  Basis

IV-4              Pro Forma Analysis Sheet:  Minority Stock Offering

IV-5              Pro Forma Effects:  Minority Stock Offering


V-1               Firm Qualifications Statement

                                  EXHIBIT I-1

                 National Capital Reciprocal Insurance Company
                         Audited Financial Statements


                          [Incorporated by Reference]

                                  EXHIBIT I-2

                              Organization Chart

                    [ORGANIZATION FLOW CHART APPEARS HERE]

                                 EXHIBIT IV-1

                           Peer Group Financial Data
                            As of December 4, 1998

                                        MMI Companies, Inc.
                                        -------------------------------------------------------------
                                        For the Quarter Ended
                                             Dec-97        Mar-98        Jun-98          Sep-98
                                             ------        ------        ------          ------
                                           ($000)        ($000)        ($000)          ($000)
Cash & Investments                          $  1,237,498   $ 1,217,264   $ 1,262,850    $ 1,291,762
Reinsurance Assets                               321,591       343,790       346,291        361,448
Deferred Policy Acqstn. Costs                     26,539        40,701        39,625         40,000
Intangibles                                       37,257        36,590        38,887         40,294
Separate Accounts                                      0             0             0              0
Other Assets                                     261,182       364,994       307,168        274,814
                                        -------------------------------------------------------------
  Total Assets                              $  1,884,067   $ 2,003,339   $ 1,994,821    $ 2,008,318

Policy Reserves                                1,268,057     1,367,002     1,347,728      1,369,719
Debt                                                   0             0             0              0
Other Liabilities                                 98,284       111,288       111,397        108,305
                                        -------------------------------------------------------------
  Total Liabilities                            1,366,341     1,478,290     1,459,125      1,478,024

Minority Interest                                      0             0             0              0
Redeemable Pfd. Equity                                 0             0             0              0
Trust Preferred Securities                       118,724       118,790       118,825        118,778

Preferred Equity                                       0             0             0              0
Common Equity                                    399,002       406,259       416,871        411,516
                                        -------------------------------------------------------------
  Total Equity                                   399,002       406,259       416,871        411,516

Book Value Per Share                        $      21.16   $     21.52   $     21.99    $     21.67
Book Value, Net of FAS 115                  $      19.87   $     20.26   $     20.63    $     19.85
Shares Outstanding                            18,857,000    18,880,000    18,964,000     18,992,393

Policy Revenues                                            $   102,546   $    75,091    $    77,467
Net Investment Income                                           18,772        18,966         19,372
Net Realized Gains                                                 829           204            957
Non-Recurring Revenues                                               0             0              0
Other Revenues                                                  12,312        13,061         11,853
                                        -------------------------------------------------------------
  Total Revenues                                           $   134,459   $   107,322    $   109,649

Policy Expenses                                            $    83,101   $    58,211    $    81,981
Other Expenses                                                  38,573        36,972         41,754
Interest Expense                                                 2,435         2,462          2,491
Non-Recurring Expenses                                               0             0              0
                                        -------------------------------------------------------------
  Total Expenses                                           $   124,109   $    97,645    $   126,226

Net Income Before Taxes                                    $    10,350   $     9,677   ($    16,577)
  Provision for Taxes                                            1,655         1,193         (3,574)
                                        -------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.                           $     8,695   $     8,484   ($    13,003)
  Plus:  After-Tax Adjustments                                       0             0              0
  Less:  Minority Interest Exp.                                      0             0              0
                                        -------------------------------------------------------------
Net Income Before Extraordinary                            $     8,695   $     8,484   ($    13,003)
  Extraordinary Items                                                0             0              0
                                        -------------------------------------------------------------
Net Income                                                 $     8,695   $     8,484   ($    13,003)

Diluted EPS Before Extraordinary                           $      0.45   $      0.44   ($      0.69)
Diluted EPS After Extraordinary                            $      0.45   $      0.44   ($      0.69)
Average Diluted Shares                                      19,431,000    19,431,000     18,967,000

Average Assets                                                             1,960,742      1,972,636
Average Equity                                                               407,377        408,412

                                         SCPIE Holdings Inc.      `
                                        --------------------------------------------------------------------------------------------
                                        For the Quarter Ended
                                                Jun-97         Sep-97            Dec-97        Mar-98         Jun-98         Sep-98
                                                -----          ------            -----         ------         ------         ------
                                            ($000)         ($000)            ($000)         ($000)          ($000)         ($000)
Cash & Investments                             $749,643       $778,408          $798,916      $802,950       $807,793     $822,785
Reinsurance Assets                               16,738         14,211            21,531        22,344         23,087       23,309
Deferred Policy Acqstn. Costs                       581            528               520        10,267          9,344        8,845
Intangibles                                           0              0                 0             0              0            0
Separate Accounts                                     0              0                 0             0              0            0
Other Assets                                     72,437         65,697            67,482        66,728         72,443       69,016
                                        -------------------------------------------------------------------------------------------
  Total Assets                                 $839,399       $858,844          $888,449      $902,289       $912,667     $923,955

Policy Reserves                                 486,060        480,810           477,043       515,290        510,144      506,693
Debt                                                  0              0                 0             0              0            0
Other Liabilities                                17,566         28,395            50,291        19,814         28,537       33,430
                                        -------------------------------------------------------------------------------------------
  Total Liabilities                             503,626        509,205           527,334       535,104        538,681      540,123

Minority Interest                                     0              0                 0             0              0            0
Redeemable Pfd. Equity                                0              0                 0             0              0            0
Trust Preferred Securities                            0              0                 0             0              0            0

Preferred Equity                                      0              0                 0             0              0            0
Common Equity                                   335,773        349,639           361,115       367,185        373,986      383,822
                                        --------------------------------------------------------------------------------------------
  Total Equity                                  335,773        349,639           361,115       367,185        373,986      383,822

Book Value Per Share                             $27.31         $28.48            $29.41        $30.05         $30.81       $30.87
Book Value, Net of FAS 115                       $27.01         $27.59            $28.22        $28.91         $29.50       $28.95
Shares Outstanding                           12,294,652     12,290,091        12,276,691    12,220,891     12,136,591   12,434,791

Policy Revenues                                 $32,687        $32,972           $31,783       $39,686        $39,794      $38,289
Net Investment Income                            10,637         10,798            10,709        10,503         10,123        9,768
Net Realized Gains                                1,975            989             2,426         2,320          1,741        3,269
Non-Recurring Revenues                                0              0                 0             0              0            0
Other Revenues                                      150            154               108            38            232          158
                                        -------------------------------------------------------------------------------------------
  Total Revenues                                $45,449        $44,913           $45,026       $52,547        $51,890      $51,484

Policy Expenses                                 $30,201        $31,578           $28,055       $33,431        $33,945      $31,931
Other Expenses                                    4,388          4,024             5,380         7,099          6,841        6,767
Interest Expense                                      0              0                 0             0              0            0
Non-Recurring Expenses                                0              0                 0             0              0            0
                                        --------------------------------------------------------------------------------------------
  Total Expenses                                $34,589        $35,602           $33,435       $40,530        $40,786      $38,698

Net Income Before Taxes                         $10,860         $9,311           $11,591       $12,017        $11,104      $12,786
  Provision for Taxes                             2,856          1,991             2,860         2,993          2,711        3,374
                                        --------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.                 $8,004         $7,320            $8,731        $9,024         $8,393       $9,412
  Plus:  After-Tax Adjustments                        0              0                 0             0              0            0
  Less:  Minority Interest Exp.                       0              0                 0             0              0            0
                                        --------------------------------------------------------------------------------------------
Net Income Before Extraordinary                  $8,004         $7,320            $8,731        $9,024         $8,393       $9,412
  Extraordinary Items                                 0              0                 0             0              0            0
                                        --------------------------------------------------------------------------------------------
Net Income                                       $8,004         $7,320            $8,731        $9,024         $8,393       $9,412

Diluted EPS Before Extraordinary                  $0.65          $0.60             $0.71         $0.74          $0.69        $0.79
Diluted EPS After Extraordinary                   $0.65          $0.60             $0.71         $0.74          $0.69        $0.78
Average Diluted Shares                       12,294,652     12,291,047        12,286,589    12,228,331     12,213,225   11,914,000

Average Assets                                                                                                880,330      897,241

Average Equity                                                                                                357,540      367,149

                                   Medical Assurance, Inc.
                                   --------------------------------------------------------------------------------------------
                                   For the Quarter Ended
                                          Jun-97         Sep-97            Dec-97        Mar-98         Jun-98          Sep-98
                                          ------         ------            ------        ------         ------          ------
                                       ($000)         ($000)          ($000)          ($000)         ($000)         ($000)
Cash & Investments                       $696,767       $719,409          $732,450      $750,713       $768,173       $808,324
Reinsurance Assets                        140,511        154,711           168,178       172,508        190,908        195,666
Deferred Policy Acqstn. Costs                   0              0             7,304         7,270              0              0
Intangibles                                     0              0                 0             0              0              0
Separate Accounts                               0              0                 0             0              0              0
Other Assets                              137,488        142,387           155,241       163,981        177,333        138,994
                                   --------------------------------------------------------------------------------------------
  Total Assets                           $974,766     $1,016,507        $1,063,173    $1,094,472     $1,136,414     $1,142,984

Policy Reserves                           651,604        671,225           694,429       715,511        738,672        748,228
Debt                                            0              0                 0             0              0              0
Other Liabilities                          62,883         70,698            81,556        81,155         91,094         79,273
                                   --------------------------------------------------------------------------------------------
  Total Liabilities                       714,487        741,923           775,985       796,666        829,766        827,501

Minority Interest                               0              0                 0             0              0              0
Redeemable Pfd. Equity                          0              0                 0             0              0              0
Trust Preferred Securities                      0              0                 0             0              0              0
Preferred Equity                                0              0                 0             0              0              0
Common Equity                             260,279        274,584           287,188       297,806        306,648        315,483
                                   --------------------------------------------------------------------------------------------
  Total Equity                            260,279        274,584           287,188       297,806        306,648        315,483

Book Value Per Share                       $12.11         $12.78            $13.36        $13.86         $14.27         $14.84
Book Value, Net of FAS 115                 $11.72         $12.19            $12.68        $13.14         $13.64         $14.14
Shares Outstanding                     21,485,516     21,491,422        21,499,361    21,492,104     21,486,376     21,256,989

Policy Revenues                           $29,138        $30,774           $30,653       $31,764        $34,579        $37,676
Net Investment Income                       9,426          8,649             9,202         9,688          8,237         10,157
Net Realized Gains                           (168)           874               835           413          1,495              0
Non-Recurring Revenues                          0              0                 0             0              0              0
Other Revenues                                296          1,283             1,309           474          1,900          4,899
                                   --------------------------------------------------------------------------------------------
  Total Revenues                          $38,692        $41,580           $41,999       $42,339        $46,211        $52,732

Policy Expenses                           $19,207        $21,306           $16,924       $21,186        $23,090        $25,866
Other Expenses                              8,052          7,656            11,054         8,127          8,319          8,387
Interest Expense                                0              0                 0             0              0              0
Non-Recurring Expenses                          0              0                 0             0              0              0
                                   --------------------------------------------------------------------------------------------
  Total Expenses                          $27,259        $28,962           $27,978       $29,313        $31,409        $34,253

Net Income Before Taxes                   $11,433        $12,618           $14,021       $13,026        $14,802        $18,479
  Provision for Taxes                       2,652          2,724             3,652         3,070          3,776          4,974
                                   --------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.           $8,781         $9,894           $10,369        $9,956        $11,026        $13,505
  Plus:  After-Tax Adjustments                  0              0                 0             0              0              0
  Less:  Minority Interest Exp.                 0              0                 0             0              0              0
                                   --------------------------------------------------------------------------------------------
Net Income Before Extraordinary            $8,781         $9,894           $10,369        $9,956        $11,026        $13,505
  Extraordinary Items                           0              0                 0             0              0              0
                                   --------------------------------------------------------------------------------------------
Net Income                                 $8,781         $9,894           $10,369        $9,956        $11,026        $13,505
Diluted EPS Before Extraordinary            $0.41          $0.46             $0.48         $0.46          $0.51          $0.63
Diluted EPS After Extraordinary             $0.41          $0.46             $0.48         $0.46          $0.51          $0.63
Average Diluted Shares                 21,492,000     21,487,000        21,493,000    21,494,000     21,492,000     21,468,000

Average Assets                                                                                        1,057,066      1,090,710
Average Equity                                                                                          285,301        296,342

                                   Fremont General Corporation
                                   --------------------------------------------------------------------------------------------
                                   For the Quarter Ended
                                            Jun-97         Sep-97          Dec-97        Mar-98         Jun-98         Sep-98
                                            -----          ------          ------        ------         ------         ------
                                         ($000)         ($000)          ($000)         ($000)         ($000)         ($000)
Cash & Investments                       $3,608,547     $4,815,942        $4,491,487    $4,563,367     $4,691,927     $5,092,800
Reinsurance Assets                          427,293        573,737           543,215       615,635        706,883        803,950
Deferred Policy Acqstn. Costs                28,078         34,626            38,014        38,344         38,956         40,267
Intangibles                                  78,834        178,449           149,321       147,802        146,046        168,678
Separate Accounts                                 0              0                 0             0              0              0
Other Assets                                578,514        895,099           868,590       841,906        837,575        870,958
                                     --------------------------------------------------------------------------------------------
  Total Assets                           $4,721,266     $6,497,853        $6,090,627    $6,207,054     $6,421,387     $6,976,653

Policy Reserves                           1,517,039      2,625,692         2,460,550     2,428,246      2,386,407      2,628,013
Debt                                        805,196      1,162,662           717,358       755,991        851,156        950,585
Other Liabilities                         1,609,951      1,854,935         1,979,904     2,057,867      2,187,547      2,394,467
                                     --------------------------------------------------------------------------------------------
  Total Liabilities                       3,932,186      5,643,289         5,157,812     5,242,104      5,425,110      5,973,065

Minority Interest                                 0              0                 0             0              0              0
Redeemable Pfd. Equity                            0              0                 0             0              0              0
Trust Preferred Securities                  100,000        100,000           100,000       100,000        100,000        100,000

Preferred Equity                                  0              0                 0             0              0              0
Common Equity                               689,080        754,564           832,815       864,950        896,277        903,588
                                     --------------------------------------------------------------------------------------------
  Total Equity                              689,080        754,564           832,815       864,950        896,277        903,588

Book Value Per Share                         $21.11         $22.86            $24.09        $24.88         $25.71         $25.85
Book Value, Net of FAS 115                   $20.70         $21.50            $22.56        $23.30         $24.13         $24.97
Shares Outstanding                       32,649,000     33,013,000        34,571,000    34,766,000     34,855,000     34,950,648

Policy Revenues                            $120,802       $168,436          $196,717      $154,162       $119,368       $125,515
Net Investment Income                        78,587         91,712            99,888        98,004        103,301        111,209
Net Realized Gains                             (498)          (456)             (479)         (458)          (466)          (139)
Non-Recurring Revenues                            0              0                 0             0              0              0
Other Revenues                                7,264          7,580            10,007        11,631         16,148         16,490
                                     --------------------------------------------------------------------------------------------
  Total Revenues                           $206,155       $267,272          $306,133      $263,339       $238,351       $253,075

Policy Expenses                             $76,180       $105,092          $134,832      $103,256        $70,233        $71,354
Other Expenses                               62,453         83,557            89,499        79,713         84,012         88,802
Interest Expense                             31,380         36,397            37,099        33,237         35,922         42,321
Non-Recurring Expenses                            0              0                 0             0              0              0
                                     --------------------------------------------------------------------------------------------
  Total Expenses                           $170,013       $225,046          $261,430      $216,206       $190,167       $202,477

Net Income Before Taxes                     $36,142        $42,226           $44,703       $47,133        $48,184        $50,598
  Provision for Taxes                        11,204         13,407            14,527        15,481         15,601         16,411
                                     --------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.            $24,938        $28,819           $30,176       $31,652        $32,583        $34,187
  Plus:  After-Tax Adjustments                    0              0                 0             0              0              0
  Less:  Minority Interest Exp.                   0              0                 0             0              0              0
                                     --------------------------------------------------------------------------------------------
Net Income Before Extraordinary             $24,938        $28,819           $30,176       $31,652        $32,583        $34,187
  Extraordinary Items                             0              0                 0             0              0              0
                                     --------------------------------------------------------------------------------------------
Net Income                                  $24,938        $28,819           $30,176       $31,652        $32,583        $34,187

Diluted EPS Before Extraordinary              $0.75          $0.85             $0.88         $0.91          $0.93          $1.07
Diluted EPS After Extraordinary               $0.75          $0.85             $0.88         $0.91          $0.93          $0.98
Average Diluted Shares                   34,253,000     34,460,000        34,630,000    35,025,000     35,083,000     35,053,000

Average Assets                                                                                          5,987,637      6,438,715
Average Equity                                                                                            807,537        850,439

                                        FPIC Insurance Group, Inc.
                                       --------------------------------------------------------------------------------------------
                                           For the Quarter Ended
                                               Jun-97         Sep-97            Dec-97        Mar-98         Jun-98         Sep-98
                                               ------         ------            ------        ------         ------         ------
                                           ($000)         ($000)           ($000)         ($000)         ($000)         ($000)
Cash & Investments                     $      256,768     $  268,608        $  276,366    $  297,749     $  301,134     $  349,470
Reinsurance Assets                             29,043         29,923            33,051        15,072         17,022         33,702
Deferred Policy Acqstn. Costs                   2,062          1,803             1,411         1,852          1,807          1,630
Intangibles                                     2,985          3,318             7,174         7,069          6,978         17,272
Separate Accounts                                   0              0                 0             0              0              0
Other Assets                                   34,475         32,478            34,847        40,973         49,573         53,784
                                       -------------------------------------------------------------------------------------------
  Total Assets                         $      325,332     $  336,131        $  352,850    $  362,716     $  376,514     $  455,858

Policy Reserves                               214,387        217,714           216,304       227,437        231,384        274,871
Debt                                                0          2,000             2,000         2,000          4,000         23,750
Other Liabilities                               6,244          5,730            14,482         8,126         10,512          9,585
                                       -------------------------------------------------------------------------------------------
  Total Liabilities                           220,630        225,444           232,785       237,563        245,896        308,206

Minority Interest                                   0              0                 0             0              0              0
Redeemable Pfd. Equity                              0              0                 0             0              0              0
Trust Preferred Securities                          0              0                 0             0              0              0

Preferred Equity                                    0              0                 0             0              0              0
Common Equity                                 104,702        110,687           120,064       125,152        130,618        147,652
                                       -------------------------------------------------------------------------------------------
  Total Equity                                104,702        110,687           120,064       125,152        130,618        147,652

Book Value Per Share                   $        11.60     $    12.26        $    13.08    $    13.59     $    14.17     $    15.69
Book Value, Net of FAS 115             $        11.54     $    12.01        $    12.68    $    13.19     $    13.73     $    14.90
Shares Outstanding                          9,027,418      9,028,918         9,179,581     9,209,031      9,215,697      9,413,514

Policy Revenues                        $       16,093     $   16,188        $   17,732    $   17,855     $   22,955     $   22,986
Net Investment Income                           3,891          3,758             3,586         4,340          4,372          4,259
Net Realized Gains                                (41)             8                78           (15)           (32)             0
Non-Recurring Revenues                              0              0                 0             0              0              0
Other Revenues                                  2,686          3,751             3,465         3,306          3,165          3,586
                                       -------------------------------------------------------------------------------------------
  Total Revenues                       $       22,629     $   23,705        $   24,861    $   25,486     $   30,460     $   30,831

Policy Expenses                        $       13,541     $   14,014        $   13,293    $   14,518     $   18,164     $   17,506
Other Expenses                                  3,465          3,689             5,164         4,266          5,261          5,997
Interest Expense                                    0              0                 0             0              0              0
Non-Recurring Expenses                              0              0                 0             0              0              0
                                       -------------------------------------------------------------------------------------------
  Total Expenses                       $       17,006     $   17,703        $   18,457    $   18,784     $   23,425     $   23,503

Net Income Before Taxes                $        5,623     $    6,001        $    6,404    $    6,703     $    7,035     $    7,328
  Provision for Taxes                           1,712          1,722             1,827         1,918          1,989          1,847
                                       -------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.       $        3,910     $    4,278        $    4,577    $    4,785     $    5,046     $    5,481
  Plus:  After-Tax Adjustments                      0              0                 0             0              0              0
  Less:  Minority Interest Exp.                     0              0                 0             0              0              0
                                       -------------------------------------------------------------------------------------------
Net Income Before Extraordinary        $       $3,910     $    4,278        $    4,577    $    4,785     $    5,046     $    5,481
  Extraordinary Items                               0              0                 0             0              0              0
                                       -------------------------------------------------------------------------------------------
Net Income                             $        3,910     $    4,278        $    4,577    $    4,785     $    5,046     $    5,481

Diluted EPS Before Extraordinary       $         0.42     -     0.46        $     0.48    $     0.50     $     0.52     $     0.58
Diluted EPS After Extraordinary        $         0.42     $     0.46        $     0.48    $     0.50     $     0.52     $     0.55
Average Diluted Shares                      9,337,521      9,382,477         9,452,181     9,646,467      9,719,184      9,970,882

Average Assets                                                                                              350,709        376,814
Average Equity                                                                                              118,245        126,835

                                 St. Paul Companies, Inc.
                                ----------------------------------------------------------------------------------------------
                                For the Quarter Ended
                                  Jun-97         Sep-97          Dec-97             Mar-98           Jun-98        Sep-98
                                  ------         ------          ------             ------           ------        ------
                                 ($000)          ($000)          ($000)            ($000)            ($000)        ($000)
Cash & Investments               $14,638,532    $15,002,984      $15,058,742     $15,121,254      $26,135,774     $26,354,474
Reinsurance Assets                 2,130,792      2,120,966        2,155,406       2,070,066        4,513,137       4,446,388
Deferred Policy Acqstn. Costs        398,898        403,771          404,274         382,867          837,490         876,151
Intangibles                          245,689        383,132          408,534         399,501          599,428         602,075
Separate Accounts                          0              0                0               0                0               0
Other Assets                       3,512,005      3,549,846        3,473,701       3,152,822        5,362,363       5,225,275
                                ----------------------------------------------------------------------------------------------
  Total Assets                   $20,925,916    $21,460,699      $21,500,657     $21,126,510      $37,448,192     $37,504,363

Policy Reserves                   14,161,827     14,258,705       14,197,336      13,964,533       25,915,458      26,024,507
Debt                                 705,740        762,450          782,825         654,663        1,075,895       1,097,742
Other Liabilities                  1,643,951      1,784,303        1,686,786       1,480,959        3,465,267       3,270,299
                                ----------------------------------------------------------------------------------------------
  Total Liabilities               16,511,518     16,805,458       16,666,947      16,100,155       30,456,620      30,392,548

Minority Interest                          0              0                0               0                0               0
Redeemable Pfd. Equity                     0              0                0               0                0               0
Trust Preferred Securities           207,000        207,000          207,000         207,000          502,700         502,700

Preferred Equity                      17,998         18,408           16,725          16,140           15,153          16,917
Common Equity                      4,189,400      4,429,833        4,609,985       4,803,215        6,473,719       6,592,198
                                ----------------------------------------------------------------------------------------------
  Total Equity                     4,207,398      4,448,241        4,626,710       4,819,355        6,488,872       6,609,115

Book Value Per Share                  $25.02         $26.50           $27.53          $28.58           $27.45          $27.96
Book Value, Net of FAS 115            $21.96         $22.64           $23.49          $24.20           $23.78          $23.85
Shares Outstanding               167,482,000    167,164,000      167,456,000     168,050,000      235,848,000     235,733,012

Policy Revenues                   $1,165,297     $1,154,691       $1,125,015      $1,114,756       $1,752,167      $1,698,787
Net Investment Income                217,570        223,528          226,453         219,299          397,656         390,601
Net Realized Gains                   167,914         47,312           97,292          44,804          132,667          24,835
Non-Recurring Revenues                     0              0                0               0                0               0
Other Revenues                        69,930         71,517           95,551          88,298           94,326          97,034
                                ----------------------------------------------------------------------------------------------
  Total Revenues                  $1,620,711     $1,497,048       $1,544,311      $1,467,157       $2,376,816      $2,211,257

Policy Expenses                     $845,485       $825,867         $804,938        $811,096       $1,724,012      $1,452,985
Other Expenses                       452,924        455,035          466,304         450,373        1,099,452         726,259
Interest Expense                      13,925         13,576           10,493          12,479                0               0
Non-Recurring Expenses                     0              0                0               0                0               0
                                ----------------------------------------------------------------------------------------------
  Total Expenses                  $1,312,334     $1,294,478       $1,281,735      $1,273,948       $2,823,464      $2,179,244

Net Income Before Taxes             $308,377       $202,570         $262,576        $193,209        ($446,648)        $32,013
  Provision for Taxes                 77,853         39,166           75,580          39,209         (149,367)        (31,789)
                                ----------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.    $230,524       $163,404         $186,996        $154,000        ($297,281)        $63,802
  Plus:  After-Tax Adjustments             0              0                0               0                0               0
  Less:  Minority Interest Exp.            0              0                0               0                0               0
                                ----------------------------------------------------------------------------------------------
Net Income Before Extraordinary     $230,524       $163,404         $186,996        $154,000        ($297,281)        $63,802
  Extraordinary Items                      0              0                0               0                0               0
                                ----------------------------------------------------------------------------------------------
Net Income                          $230,524       $163,404         $186,996        $154,000        ($297,281)        $63,802

Diluted EPS Before Extraordinary       $1.25          $0.89            $1.01           $0.83           ($1.28)          $0.25
Diluted EPS After Extraordinary        $1.25          $0.89            $1.01           $0.83           ($1.28)          $0.25
Average Diluted Shares           184,850,000    185,036,000      184,838,000     185,184,000      235,160,000     256,527,000

Average Assets                                                                                     24,492,395      27,808,084
Average Equity                                                                                      4,918,115       5,398,459

                                       Frontier Insurance Group, Inc.
                                       --------------------------------------------------------------------------------------------
                                       For the Quarter Ended
                                             Jun--97        Sep--97         Dec--97         Mar--98        Jun--98         Sep--98
                                             -------        -------         -------         -------        -------         -------
                                           ($000)        ($000)           ($000)          ($000)         ($000)          ($000)
Cash & Investments                        $1,068,754     $1,197,495      $1,261,259      $1,345,724     $1,372,294      $1,409,501
Reinsurance Assets                           317,096        349,259         391,168         419,374        446,004         474,930
Deferred Policy Acqstn. Costs                 40,983         49,510          55,634          68,426         82,553         101,504
Intangibles                                   13,101         12,837          29,885          58,167         54,748          54,357
Separate Accounts                                  0              0               0               0              0               0
Other Assets                                 177,207        213,503         237,767         240,590        254,372         255,357
                                       --------------------------------------------------------------------------------------------
  Total Assets                            $1,617,141     $1,822,604      $1,975,713      $2,132,281     $2,209,971      $2,295,649

Policy Reserves                              983,928      1,044,736       1,184,086       1,302,504      1,341,613       1,381,408
Debt                                          62,000              0               0           5,000         10,000          16,000
Other Liabilities                            109,326        149,194         171,219         188,827        203,533         226,343
                                       --------------------------------------------------------------------------------------------
  Total Liabilities                        1,155,254      1,193,930       1,355,305       1,496,331      1,555,146       1,623,751

Minority Interest                                  0              0               0               0              0               0
Redeemable Pfd. Equity                             0              0               0               0              0               0
Trust Preferred Securities                   166,970        166,643         166,703         166,736        166,787         166,839

Preferred Equity                                   0              0               0               0              0               0
Common Equity                                294,917        462,031         453,705         469,214        488,038         505,073
                                       --------------------------------------------------------------------------------------------
  Total Equity                               294,917        462,031         453,705         469,214        488,038         505,073

Book Value Per Share                           $9.12         $10.53          $12.16          $12.57         $13.03          $13.64
Book Value, Net of FAS 115                     $8.91         $10.15          $11.62          $12.02         $12.42          $12.84
Shares Outstanding                        32,319,324     37,303,633      37,319,506      37,331,771     37,466,577      37,020,565

Policy Revenues                              $76,017       $103,216        $109,804        $117,212       $122,576        $128,001
Net Investment Income                         12,825         14,555          16,849          18,566         19,128          18,798
Net Realized Gains                               494            231           2,776           2,284          1,596          (3,273)
Non-Recurring Revenues                             0              0               0               0              0               0
Other Revenues                                     0              0               0           4,400              0               0
                                       --------------------------------------------------------------------------------------------
  Total Revenues                             $89,336       $118,002        $129,429        $142,462       $143,300        $143,526

Policy Expenses                              $36,035        $55,630         $97,229         $77,023        $68,369         $73,119
Other Expenses                                32,015         40,383          45,649          42,150         50,714          51,996
Interest Expense                                 284            515              26              76            238             261
Non-Recurring Expenses                             0              0               0               0              0               0
                                       --------------------------------------------------------------------------------------------
  Total Expenses                             $68,334        $96,528        $142,904        $119,249       $119,321        $125,376

Net Income Before Taxes                      $21,002        $21,474        ($13,475)        $23,213        $23,979         $18,150
  Provision for Taxes                          5,583          6,716          (3,676)          5,470          6,514           3,957
                                       --------------------------------------------------------------------------------------------
Net Inc. Before Adj. & Min. Int.             $15,419        $14,758         ($9,799)        $17,743        $17,465         $14,193
  Plus:  After-Tax Adjustments                     0              0               0               0              0               0
  Less:  Minority Interest Exp.                    0              0               0               0              0               0
                                       --------------------------------------------------------------------------------------------
Net Income Before Extraordinary              $15,419        $14,758         ($9,799)        $17,743        $17,465         $14,193
  Extraordinary Items                              0              0               0               0              0               0
                                       --------------------------------------------------------------------------------------------
Net Income                                   $15,419        $14,758         ($9,799)        $17,743        $17,465         $14,193

Diluted EPS Before Extraordinary               $0.42          $0.38          ($0.26)          $0.43          $0.42           $0.35
Diluted EPS After Extraordinary                $0.42          $0.38          ($0.26)          $0.43          $0.42           $0.35
Average Diluted Shares                    40,396,000              0      45,709,400      45,773,200     45,883,000      45,694,000

Average Assets                                                                                           1,951,542       2,087,244
Average Equity                                                                                             433,581         475,612

                                      Preferred Employers Holdings, Inc.
                                      ---------------------------------------------------------------------------------------------
                                          For the Quarter Ended
                                            Jun-97         Sep-97         Dec-97           Mar-98           Jun-98         Sep-98
                                            ------         ------         ------           ------           ------         ------
                                         ($000)        ($000)         ($000)           ($000)          ($000)         ($000)
Cash & Investments                          $23,626        $25,687        $27,109          $23,471          $34,965       $34,007
Reinsurance Assets                                0              0              0                0                0             0
Deferred Policy Acqstn. Costs                     0              0            904            1,052            2,399         1,776
Intangibles                                       0              0              0            4,979            4,921         4,864
Separate Accounts                                 0              0              0                0                0             0
Other Assets                                    874            946          1,688            4,605           11,827        13,518
  Total Assets                              $24,500        $26,633        $29,701          $34,107          $54,112       $54,165

Policy Reserves                               3,488          4,295          8,780           11,009           17,010        17,374
Debt                                            146             74              0                0           12,580        12,580
Other Liabilities                             9,496         10,610          8,932           10,796           11,860        11,890
  Total Liabilities                          13,130         14,979         17,712           21,805           41,450        41,844

Minority Interest                                 0              0              0                0                0             0
Redeemable Pfd. Equity                            0              0              0                0                0             0
Trust Preferred Securities                        0              0              0                0                0             0

Preferred Equity                                  0              0              0                0                0             0
Common Equity                                11,371         11,654         11,988           12,302           12,661        12,322
  Total Equity                               11,371         11,654         11,988           12,302           12,661        12,322

Book Value Per Share                          $2.41          $2.47          $2.54            $2.60            $2.68         $2.35
Book Value, Net of FAS 115                    $2.41          $2.47          $2.54            $2.60            $2.68         $2.35
Shares Outstanding                        4,725,000      4,725,000      4,725,000        4,725,000        4,725,000     5,242,085

Policy Revenues                              $2,625         $3,368         $3,637           $3,067           $4,350        $4,264
Net Investment Income                           506            384            291              386              506           445
Net Realized Gains                                0              0              0                0                0             0
Non-Recurring Revenues                            0              0              0                0                0             0
Other Revenues                                  640            787            724            2,093            5,508         9,993
  Total Revenues                             $3,771         $4,539         $4,652           $5,546          $10,364       $14,702

Policy Expenses                              $1,423         $1,831         $1,900           $1,656           $2,349        $2,197
Other Expenses                                1,931          2,380          2,419            3,526            7,409        11,552
Interest Expense                                  5              3              1                0              155           325
Non-Recurring Expenses                            0              0              0                0                0             0
  Total Expenses                             $3,359         $4,214         $4,320           $5,182           $9,913       $14,074

Net Income Before Taxes                        $412           $325           $332             $364             $451          $628
  Provision for Taxes                            41             42             (4)              50               92           181
Net Inc. Before Adj. & Min. Int.               $371           $283           $336             $314             $359          $447
  Plus:  After-Tax Adjustments                    0              0              0                0                0             0
  Less:  Minority Interest Exp.                   0              0              0                0                0             0
Net Income Before Extraordinary                $371           $283           $336             $314             $359          $447
  Extraordinary Items                             0              0              0                0                0             0
Net Income                                     $371           $283           $336             $314             $359          $447

Diluted EPS Before Extraordinary              $0.08          $0.06          $0.07            $0.07            $0.08         $0.09
Diluted EPS After Extraordinary               $0.08          $0.06          $0.07            $0.07            $0.08         $0.09
Average Diluted Shares                   4 ,725,000      4,725,000      4,725,000        4,725,000        5,306,044     5,242,085

Average Assets                                                                                               33,811        39,744
Average Equity                                                                                               11,995        12,185

                                      PAULA Financial
                                      ---------------------------------------------------------------------------------------------
                                      For the Quarter Ended
                                            Jun--97          Sep--97         Dec--97      Mar--98       Jun--98          Sep--98
                                            -------          -------         -------      -------       -------          -------
                                          ($000)           ($000)          ($000)       ($000)        ($000)           ($000)
Cash & Investments                         $100,021         $111,779        $142,634     $151,942      $163,889        $179,505
Reinsurance Assets                            6,498            6,758           6,394        7,635         7,844           8,220
Deferred Policy Acqstn. Costs                     0            2,056           2,191        3,368         3,315           3,315
Intangibles                                   1,652                0           1,468            0             0               0
Separate Accounts                                 0                0               0            0             0               0
Other Assets                                 33,749           32,966          35,577       43,997        48,814          45,727
  Total Assets                             $141,920         $153,559        $188,264     $206,942      $223,862        $236,767

Policy Reserves                              78,336           83,039          93,174      110,499       135,670         147,590
Debt                                         11,468           12,029             456          179           139               0
Other Liabilities                            23,798           27,161           9,814       10,582        10,437          12,661
  Total Liabilities                         113,602          122,229         103,444      121,260       146,246         160,251

Minority Interest                                 0                0               0            0             0               0
Redeemable Pfd. Equity                       14,905           23,663               0            0             0               0
Trust Preferred Securities                        0                0               0            0             0               0

Preferred Equity                                  0                0               0            0             0               0
Common Equity                                13,413            7,667          84,820       85,682        77,616          76,516
  Total Equity                               13,413            7,667          84,820       85,682        77,616          76,516

Book Value Per Share                          $0.00            $0.00          $13.42       $13.54        $12.25          $12.78
Book Value, Net of FAS 115                    $0.00            $0.00          $13.18       $13.29        $12.00          $12.61
Shares Outstanding                                0                0       6,321,177    6,326,777     6,337,815       5,985,315

Policy Revenues                             $24,142          $23,418         $27,639      $27,995       $37,235         $40,783
Net Investment Income                         1,282            1,351           1,733        2,054         2,119           2,437
Net Realized Gains                                0              173              (1)          30           (83)          1,784
Non-Recurring Revenues                            0                0               0            0             0               0
Other Revenues                                  980            1,072           1,344          916         1,074           1,091
  Total Revenues                            $26,404          $26,014         $30,715      $30,995       $40,345         $46,095

Policy Expenses                             $16,797          $16,487         $20,150      $21,221       $42,820         $33,084
Other Expenses                                7,935            7,620           8,369        8,632         9,922          10,954
Interest Expense                                  0                0               0            0             0               0
Non-Recurring Expenses                            0                0               0            0             0               0
  Total Expenses                            $24,732          $24,107         $28,519      $29,853       $52,742         $44,038

Net Income Before Taxes                      $1,672           $1,907          $2,196       $1,142      ($12,397)         $2,057
  Provision for Taxes                           294              636             602          119        (4,396)            423
Net Inc. Before Adj. & Min. Int.             $1,378           $1,271          $1,594       $1,023       ($8,001)         $1,634
  Plus:  After-Tax Adjustments                    0                0               0            0             0               0
  Less:  Minority Interest Exp.                   0                0               0            0             0               0
Net Income Before Extraordinary              $1,378           $1,271          $1,594       $1,023       ($8,001)         $1,634
  Extraordinary Items                             0                0               0            0             0               0
Net Income                                   $1,378           $1,271          $1,594       $1,023       ($8,001)         $1,634

Diluted EPS Before Extraordinary              $0.00            $0.00           $0.00        $0.15        ($1.26)          $0.25
Diluted EPS After Extraordinary               $0.00            $0.00           $0.00        $0.15        ($1.26)          $0.25
Average Diluted Shares                            0                0               0    6,799,951     6,331,285       6,506,654

Average Assets                                                                                          182,909         201,879
Average Equity                                                                                           53,840          66,460

                                      RTW, Inc.
                                      --------------------------------------------------------------------------------------------
                                      For the Quarter Ended
                                            Jun--97          Sep--97         Dec--97        Mar--98        Jun--98          Sep-98
                                            -------          -------         -------        -------        -------          ------
                                          ($000)           ($000)          ($000)         ($000)         ($000)           ($000)
Cash & Investments                         $109,012         $114,639        $118,092       $124,564       $128,567        $135,182
Reinsurance Assets                            8,513            8,559           6,117          5,764          5,654           5,616
Deferred Policy Acqstn. Costs                 1,782            1,722           1,559          1,816          1,775           1,778
Intangibles                                       0                0               0              0              0               0
Separate Accounts                                 0                0               0              0              0               0
Other Assets                                 17,523           16,271          16,218         17,386         18,576          17,120
  Total Assets                             $136,830         $141,191        $141,986       $149,530       $154,572        $159,696

Policy Reserves                              71,099           73,490          74,649         83,905         89,172          92,672
Debt                                          6,807            6,840           4,875          4,896          4,918           4,940
Other Liabilities                             4,415            4,237           4,105          2,985          2,319           2,463
  Total Liabilities                          82,321           84,567          83,629         91,786         96,409         100,075

Minority Interest                                 0                0               0              0              0               0
Redeemable Pfd. Equity                            0                0               0              0              0               0
Trust Preferred Securities                        0                0               0              0              0               0

Preferred Equity                                  0                0               0              0              0               0
Common Equity                                54,509           56,624          58,357         57,744         58,163          59,621
  Total Equity                               54,509           56,624          58,357         57,744         58,163          59,621

Book Value Per Share                          $4.60            $4.78           $4.93          $4.85          $4.87           $4.99
Book Value, Net of FAS 115                    $4.60            $4.74           $4.85          $4.76          $4.81           $4.79
Shares Outstanding                       11,841,023       11,841,023      11,841,023     11,907,973     11,954,612      11,945,312

Policy Revenues                             $19,652          $20,423         $21,765        $22,544        $21,185         $21,856
Net Investment Income                         1,626            1,906           2,137          2,040          2,018           1,854
Net Realized Gains                              (16)               0               0              0            716             330
Non-Recurring Revenues                            0                0               0              0              0               0
Other Revenues                                    0                0               0              0              0               0
  Total Revenues                            $21,262          $22,329         $23,902        $24,584        $23,919         $24,040

Policy Expenses                             $12,886          $14,250         $15,427        $19,273        $17,938         $17,571
Other Expenses                                5,864            5,205           6,743          6,927          5,194           6,807
Interest Expense                                196              196             189            139            139             139
Non-Recurring Expenses                            0                0               0              0              0               0
  Total Expenses                            $18,946          $19,651         $22,359        $26,339        $23,271         $24,517

Net Income Before Taxes                      $2,316           $2,678          $1,543        ($1,755)          $648           ($477)
  Provision for Taxes                           850              973             255           (638)           157            (339)
Net Inc. Before Adj. & Min. Int.             $1,466           $1,705          $1,288        ($1,117)          $491           ($138)
  Plus:  After-Tax Adjustments                    0                0               0              0              0               0
  Less:  Minority Interest Exp.                   0                0               0              0              0               0
Net Income Before Extraordinary              $1,466           $1,705          $1,288        ($1,117)          $491           ($138)
  Extraordinary Items                             0                0               0              0              0               0
Net Income                                   $1,466           $1,705          $1,288        ($1,117)          $491           ($138)

Diluted EPS Before Extraordinary              $0.12            $0.14           $0.11         ($0.09)         $0.04          ($0.01)
Diluted EPS After Extraordinary               $0.12            $0.14           $0.11         ($0.09)         $0.04          ($0.01)
Average Diluted Shares                   12,081,000       12,166,115      12,063,000     11,868,000     12,249,000      11,955,000

Average Assets                                                                                             144,822         149,395
Average Equity                                                                                              57,079          58,102

                                      Argonaut Group, Inc.
                                      -------------------------------------------------------------------------------------------
                                      For the Quarter Ended
                                            Jun--97        Sep--97         Dec--97          Mar--98      Jun--98          Sep--98
                                            -------        -------         -------          -------      -------          -------
                                          ($000)         ($000)          ($000)           ($000)       ($000)           ($000)
Cash & Investments                       $1,449,900     $1,436,600      $1,428,100       $1,436,900    $1,427,700      $1,410,700
Reinsurance Assets                          230,200        233,900         211,000          198,300       205,200         320,500
Deferred Policy Acqstn. Costs                 5,200          1,505           4,000            5,253         5,000           5,000
Intangibles                                  39,700         39,000          38,300           37,600        36,900          36,200
Separate Accounts                                 0              0               0                0             0               0
Other Assets                                202,000        200,895         179,100          166,947       155,100          20,800
  Total Assets                           $1,927,000     $1,911,900      $1,860,500       $1,845,000    $1,829,900      $1,793,200

Policy Reserves                           1,133,900      1,105,400       1,062,700        1,032,500     1,013,800         932,600
Debt                                              0              0               0                0             0               0
Other Liabilities                            93,100         86,900          79,900           80,200        78,100         118,400
  Total Liabilities                       1,227,000      1,192,300       1,142,600        1,112,700     1,091,900       1,051,000

Minority Interest                                 0              0               0                0             0               0
Redeemable Pfd. Equity                            0              0               0                0             0               0
Trust Preferred Securities                        0              0               0                0             0               0

Preferred Equity                                  0              0               0                0             0               0
Common Equity                               700,000        719,600         717,900          732,300       738,000         742,200
  Total Equity                              700,000        719,600         717,900          732,300       738,000         742,200

Book Value Per Share                         $29.38         $30.18          $30.09           $30.63        $30.82          $30.87
Book Value, Net of FAS 115                   $23.95         $23.93          $23.97           $25.08        $25.03          $24.95
Shares Outstanding                       23,827,629     23,844,516      23,854,720       23,909,945    23,947,695      24,043,764

Policy Revenues                             $37,700        $37,800         $43,800          $35,500       $36,700         $33,600
Net Investment Income                        21,700         22,100          22,500           20,300        19,500          19,000
Net Realized Gains                            1,300            400           1,400           42,200           100           7,800
Non-Recurring Revenues                            0              0               0                0             0               0
Other Revenues                                    0              0               0                0             0               0
  Total Revenues                            $60,700        $60,300         $67,700          $98,000       $56,300         $60,400

Policy Expenses                             $25,500        $26,200         $32,300          $24,200       $22,600         $25,800
Other Expenses                               18,200         22,400          24,000           20,100        20,100          19,000
Interest Expense                                  0              0               0                0             0               0
Non-Recurring Expenses                            0              0               0                0             0               0
  Total Expenses                            $43,700        $48,600         $56,300          $44,300       $42,700         $44,800

Net Income Before Taxes                     $17,000        $11,700         $11,400          $53,700       $13,600         $15,600
  Provision for Taxes                         4,200          2,400             500           17,000         4,800           5,200
Net Inc. Before Adj. & Min. Int.            $12,800         $9,300         $10,900          $36,700        $8,800         $10,400
  Plus:  After-Tax Adjustments                    0              0               0                0             0               0
  Less:  Minority Interest Exp.                   0              0               0                0             0               0
Net Income Before Extraordinary             $12,800         $9,300         $10,900          $36,700        $8,800         $10,400
  Extraordinary Items                             0              0               0                0             0               0
Net Income                                  $12,800         $9,300         $10,900          $36,700        $8,800         $10,400

Diluted EPS Before Extraordinary              $0.53          $0.39           $0.45            $1.52         $0.36           $0.43
Diluted EPS After Extraordinary               $0.53          $0.39           $0.45            $1.52         $0.36           $0.43
Average Diluted Shares                   24,013,900     23,840,831               0       23,887,700    24,169,800      24,091,347

Average Assets                                                                                          1,874,860       1,848,100
Average Equity                                                                                            721,560         730,000

                                          Superior National Insurance Group, Inc.
                                         ----------------------------------------------------------------------------------------
                                          For the Quarter Ended
                                               Jun--97       Sep--97         Dec--97       Mar--98       Jun--98          Sep--98
                                               -------       -------         -------       -------       -------          -------
                                             ($000)        ($000)          ($000)        ($000)        ($000)           ($000)
Cash & Investments                            $244,326      $238,804        $242,116      $228,535      $193,349        $167,205
Reinsurance Assets                              36,774        58,702          59,832        65,165        81,296         121,097
Deferred Policy Acqstn. Costs                    5,184         5,834           5,879         5,987         5,422           5,422
Intangibles                                     14,868        25,766          35,887        35,583        35,248          34,912
Separate Accounts                                    0             0               0             0             0               0
Other Assets                                    78,651        68,086          72,855        66,238        69,860          76,209
  Total Assets                                $379,803      $397,192        $416,569      $401,508      $385,175        $404,845

Policy Reserves                                229,338       237,613         214,168       194,943       171,041         173,145
Debt                                            44,030        42,366              30            30             0               0
Other Liabilities                               27,500        34,737          41,276        43,436        54,388          69,138
  Total Liabilities                            300,868       314,716         255,474       238,409       225,429         242,283

Minority Interest                                    0             0               0             0             0               0
Redeemable Pfd. Equity                          24,945        25,672               0             0             0               0
Trust Preferred Securities                           0             0         101,277       101,291       101,051         101,068

Preferred Equity                                     0             0               0             0             0               0
Common Equity                                   53,990        56,804          59,818        61,808        58,695          61,494
  Total Equity                                  53,990        56,804          59,818        61,808        58,695          61,494

Book Value Per Share                             $9.25         $9.73          $10.19        $10.52         $9.99          $10.32
Book Value, Net of FAS 115                       $9.18         $9.56           $9.96        $10.28         $9.78           $9.99
Shares Outstanding                           5,837,173     5,837,173       5,871,279     5,874,379     5,876,399       5,961,497

Policy Revenues                                $45,410       $34,760         $41,772       $30,587       $25,204         $10,746
Net Investment Income                            3,425         3,696           3,432         4,253         3,133           3,421
Net Realized Gains                                  10            27              (2)            0           628               0
Non-Recurring Revenues                               0             0               0             0             0               0
Other Revenues                                       0             0               0             0             0               0
  Total Revenues                               $48,845       $38,483         $45,202       $34,840       $28,965         $14,167

Policy Expenses                                $34,724       $21,316         $24,136       $18,288       $15,399          $1,319
Other Expenses                                  11,322        10,549          10,495        10,474         7,163           6,609
Interest Expense                                 2,417         1,158           1,033             0             0               0
Non-Recurring Expenses                               0             0               0             0             0               0
  Total Expenses                               $48,463       $33,023         $35,664       $28,762       $22,562          $7,928

Net Income Before Taxes                           $382        $5,460          $9,538        $6,078        $6,403          $6,239
  Provision for Taxes                               98         2,052           3,616         2,311         2,354           2,271
Net Inc. Before Adj. & Min. Int.                  $284        $3,408          $5,922        $3,767        $4,049          $3,968
  Plus:  After-Tax Adjustments                    (453)         (480)         (1,682)       (1,872)       (1,852)         (1,873)
  Less:  Minority Interest Exp.                      0             0               0             0             0               0
Net Income Before Extraordinary                  ($169)       $2,928          $4,240        $1,895        $2,197          $2,095
  Extraordinary Items                          (10,361)         (796)         (1,739)            0             0               0
Net Income                                    ($10,530)       $2,132          $2,501        $1,895        $2,197          $2,095

Diluted EPS Before Extraordinary                ($0.02)        $0.38           $0.00         $0.24         $0.27           $0.27
Diluted EPS After Extraordinary                 ($1.39)        $0.28           $0.32         $0.24         $0.27           $0.27
Average Diluted Shares                       7,546,380             0               0     7,781,614     7,984,453       7,712,676

Average Assets                                                                                           396,049         401,058
Average Equity                                                                                            58,223          59,724

                                       Zenith National Insurance Corp.
                                       -------------------------------------------------------------------------------------------
                                       For the Quarter Ended
                                              Jun-97         Sep-97          Dec-97         Mar-98           Jun-98         Sep-98
                                              ------         ------          ------         ------           ------         ------
                                          ($000)        ($000)          ($000)         ($000)          ($000)          ($000)
Cash & Investments                       $   867,806    $   884,466     $   892,477    $   872,640      $ 1,029,933    $ 1,095,430
Reinsurance Assets                           108,563        102,927         106,067        108,105          503,120        482,729
Deferred Policy Acqstn. Costs                 21,778         22,129          20,840         20,319           22,031         21,885
Intangibles                                        0              0           4,992              0           81,526         83,438
Separate Accounts                                  0              0               0              0                0              0
Other Assets                                 256,314        257,078         227,780        233,905          336,576        324,577
  Total Assets                           $ 1,254,461    $ 1,266,600     $ 1,252,156    $ 1,234,969      $ 1,973,186    $ 2,008,059

Policy Reserves                              773,686        764,147         748,142        749,169        1,408,116      1,377,899
Debt                                          87,547         88,439          88,216         88,652           90,589         85,381
Other Liabilities                             47,701         54,153          53,932         52,166          124,887        122,000
  Total Liabilities                          908,934        906,739         890,290        889,987        1,623,592      1,585,280

Minority Interest                                  0              0               0              0                0              0
Redeemable Pfd. Equity                             0              0               0              0                0              0
Trust Preferred Securities                         0              0               0              0                0              0

Preferred Equity                                   0              0               0              0                0              0
Common Equity                                345,527        359,861         361,866        344,982          349,594        349,443
  Total Equity                               345,527        359,861         361,866        344,982          349,594        349,443

Book Value Per Share                     $     19.53    $     20.25     $     20.31    $     20.27      $     20.50    $     20.50
Book Value, Net of FAS 115               $     19.50    $     19.73     $     19.79    $     19.70      $     19.91    $     19.85
Shares Outstanding                        17,688,000     17,773,000      17,819,000     17,022,000       17,055,000     17,043,064

Policy Revenues                          $   125,831    $   120,475     $   120,052    $   118,784      $   137,554    $   136,151
Net Investment Income                         13,406         13,272          13,206         12,343           14,571         15,194
Net Realized Gains                             1,996          1,861           8,275          2,420            3,754          2,164
Non-Recurring Revenues                             0              0               0              0                0              0
Other Revenues                                11,174         11,480          12,802         11,748           10,076          9,604
  Total Revenues                         $   152,407    $   147,088     $   154,335    $   145,295      $   165,955    $   163,113

Policy Expenses                          $    89,180    $    81,104     $    90,114    $    83,928      $    94,581    $   101,690
Other Expenses                                50,188         52,494          55,149         49,676           58,896         54,356
Interest Expense                                 816            980           1,048            993              515          1,908
Non-Recurring Expenses                             0              0               0              0                0              0
  Total Expenses                         $   140,184    $   134,578     $   146,311    $   134,597      $   153,992    $   157,954

Net Income Before Taxes                  $    12,223    $    12,510     $     8,024    $    10,698      $    11,963    $     5,159
  Provision for Taxes                          4,323          4,510           2,924          3,598            4,363          1,659
Net Inc. Before Adj. & Min. Int.         $     7,900    $     8,000     $     5,100    $     7,100      $     7,600    $     3,500
  Plus:  After-Tax Adjustments                     0              0               0              0                0              0
  Less:  Minority Interest Exp.                    0              0               0              0                0              0
Net Income Before Extraordinary          $     7,900    $     8,000     $     5,100    $     7,100      $     7,600    $     3,500
  Extraordinary Items                              0              0               0              0                0              0
Net Income                               $     7,900    $     8,000     $     5,100    $     7,100      $     7,600    $     3,500

Diluted EPS Before Extraordinary         $      0.44    $      0.45     $      0.28    $      0.42      $      0.44    $      0.21
Diluted EPS After Extraordinary          $      0.44    $      0.45     $      0.28    $      0.42      $      0.44    $      0.21
Average Diluted Shares                    17,823,000     18,021,000      17,977,000     17,080,000       17,269,000     17,168,000

Average Assets                                                                                            1,396,274      1,546,994
Average Equity                                                                                              352,366        353,149

                                 EXHIBIT IV-2

              Pro Forma Analysis Sheet:  Fully Demutualized Basis

                           PRO FORMA ANALYSIS SHEET
                               NCRIC Group, Inc.
                         Prices as of December 4, 1998

                                                                        Peer Group                Med. Malpractice Subgroup
                                                               ----------------------------  ----------------------------------
Price Multiple                   Symbol       Subject (1)           Mean          Median              Mean             Median
--------------                   ------       -----------           ----          ------              ----             ------
Price-earnings ratio       =       P/E              8.66x         26.00x          14.31x             24.87             16.52x

Price-book ratio           =       P/B              52.1%         148.3%          116.5%             157.8%            151.8%

Price-assets ratio         =       P/A              17.9%          37.4%           26.1%              50.1%             48.9%

Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)        $2,890,000                ESOP Stock Purchases (E)                10.00% (5)
Pre-Conversion Book Value (B)     $31,630,284                Cost of ESOP Borrowings (S)              0.00% (4)
Pre-Conv. Tang. Book Value (B)    $26,723,284                ESOP Amortization (T)                   10.00 years
Pre-Conversion Assets (A)        $135,849,582                Stock Award Plan Amount (M)              5.00%
Reinvestment Rate (2)(R)                 3.30%               Stock Award Plan Vesting (N)             5.00 years (5)
Est. Conversion Expenses (3)(X)          4.00%               Acquisition Shares (F)                   1.06%
Tax rate (TAX)                          34.00%               Tax Benefit (Z)                             0
                                                             Percentage Sold (PCT)                  100.00%


Calculation of Pro Forma Value After Conversion
-----------------------------------------------

1.    V=            P/E * (Y)                                              V=   $28,301,028
         --------------------------------------------------
         1 - P/E * PCT * ((1-X-E-M-F)*R - (1-TAX)*E/T - (1-TAX)*M/N)

2.    V=            P/B  *  (B+Z)                                          V=   $28,302,846
         --------------------------
         1 - P/B * PCT * (1-X-E-M-F)

3.    V=            P/A * (A+Z)                                            V=   $28,300,663
         --------------------------
         1 - P/A * PCT * (1-X-E-M-F)

                                                                    Gross         Shares                            Aggregate
                              Shares Sold to      Price Per       Offering       Issued to      Total Shares       Market Value
Conclusion                       Public             Share         Proceeds     HCI Principals      Issued        of Stock Issued
----------                       ------             -----         --------     --------------      ------        ---------------
Minimum                        2,380,000            10.00       $23,800,000       30,000          2,410,000       $24,100,000
Midpoint                       2,800,000            10.00        28,000,000       30,000          2,830,000        28,300,000
Maximum                        3,220,000            10.00        32,200,000       30,000          3,250,000        32,500,000

---------------------------------------------------------
(1) Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 5.00 percent, and a tax rate of
    34.00 percent.
(3) Offering expenses shown at estimated midpoint value.
(4) No cost is applicable since holding company will fund the ESOP loan.
(5) ESOP and Stock Award Plan amortize over 10 years and 5 years, respectively; amortization expenses tax effected at 34.00 percent.

                                 EXHIBIT IV-3

       Pro Forma Effects of Offering Proceeds:  Fully Demutualized Basis

                      PRO FORMA EFFECT OF OFFERING PROCEEDS
                                NCRIC Group, Inc.
                                 At the Minimum

1.    Offering Proceeds                                                                                                $23,800,000
      Less: Estimated Offering Expenses                                                                                    952,000
                                                                                                                           -------
      Net Offering Proceeds                                                                                            $22,848,000


2.    Estimated Additional Income from Offering Proceeds

      Net Offering Proceeds                                                                                            $22,848,000
      Less: Capital Expenditures                                                                                                 0
      Less: Non-Cash Stock Purchases (1)                                                                                 3,570,000
                                                                                                                         ---------
      Net Proceeds Reinvested                                                                                          $19,278,000
      Estimated net incremental rate of return                                                                                3.30%
                                                                                                                             -----
      Earnings Increase                                                                                                   $636,174
          Less: Estimated cost of ESOP borrowings (2)                                                                            0
          Less: Amortization of ESOP borrowings (3)                                                                        157,080
          Less: Stock Award Plan Vesting (4)                                                                               157,080
                                                                                                                           -------
      Net Earnings Increase                                                                                               $322,014


                                                                                                     Net
                                                                                Before             Earnings                After
3.    Pro Forma Earnings                                                       Offering            Increase              Offering
                                                                               --------            --------              --------

      12 Months ended September 30, 1998 (reported)                            $2,890,000          $322,014             $3,212,014
      Estimated Core Earnings                                                  $2,809,000          $322,014             $3,131,014

                                                                 Before        Net Cash          Tax Benefit               After
4.    Pro Forma Net Worth                                       Offering       Proceeds        Of Contribution           Offering
                                                                --------       --------        ---------------           --------

      September 30, 1998                                      $31,630,284     $19,278,000                $0            $50,908,284
      September 30, 1998 (Tangible)                           $26,723,284     $19,278,000                $0            $46,001,284

                                                                 Before        Net Cash          Tax Benefit               After
5.    Pro Forma Assets                                          Offering       Proceeds        Of Contribution           Offering
                                                                --------       --------        ---------------           --------

      September 30, 1998                                     $135,849,582     $19,278,000                $0           $155,127,582


(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP and Stock Award Plan stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 10 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                     PRO FORMA EFFECT OF OFFERING PROCEEDS
                               NCRIC Group, Inc.
                                At the Midpoint

1.    Offering Proceeds                                                                                      $28,000,000
      Less: Estimated Offering Expenses                                                                        1,120,000
                                                                                                               ---------
      Net Offering Proceeds                                                                                  $26,880,000


2.    Estimated Additional Income from Offering Proceeds

      Net Offering Proceeds                                                                                  $26,880,000
      Less: Capital Expenditures                                                                                       0
      Less: Non-Cash Stock Purchases (1)                                                                       4,200,000
                                                                                                               ---------
      Net Proceeds Reinvested                                                                                $22,680,000
      Estimated net incremental rate of return                                                                      3.30%
                                                                                                                   -----
      Earnings Increase                                                                                         $748,440
          Less: Estimated cost of ESOP borrowings (2)                                                                  0
          Less: Amortization of ESOP borrowings (3)                                                              184,800
          Less: Stock Award Plan Vesting (4)                                                                     184,800
                                                                                                                 -------
      Net Earnings Increase                                                                                     $378,840


                                                                                              Net
                                                                        Before             Earnings              After
3.    Pro Forma Earnings                                               Offering            Increase            Offering
                                                                       --------            --------            --------

      12 Months ended September 30, 1998 (reported)                   $2,890,000           $378,840           $3,268,840
      Estimated Core Earnings                                         $2,809,000           $378,840           $3,187,840

                                                        Before        Net Cash           Tax Benefit             After
4.    Pro Forma Net Worth                              Offering       Proceeds         Of Contribution         Offering
                                                       --------       --------         ---------------         --------

      September 30, 1998                             $31,630,284     $22,680,000                 $0          $54,310,284
      September 30, 1998 (Tangible)                  $26,723,284     $22,680,000                 $0          $49,403,284

                                                        Before        Net Cash           Tax Benefit             After
5.    Pro Forma Assets                                 Offering       Proceeds         Of Contribution         Offering
                                                       --------       --------         ---------------         --------

      September 30, 1998                            $135,849,582     $22,680,000                 $0         $158,529,582


(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP and Stock Award Plan stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 10 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                     PRO FORMA EFFECT OF OFFERING PROCEEDS
                               NCRIC Group, Inc.
                                At the Maximum


1.     Offering Proceeds                                                                                        $ 32,200,000
       Less: Estimated Offering Expenses                                                                           1,288,000
                                                                                                                 -----------
       Net Offering Proceeds                                                                                    $ 30,912,000

2.   Estimated Additional Income from Offering Proceeds

     Net Offering Proceeds                                                                                      $ 30,912,000
     Less: Capital Expenditures                                                                                            0
     Less: Non-Cash Stock Purchases (1)                                                                            4,830,000
                                                                                                                 -----------
     Net Proceeds Reinvested                                                                                    $ 26,082,000
     Estimated net incremental rate of return                                                                           3.30%
                                                                                                                 -----------
     Earnings Increase                                                                                          $    860,706
         Less: Estimated cost of ESOP borrowings (2)                                                                       0
         Less: Amortization of ESOP borrowings (3)                                                                   212,520
         Less: Stock Award Plan Vesting (4)                                                                          212,520
                                                                                                                 -----------
     Net Earnings Increase                                                                                      $    435,666

                                                                                                   Net
                                                                          Before                 Earnings           After
3.   Pro Forma Earnings                                                  Offering                Increase         Offering
                                                                         --------                --------         --------

     12 Months ended September 30, 1998 (reported)                      $ 2,890,000            $    435,666     $  3,325,666
     Estimated Core Earnings                                            $ 2,809,000            $    435,666     $  3,244,666

                                                         Before           Net Cash            Tax Benefit         After
4.   Pro Forma Net Worth                                Offering          Proceeds          Of Contribution      Offering
                                                        --------          --------          ---------------      --------

     September 30, 1998                               $ 31,630,284      $26,082,000                      $0     $ 57,712,284
     September 30, 1998 (Tangible)                    $ 26,723,284      $26,082,000                      $0     $ 52,805,284

                                                         Before           Net Cash            Tax Benefit         After
5.   Pro Forma Assets                                   Offering          Proceeds          Of Contribution      Offering
                                                        --------          --------          ---------------      --------

     September 30, 1998                               $135,849,582      $26,082,000                      $0     $161,931,582


(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP and Stock Award Plan stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 10 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                                 EXHIBIT IV-4

                 Pro Forma Analysis:  Minority Stock Offering

                           PRO FORMA ANALYSIS SHEET
                               NCRIC Group, Inc.
                         Prices as of December 4, 1998


                                                                                Peer Group             Med. Malpractice Subgroup
                                                                      -----------------------------   ---------------------------
Price Multiple                        Symbol       Subject (1)             Mean           Median            Mean      Median
--------------                        ------       -----------             ----           ------            ----      ------
Price-earnings ratio         =         P/E              9.35 x           26.00x           14.31x           24.87      16.52x

Price-book ratio             =         P/B             70.25%            148.3%           116.5%          157.8%      151.8%

Price-assets ratio           =         P/A             19.58%             37.4%            26.1%           50.1%       48.9%

Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)              $2,890,000              ESOP Stock Purchases (E)                       10.00% (5)
Pre-Conversion Book Value (B)           $31,630,284              Cost of ESOP Borrowings (S)                     0.00% (4)
Pre-Conv. Tang. Book Value (B)          $26,746,284              ESOP Amortization (T)                          10.00 years
Pre-Conversion Assets (A)              $135,849,582              Stock Award Plan Amount (M)                     5.00%
Reinvestment Rate (2)(R)                       3.30%             Stock Award Plan Vesting (N)                    5.00 years (5)
Est. Conversion Expenses (3)(X)                7.73%             Acquisition Shares (F)                          2.68%
Tax rate (TAX)                                34.00%             Tax Benefit (Z)                                    0
                                                                 Percentage Sold (PCT)                          40.64%


Calculation of Pro Forma Value After Conversion
-----------------------------------------------

1.    V=                 P/E * (Y)                                                   V=      $28,300,000
            -----------------------------------------------------------------
            1 -  P/E  * PCT *  ((1-X-E-M-F)*R  -  (1-TAX)*E/T  - (1-TAX)*M/N)

2.    V=                 P/B  *  (B+Z)                                               V=      $28,300,000
            -------------------------
              1 - P/B * PCT * (1-X-E-M-F)

3.    V=                 P/A * (A+Z)                                                 V=      $28,300,000
            -------------------------
              1 - P/A * PCT * (1-X-E-M-F)

                                                                                          Shares                      Aggregate
                                          Shares Sold to   Price Per    Gross Offering   Issued to   Total Shares    Market Value
Conclusion                   MHC Shares      Public          Share       Proceeds        HCI Prin.      Issued     of Stock Issued
-----------                  ----------      ------          -----       --------        ---------      ------     ---------------
Minimum                      1,428,000         952,000       10.00       9,520,000        30,000       982,000        9,820,000
Midpoint                     1,680,000       1,120,000       10.00      11,200,000        30,000     1,150,000       11,500,000
Maximum                      1,932,000       1,288,000       10.00      12,880,000        30,000     1,318,000       13,180,000

-----------------------------------------------------------------
(1) Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 5.00 percent, and a tax rate of
    34.00 percent.
(3) Offering expenses shown at estimated midpoint value.
(4) No cost is applicable since holding company will fund the ESOP loan.
(5) ESOP and Stock Award Plan amortize over 10 years and 5 years, respectively; amortization expenses tax effected at 34.00 percent.

                                 EXHIBIT IV-5

        Pro Forma Effect of Offering Proceeds:  Minority Stock Offering

                     PRO FORMA EFFECT OF OFFERING PROCEEDS
                               NCRIC Group, Inc.
                   At the Minimum Pursuant to MHC Structure
                   Assumes Sale of 40% of Outstanding Shares


1.            Offering Proceeds                                                                                          $9,520,000
              Less: Estimated Offering Expenses                                                                             831,000
                                                                                                                            -------
              Net Offering Proceeds                                                                                      $8,689,000


2.            Estimated Additional Income from Offering Proceeds

              Net Offering Proceeds                                                                                      $8,689,000
              Less: Capital Expenditures                                                                                          0
              Less: Non-Cash Stock Purchases (1)                                                                          1,428,000
                                                                                                                          ---------
              Net Proceeds Reinvested                                                                                    $7,261,000
              Estimated net incremental rate of return                                                                         3.30%
                                                                                                                              -----
              Earnings Increase                                                                                            $239,613
                  Less: Estimated cost of ESOP borrowings (2)                                                                     0
                  Less: Amortization of ESOP borrowings (3)                                                                  62,832
                  Less: Stock Award Plan Vesting (4)                                                                         62,832
                                                                                                                             ------
              Net Earnings Increase                                                                                        $113,949


                                                                                                       Net
                                                                         Before                      Earnings           After
3.            Pro Forma Earnings                                        Offering                     Increase          Offering
                                                                        --------                     --------          --------

              12 Months ended September 30, 1998 (reported)               $2,890,000                   $113,949          $3,003,949
              Estimated Core Earnings                                     $2,809,000                   $113,949          $2,922,949

                                                        Before          Net Cash                    Tax Benefit         After
4.            Pro Forma Net Worth                      Offering         Proceeds                 Of Contribution       Offering
                                                       --------         --------                 ---------------       --------

              September 30, 1998                       $31,630,284        $7,261,000                         $0         $38,891,284
              September 30, 1998 (Tangible)            $26,746,284        $7,261,000                         $0         $34,007,284

                                                        Before          Net Cash                    Tax Benefit         After
5.            Pro Forma Assets                         Offering         Proceeds                 Of Contribution       Offering
                                                       --------         --------                 ---------------       --------

              September 30, 1998                      $135,849,582        $7,261,000                         $0        $143,110,582


(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 5 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                     PRO FORMA EFFECT OF OFFERING PROCEEDS
                               NCRIC Group, Inc.
                   At the Midpoint Pursuant to MHC Structure
                   Assumes Sale of 40% of Outstanding Shares

1.     Offering Proceeds                                                                                         $11,200,000
       Less: Estimated Offering Expenses                                                                             866,000
                                                                                                                     -------
       Net Offering Proceeds                                                                                     $10,334,000


2.     Estimated Additional Income from Offering Proceeds

       Net Offering Proceeds                                                                                     $10,334,000
       Less: Capital Expenditures
       Less: Non-Cash Stock Purchases (1)                                                                          1,680,000
                                                                                                                   ---------
       Net Proceeds Reinvested                                                                                    $8,654,000
       Estimated net incremental rate of return                                                                        3.30%
                                                                                                                       -----
       Earnings Increase                                                                                            $285,582
           Less: Estimated cost of ESOP borrowings (2)                                                                     0
           Less: Amortization of ESOP borrowings (3)                                                                  73,920
           Less: Stock Award Plan Vesting (4)                                                                         73,920
                                                                                                                      ------
       Net Earnings Increase                                                                                        $137,742



                                                                                                     Net
                                                                              Before              Earnings           After
3.     Pro Forma Earnings                                                    Offering             Increase          Offering
                                                                             --------             --------          --------

       12 Months ended September 30, 1998 (reported)                         $2,890,000           $137,742         $3,027,742
       Estimated Core Earnings                                               $2,809,000           $137,742         $2,946,742

                                                            Before           Net Cash            Tax Benefit         After
4.     Pro Forma Net Worth                                 Offering          Proceeds         Of Contribution       Offering
                                                           --------          --------         ---------------       --------

       September 30, 1998                                 $31,630,284        $8,654,000                 $0        $40,284,284
       September 30, 1998 (Tangible)                      $26,746,284        $8,654,000                 $0        $35,400,284

                                                            Before           Net Cash            Tax Benefit         After
5.     Pro Forma Assets                                    Offering          Proceeds         Of Contribution       Offering
                                                           --------          --------         ---------------       --------

       September 30, 1998                                $135,849,582        $8,654,000                 $0       $144,503,582

(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 5 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                     PRO FORMA EFFECT OF OFFERING PROCEEDS
                               NCRIC Group, Inc.
                   At the Maximum Pursuant to MHC Structure
                   Assumes Sale of 40% of Outstanding Shares

1.      Offering Proceeds                                                                                          $  12,880,000
        Less: Estimated Offering Expenses                                                                                900,000
                                                                                                                    ------------
        Net Offering Proceeds                                                                                      $  11,980,000

2.    Estimated Additional Income from Offering Proceeds

      Net Offering Proceeds                                                                                        $  11,980,000
      Less: Capital Expenditures                                                                                               0
      Less: Non-Cash Stock Purchases (1)                                                                               1,932,000
                                                                                                                    ------------
      Net Proceeds Reinvested                                                                                      $  10,048,000
      Estimated net incremental rate of return                                                                              3.30%
                                                                                                                    ------------
      Earnings Increase                                                                                            $     331,584
          Less: Estimated cost of ESOP borrowings (2)                                                                          0
          Less: Amortization of ESOP borrowings (3)                                                                       85,008
          Less: Stock Award Plan Vesting (4)                                                                              85,008
                                                                                                                    ------------
      Net Earnings Increase                                                                                        $     161,568

                                                                                                  Net
                                                                               Before           Earnings               After
3.    Pro Forma Earnings                                                      Offering          Increase             Offering
                                                                              --------          --------             --------

      12 Months ended September 30, 1998 (reported)                          $  2,890,000     $       161,568      $   3,051,568
      Estimated Core Earnings                                                $  2,809,000     $       161,568      $   2,970,568

                                                                 Before        Net Cash         Tax Benefit           After
4.    Pro Forma Net Worth                                       Offering       Proceeds       Of Contribution        Offering
                                                                --------       --------       ---------------        --------

      September 30, 1998                                      $ 31,630,284   $ 10,048,000     $             0      $  41,678,284
      September 30, 1998 (Tangible)                           $ 26,746,284   $ 10,048,000     $             0      $  36,794,284

                                                                 Before        Net Cash         Tax Benefit           After
5.    Pro Forma Assets                                          Offering       Proceeds       Of Contribution        Offering
                                                                --------       --------       ---------------        --------

      September 30, 1998                                      $135,849,582   $ 10,048,000     $             0      $ 145,897,582

(1) Includes ESOP and Stock Award Plan stock purchases equal to 10.0 and 5.0 percent of the offering, respectively.
(2) ESOP stock purchases are internally financed by a loan from the holding company.
(3) ESOP borrowings are amortized over 5 years, amortization expense is tax-effected at a 34.00 percent rate.
(4) Stock Award Plan is amortized over 5 years, and amortization expense is tax effected at 34.00 percent.

                                  EXHIBIT V-1

                               RP Financial, LC.
                         Firm Qualifications Statement

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants             FIRM QUALIFICATION STATEMENT


  RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, careful structuring of strategic plans and transactions and providing sophisticated valuation analyses consistent with accepted valuation practices. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

  STRATEGIC AND CAPITAL PLANNING

  RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

  MERGER AND ACQUISITION SERVICES

  RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

  VALUATION SERVICES

  RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, thrift mutual-to-stock conversions, insurance company demutualizations, ESOPs, subsidiary companies, mark-to-market transactions and various other corporation valuation requirements. Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

  OTHER CONSULTING SERVICES AND DATA BASES

  RP Financial offers a variety of other services including branching and/or diversification strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources and proprietary valuation and financial simulation models.

  YEAR 2000 SERVICES

  RP Financial, through a relationship with a computer research and development company with a proprietary methodology, offers Year 2000 advisory and conversion services to financial services companies which are more cost effective and less disruptive than most other providers of such service.

  RP Financial's Key Personnel (Years of Relevant Experience)
     Ronald S. Riggins, Managing Director (19)
     William E. Pommerening, Managing Director (15)
     Gregory E. Dunn, Senior Vice President (17)
     James P. Hennessey, Senior Vice President (14)
     James J. Oren, Senior Vice President (12)